   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996



                                                      REGISTRATION NO. 333-12977

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                               IMPSAT CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            4899
   (STATE OR OTHER JURISDICTION          (PRIMARY INDUSTRIAL                    52-1910372
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       (IRS EMPLOYER IDENTIFICATION
                                                                                 NUMBER)

                                             IMPSAT S.A.
                              (REGISTRANT WITH RESPECT TO THE GUARANTEE)
                       ARGENTINA                                             4899
              (STATE OR OTHER JURISDICTION                            (PRIMARY INDUSTRIAL
           OF INCORPORATION OR ORGANIZATION)                      CLASSIFICATION CODE NUMBER)

                                                                        RICHARD HORNER
               ALFEREZ PAREJA 256 (1107)                               IMPSAT USA, INC.
                BUENOS AIRES, ARGENTINA                               ONE FINANCIAL PLAZA
                     (541) 362-4240                              FT. LAUDERDALE, FLORIDA 33394
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                   (954) 779-7171
                        INCLUDING                        (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE
  AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE      NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                         OFFICES)                                SERVICE FOR EACH REGISTRANT)

                               ------------------

                    Please send copies of communications to:

                             NEIL M. GOODMAN, ESQ.
                                ARNOLD & PORTER
                           555 TWELFTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1202
                                (202) 942-5191

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES
                                TO THE PUBLIC:

    As soon as possible after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                                               PROPOSED        PROPOSED
                                                               MAXIMUM         MAXIMUM
                                                AMOUNT         OFFERING       AGGREGATE       AMOUNT OF
TITLE OF EACH CLASS OF                          TO BE         PRICE PER        OFFERING      REGISTRATION
SECURITIES TO BE REGISTERED                   REGISTERED       NOTE(1)         PRICE(1)         FEE(2)
-----------------------------------------------------------------------------------------------------------
12 1/8% Senior Guaranteed Notes due 2003...   $125,000,000     $102.63       $128,281,250      $44,235
-----------------------------------------------------------------------------------------------------------
Guarantee of the Notes.....................        --             --              --             (3)
-----------------------------------------------------------------------------------------------------------
Total......................................   $125,000,000     $102.63       $128,281,250      $44,235
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 457(f) under the Securities Act of 1933, the registration fee has been calculated based on the average of the bid and asked prices in the PORTAL market on September 24, 1996 of the 12 1/8% Senior Guaranteed Notes due 2003 of the Company, for which the securities registered hereby will be exchanged.


(2) The filing fee was paid on September 25, 1996.



(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantee (as defined herein).

                               ------------------

     THE REGISTRANTS HEREBY AMEND THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


PROSPECTUS
SUBJECT TO COMPLETION, DATED NOVEMBER 20, 1996


                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                    12 1/8% SENIOR GUARANTEED NOTES DUE 2003

                                      FOR

                    12 1/8% SENIOR GUARANTEED NOTES DUE 2003

                                       OF

                               IMPSAT CORPORATION

                                 GUARANTEED BY

                                  IMPSAT S.A.
                             ---------------------
                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                  ON                   , 1996 UNLESS EXTENDED
                             ---------------------

     IMPSAT Corporation, a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding 12 1/8% Senior Guaranteed Notes due 2003 (the "Old Notes"), of which an aggregate of $125,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 12 1/8% Senior Guaranteed Notes due 2003 (the "New Notes"). The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of an indenture dated as of July 30, 1996, governing the Old Notes and the New Notes (the "Indenture"). The Indenture provides for the issuance of both the New Notes and the Old Notes. The New Notes and the Old Notes are sometimes referred herein collectively as the "Notes" or the "Senior Notes."

                                                        (Continued on next page)
                             ---------------------

FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY ELIGIBLE
         HOLDERS IN EVALUATING THE EXCHANGE OFFER. SEE "RISK
                   FACTORS" BEGINNING ON PAGE 20.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
              CONTRARY IS A CRIMINAL OFFENSE.  THE DATE OF THIS
                      PROSPECTUS IS               , 1996

     The Notes will bear interest at the rate of 12 1/8% per annum and interest will be payable semi-annually in cash on January 15 and July 15 of each year, commencing January 15, 1997, to holders of record on the immediately preceding January 1 and July 1. See "Description of the New Notes."


     The Notes have the benefit of a guarantee (the "Guarantee") issued on a senior unsecured basis by IMPSAT S.A., the Company's Argentine operating subsidiary ("IMPSAT Argentina" or the "Guarantor"). The Notes and the Guarantee will be unsecured, unsubordinated obligations of the Company and the Guarantor, respectively, will rank pari passu in right of payment with all existing and future unsecured, unsubordinated obligations and will be senior in right of payment to all subordinated indebtedness of the Company and the Guarantor, respectively. The Company is a holding company. As an equity holder of its subsidiaries, the right of the Company to receive assets from a subsidiary upon the bankruptcy, liquidation or reorganization of such subsidiary (and therefore the right of the holders of the Notes to participate in those assets) will be effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries (other than the Guarantor) except to the extent that the Company is recognized as a creditor of the subsidiary. Although the proceeds of the Old Notes have been or will be distributed to the Company's subsidiaries in the form of intercompany loans (thereby creating a creditor-debtor relationship between the Company and its subsidiaries), there are no restrictions upon the Company's ability to capitalize such amounts at a later date. On September 30, 1996, on an as adjusted basis and excluding inter-company payables to the Company or the Guarantor, the Company's subsidiaries (other than the Guarantor) had approximately $47.3 million of liabilities, including approximately $32.4 million of indebtedness. At such date and on such an as adjusted basis, the Company's operating subsidiaries (including the Guarantor) had a total of approximately $22.3 million of secured indebtedness. The Notes would also be subordinated to certain statutorily created preferences in the countries in which the Company's subsidiaries operate with respect to certain liabilities of the Company's subsidiaries, such as accrued tax liabilities and accrued salary, severance, social security and pension liabilities.


     At any time on or prior to July 15, 1999, the Company may, at its option from time to time, redeem Notes having an aggregate principal amount of up to $25 million at a redemption price equal to 112.125% of the principal amount thereof on the redemption date, together with accrued and unpaid interest thereon, with the net cash proceeds of one or more public or private issuances of common stock of the Company ("Equity Offerings"); provided that (i) Notes having an aggregate principal amount of at least $100 million remain outstanding after each such redemption and (ii) each such redemption occurs within 180 days after consummation of such Equity Offering.

     Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Lack of Public Market."

     The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by the DTC and its participants. After the initial issuance of such global note, New Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "Description of the Notes -- Book Entry; Delivery and Form" and "Description of the Notes -- Certificated Notes."

     The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time,
on        , 1996 (if and as extended, the "Expiration

Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return all previously tendered Old Notes to the holders thereof.

     Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities
Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act, in connection with resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


     The Company believes that none of the registered holders of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company and the Guarantor with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a site on the World Wide Web ("WWW") which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's WWW site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     During such times as the Company is not subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company has agreed that for so long as any of the Notes remain outstanding to furnish to the holders of the Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms. In addition, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Old Notes for New Notes or until such time as the holders thereof have disposed of such Old Notes pursuant to an effective registration statement filed by the Company. From and after the time the Company files a registration statement with the Commission with respect to the New Notes, the Company will file such quarterly and annual information with the Commission.

     No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither this Prospectus nor the accompanying Letter of Transmittal or both together constitute an offer to sell or a solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal or both together, nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.
                            ------------------------

     All but one of the directors and executive officers of the Company and the Guarantor (as well as certain experts named in this Memorandum) reside outside of the United States. Virtually all of the assets of such persons, the Company and the Guarantor are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal or state securities laws.

     The following discussion with respect to the enforceability of certain U.S. court judgments in Argentina is based upon advice provided to the Company and the Guarantor by Nicholson & Cano, Argentine counsel to the Company and the Guarantor. The United States and Argentina currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in Argentina. In order to enforce any U.S. judgment in Argentina, proceedings must be initiated by way of a common law action before a court of competent jurisdiction in Argentina. In such a common law action, an Argentine court generally will not (subject to the following sentence) reinvestigate the merits of the original matter decided by a U.S. court and will order summary judgment on the basis that there is no defense to the claim for payment. The entry of an enforcement order by an Argentine court is conditioned upon the following: (a) the U.S. court had jurisdiction over the original proceeding; (b) the judgment is final and conclusive on the merits and is for a definite sum of money; (c) the judgment does not contravene Argentine public policy; (d) the judgment is not for a tax, penalty or judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained; (e) the judgment has not been obtained by fraud; (f) the defendant against whom the enforcement of the judgment is sought was duly served with a summons in the original proceeding; and (g) the judgment is not contrary to a prior or simultaneous judgment of an Argentine court. Subject to the foregoing, purchasers of Notes may be able to enforce in Argentina judgments in civil and commercial matters obtained from U.S. federal or state courts; however, there can be no assurance that such judgments will be enforceable. In addition, there is doubt as to whether an Argentine court would accept jurisdiction and impose civil liability in an original action predicated solely upon U.S. federal securities law. The Company and the Guarantor have appointed CT Corporation System as agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York, and the Company and the Guarantor have submitted to the jurisdiction of such courts in connection with such suits, actions or proceedings.

                            ------------------------

     The terms VSAT(R), Dataplus(R), Teledatos(R), Regional Teleport(R), Difusat(R), Interplus(R) and Global Fax(R) are service marks or trademarks of the Company or its subsidiaries that are registered or otherwise protected under the laws of various jurisdictions.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term "Company" refers to IMPSAT Corporation and its combined subsidiaries. Financial data for the Company and the Guarantor are presented in accordance with United States generally accepted accounting principles. Certain of the information contained in this summary and elsewhere in this Prospectus, including that set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's plans and strategy for its business and related financing, are forward-looking statements which are based on a number of assumptions and are subject to significant business, economic and competitive uncertainties which are beyond the control of the Company. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, investors should carefully consider the information set forth under the caption "Risk Factors." Certain information contained herein is derived from industry research data which the Company has not independently verified. See "Glossary" for the definition of certain terms used in this Prospectus.

                                  THE COMPANY


     The Company is a leading provider of private telecommunications network services in Latin America. The Company provides private network integrated data and voice telecommunications services for national and multinational companies, financial institutions, governmental agencies and other business customers in Latin America. The Company believes that it operates one of the largest shared hub VSAT networks in Latin America. A substantial majority of the Company's revenues currently are derived from Argentina and Colombia. The Company is an established provider of such services in Venezuela and Ecuador and recently has commenced operations in Mexico and the United States. Services are provided through the Company's advanced telecommunications networks comprised of owned teleports, earth stations, fiber optic and microwave links, and leased satellite and fiber optic capacity.


     The Company has grown rapidly since the commencement of its operations in Argentina in 1990. Its customer base has expanded from 125 customers in two countries as of December 31, 1992 to 656 customers in six countries as of December 31, 1995. During the same period, total revenues on a combined basis have grown from $20 million to $106 million, and EBITDA (as defined) has grown from $7.9 million to $27.5 million. Contracts with customers are generally denominated in, or tied to the value of, U.S. dollars, with terms that range from six months to five years, but generally are for three years in duration. Contracts generally may be terminated by customers without penalty.

     The Company's goal is to become the leading provider of private telecommunications network services in Latin America. The key elements of the Company's strategy include: (i) providing tailor-made solutions to meet the particular telecommunications needs of its customers; (ii) delivering premium services using state-of-the-art telecommunications technology that is updated and improved on an ongoing basis, as well as round-the-clock customer support;
(iii) expanding the Company's revenue base by taking advantage of increasing demand for new services from existing customers, increasing the customer base in each of the countries in which it operates and, potentially, expanding its operations into Brazil; and (iv) utilizing a mix of technologies and suppliers.

     The Company anticipates continued growth in the demand for private telecommunications network services in Latin America. Continued deregulation of the telecommunications market throughout the region should lead to growth in the telecommunications sector, which is relatively limited as compared with more developed countries. As the Latin American telecommunications sector matures, the Company believes that the proportionate share accounted for by data transmission services will also increase, as it has in more developed countries. The Company also expects that continuing economic growth in Latin America will bring greater opportunities for expansion and that economic integration of the Latin American countries should add to the demand for private network services in the region.

     The Company believes it has significant advantages over its competitors as a result of its: (i) operating experience as a pioneer in providing shared hub VSAT services; (ii) ability to provide diverse, cost-efficient networking solutions; (iii) superior marketing skill, knowledge of the customer's needs and responsiveness; and (iv) position as a market leader and its significant existing network infrastructure in its markets.

     The Company is a privately-held corporation, with two stockholders. Seventy-five percent of the common stock of the Company is controlled by the Pescarmona group, a prominent Argentine industrial group, and the remaining 25% is controlled by STET International Netherlands NV ("STET International"), a wholly-owned subsidiary of STET International SpA, the international communications affiliate of the Italian telecommunications holding company STET SpA ("STET"). The Company's business commenced in 1990 in Argentina. In 1991 and 1992, operating companies were established in Colombia and Venezuela. IMPSAT Corporation was organized in 1994 as a Delaware holding company and the capital stock of the operating companies (other than IMPSAT Argentina) was contributed to IMPSAT Corporation in 1995. On July 5, 1996, 51% of the capital stock of IMPSAT Argentina was contributed to IMPSAT Corporation.

     In 1990 the STET group invested $10 million for a 25% equity stake in IMPSAT Argentina; and in 1994 STET group invested a total of $65.9 million for a 25% equity stake in IMPSAT Corporation (which, at that time, did not hold an equity interest in IMPSAT Argentina). STET International employees are seconded to the Company and its subsidiaries from time to time. The Company believes its relationship with STET International provides it with additional expertise and opportunities in the telecommunications business. STET is the holding company for one of the world's largest telecommunications operators, Telecom Italia, S.p.A. ("Telecom Italia"), through which STET operates the Italian national telephone company.


     STET International owns 25% of Corporacion Interamericana de Telecomunicaciones, S.A. de CV, a company that holds 49% of Empresa de Telecomunicaciones de Cuba, S.A. ("ETECSA"), the public telecommunications operator in Cuba. Volante de Comercio, an indirect subsidiary of STET, owns 49% of Sociedad Cubana de Telecomunicaciones, S.A., a Cuban company established for the manufacture and sale of telecommunications equipment. SEAT, Divisione STET S.p.A. has assembled and printed the 1996 edition of the Cuban telephone directories for ETECSA. The Company does not conduct any business with the government of Cuba or with any person or affiliate located in Cuba. This information is accurate as the date hereof. Current information with respect to such holdings may be obtained from the Florida Department of Banking and Finance, The Capital, Tallahassee, Florida 32399-0350; telephone number (904) 488-9805.


     The Company's principal offices are located at Alferez Pareja 256 (1107), Buenos Aires, Argentina and its telephone number is (541) 362-4240.

                                  THE EXCHANGE

THE EXCHANGE OFFER............    The Company is offering to exchange $1,000
                                  principal amount of New Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted. The Company will issue the New Notes on or promptly after the Expiration Date. There are $125,000,000 aggregate principal amount of Old Notes outstanding. See "The Exchange Offer."

                                  Based on an interpretation of the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. In the event that the Company's belief is inaccurate, holders of New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify holders against such liability. The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes (i) in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction or (ii) if any holder is engaged or intends to engage in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution."


EXPIRATION DATE...............    The Exchange Offer will expire at 5:00 p.m.,
                                  New York City time, on                , 1996,
                                  unless extended, in which case the term
                                  "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration
                                  Date. The New Notes issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date.

CONDITIONS TO THE EXCHANGE
OFFER.........................    The Company may terminate the Exchange Offer
                                  if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation, any interpretation by the staff of the Commission of any existing law, statute, rule or regulation or the failure to obtain any necessary approvals of governmental agencies or holders of the Old Notes. The
                                  Company does not expect any of the foregoing conditions to occur, although there can be no assurances any such conditions will not occur.

PROCEDURES FOR TENDERING
NOTES.........................    Each holder of Old Notes wishing to accept the
                                  Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old
                                  Notes and any other required documentation to The Bank of New York, as Registrar, at the address set forth herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person has an arrangement or understanding with any person to participate in the distribution of such New
                                  Notes and that neither the holder nor any such other person is an "affiliate", as defined in Rule 405 under the Securities Act, of the Company.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............    Any beneficial owner whose Old Notes are
                                  registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old
                                  Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

GUARANTEED DELIVERY
PROCEDURES....................    Holders of Old Notes who wish to tender their
                                  Old Notes and whose Old Notes are not
                                  immediately available or who cannot deliver their Old Notes or the Letter of Transmittal to The Bank of New York, as Exchange Agent, prior to the Expiration Date, must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                  Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.............    Tenders of Old Notes may be withdrawn at any
                                  time prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN FEDERAL INCOME TAX
CONSIDERATIONS................    For a discussion of certain federal income tax
                                  considerations relating to the exchange of the New Notes for the Old Notes, see "Certain
                                  United States Federal Income Tax
                                  Considerations."

EXCHANGE AGENT................    The Bank of New York is the Exchange Agent.
                                  Its telephone number is (212) 815-6333. The address of the Exchange Agent is set forth in "The Exchange Offer -- Exchange Agent." The
                                  Bank of New York also serves as trustee under the Indenture.

SHELF REGISTRATION
STATEMENT.....................    Under certain circumstances described in the
                                  Registration Rights Agreement, certain holders of Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and use best efforts to cause to become effective, a shelf registration statement under the Securities
                                  Act, which would cover resales of Notes by such holders. See "Description of
                                  Notes -- Registration Rights."

CONDITIONS TO THE EXCHANGE
OFFER.........................    The Exchange Offer is not conditioned on any
                                  minimum principal amount of Old Notes being tendered for exchange. The Exchange Offer is subject to certain other customary conditions, each of which may be waived by the Company.
                                  See "The Exchange Offer -- Certain
                                  Conditions."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes. Whenever defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. In the Event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to January 30, 1997, the annual interest rate borne by the Notes will be increased by 0.5%. If the Exchange Offer is not consummated and the Shelf Registration statement is not declared effective by July 30, 1997, the annual interest rate borne by the Notes will be increased by an additional 0.5%. Upon consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the interest rate on the Notes will revert to the rate set forth on the cover page of this Prospectus. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from July 30, 1996. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from July 30, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

                                 THE NEW NOTES

SECURITIES OFFERED............    $125,000,000 Senior Guaranteed Notes due 2003.
                                  See "Description of the Notes."

MATURITY......................    July 15, 2003.

INTEREST......................    12 1/8% per annum payable semiannually in cash
                                  on January 15 and July 15 of each year,
                                  commencing January 15, 1997.

GUARANTEE.....................    The Notes will have the benefit of a guarantee
                                  issued on a senior, unsecured basis by IMPSAT
                                  Argentina, the Company's 51%-owned Argentine operating subsidiary.

ADDITIONAL AMOUNTS............    Any payments in respect of the Notes made by
                                  the Guarantor pursuant to the Guarantee will be made without withholding or deduction for or on account of any present or future taxes, duties, levies or other governmental charges of whatever nature imposed by or on behalf of the Republic of Argentina or any political subdivision or taxing authority thereof
                                  ("Argentine taxes"), unless such Argentine taxes are required by law or the interpretation or administration thereof, in which case the Guarantor will pay such additional amounts as may be necessary so that the net amount received by the holders after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See "Description of the
                                  Notes -- Additional Amounts."


RANKING.......................    The Notes and the Guarantee will be unsecured,
                                  unsubordinated indebtedness of the Company and the Guarantor, respectively, will rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness and will be senior in right of payment to all subordinated indebtedness of the Company and the Guarantor, respectively.
                                  At September 30, 1996, on an as adjusted basis, after giving effect to the Offering (as defined herein), the defeasance and repayment of the Guarantor's

                                  $30 million 9.5% Negotiable Obligations due
                                  1996 and the repayment of $61.5 million of other short-term obligations of the Company's subsidiaries with the proceeds of the Offering, the Company (on an unconsolidated basis) and the Guarantor (on a consolidated basis and excluding inter-company payables to the Company) had $4.4 million of indebtedness other than the Notes (which represents a guarantee of certain subsidiary indebtedness described below) and $31.1 million of indebtedness (other than the Guarantee), respectively, all of which were senior indebtedness. The Company is a holding company. As an equity holder of its subsidiaries, the right of the Company to receive assets from a subsidiary upon the bankruptcy, liquidation or reorganization of such subsidiary (and therefore the right of the holders of the Notes to participate in those assets) will be effectively subordinated to all liabilities, including trade payables, of the Company's subsidiaries (other than the Guarantor) except to the extent that the Company is recognized as a creditor of the subsidiary. Although the proceeds of the Old Notes have been or will be distributed to the Company's subsidiaries in the form of intercompany loans (thereby creating a creditor-debtor relationship between the Company and its subsidiaries), there are no restrictions upon the Company's ability to capitalize such amounts at a later date. On September 30, 1996, on an as adjusted basis and excluding inter-company payables to the Company or the Guarantor, the Company's subsidiaries (other than the Guarantor) had approximately $47.3 million of liabilities, including approximately $32.4 million of indebtedness. At such date and on such an as adjusted basis, the Company's operating subsidiaries (including the Guarantor) had a total of approximately $22.3 million of secured indebtedness. The Notes would also be subordinated to certain statutorily created preferences in the countries in which the Company's subsidiaries operate with respect to certain liabilities of the Company's subsidiaries, such as accrued tax liabilities and accrued salary, severance, social security and pension liabilities. The Company and its subsidiaries are expected to incur substantial amounts of additional indebtedness in the future, subject to compliance with the limitations contained in the Indenture. See "Risk Factors -- Significant Capital Requirements" and "Holding Company Structure:
                                  Effective Subordination of Notes to
                                  Obligations of Subsidiaries."


CERTAIN COVENANTS.............    The Indenture contains certain covenants
                                  which, among other things, restrict the
                                  ability of the Company and its restricted subsidiaries, including the Guarantor, to:
                                  incur additional indebtedness; create liens;
                                  engage in sale-leaseback transactions; make restricted payments; sell assets; create restrictions on the ability of restricted subsidiaries to make certain payments; issue or sell stock of certain subsidiaries; enter into transactions with stockholders or affiliates; and, with respect to the Company, consolidate, merge or sell all or substantially all of its assets. See
                                  "Description of the Notes -- Covenants."

REDEMPTION WITH PUBLIC OR
PRIVATE EQUITY PROCEEDS.......    At any time on or prior to July 15, 1999, the
                                  Company may, at its option from time to time, redeem Notes having an aggregate principal amount of up to $25 million at a redemption price equal to 112.125% of the principal amount thereof on the redemption date, together with accrued and unpaid interest thereon, with the net cash proceeds of one or more public or private issuances of common stock of the Company ("Equity Offerings");
                                  provided that (i) Notes having an aggregate principal amount of at least $100 million remain outstanding after each such redemption and (ii) each such redemption occurs within 180 days after consummation of such Equity
                                  Offering.


CHANGE OF CONTROL.............    Upon a Change of Control (as defined herein),
                                  the Company is required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued interest. However, certain transactions with affiliates may not be deemed to be a Change of Control. See "Description of the Notes -- Certain Definitions" and
                                  "-- Repurchase of Notes upon a Change of Control."


RISK FACTORS..................    See "Risk Factors," immediately following this
                                  Summary, for a discussion of certain risks that should be considered when evaluating an investment in the Notes.

                CORPORATE STRUCTURE AND SUMMARY OF INDEBTEDNESS


     The following chart summarizes the Company's corporate structure and the indebtedness at September 30, 1996 of IMPSAT Corporation and each of its operating subsidiaries (other than inter-company indebtedness) on an as adjusted basis after giving effect to the Offering (as defined herein) and the defeasance and repayment of IMPSAT Argentina's $30 million of 9.5% Negotiable Obligations due 1996 and the repayment of $61.5 million of other short-term obligations of the Company's subsidiaries with the proceeds of the Offering.


                                IMPSAT FLOWCHART
---------------


(1) Does not include a guarantee of $4.4 million of indebtedness of IMPSAT Venezuela. See "Description of Certain Indebtedness."

                                USE OF PROCEEDS



     On July 30, 1996 the Company issued $125 million principal amount of Old Notes (the "Offering"). The Old Notes were sold by the Company to a limited number of institutional investors pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Old Notes were priced at par and are guaranteed on a senior unsecured basis by IMPSAT Argentina. The Company has distributed and/or will distribute the net proceeds of the Offering, which totalled approximately $120 million, to its operating subsidiaries through inter-company loans. Such subsidiaries will in turn use the proceeds to repay certain other existing indebtedness in the amount of approximately $91.5 million and will use the remainder of such proceeds for working capital purposes including debt service obligations on their outstanding indebtedness.

                             SUMMARY FINANCIAL DATA

     The following summary financial and other data are for the Company on a combined basis and separately for IMPSAT Argentina and its consolidated subsidiaries in each case in accordance with U.S. GAAP. The Company's subsidiaries use the U.S. dollar as their functional currency. The Company owns less than a 100% equity interest in certain of its operating subsidiaries, including a 51% equity interest in IMPSAT Argentina, a 74% equity interest in IMPSAT Colombia and a 75% equity interest in Telecomunicaciones IMPSAT Venezuela. The financial data for the Company on a combined basis (including EBITDA) generally reflect 100% of the revenues and expenses for each of the Company's subsidiaries in operation during the relevant period, with the amounts of net income (loss) and stockholders' equity attributable to the minority interests in such subsidiaries deducted as a separate line item. The combined financial data contained herein are presented as if IMPSAT Corporation owned its current percentage of the capital stock of its subsidiaries during all periods, and as of all balance sheet dates, presented.


     The fiscal year of the Company and all of its subsidiaries, other than IMPSAT Argentina, ends on December 31, and IMPSAT Argentina's fiscal year ends on November 30. The combined financial results of the Company for the years ended December 31, 1993, 1994 and 1995 incorporate IMPSAT Argentina's results for the twelve months ended November 30, 1993, 1994 and 1995, respectively; and the combined financial results of the Company for the nine months ended September 30, 1995 and 1996 incorporate IMPSAT Argentina's results for the nine months ended August 31, 1995 and 1996, respectively.



     The summary financial data for the Company and for IMPSAT Argentina set forth below have been derived from the Company's combined financial statements and IMPSAT Argentina's consolidated financial statements, audited by Deloitte & Touche LLP and Deloitte & Touche, Argentina, respectively, independent auditors, whose reports thereon are included elsewhere in this Prospectus. The summary financial data for the Company for the nine months ended September 30, 1995 and 1996 and for IMPSAT Argentina for the nine months ended August 31, 1995 and 1996 have been derived from the unaudited financial statements of the Company and IMPSAT Argentina included elsewhere in this Prospectus and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein.

     The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the combined financial statements of the Company and the notes thereto and the consolidated financial statements of IMPSAT Argentina and the notes thereto included elsewhere in this Memorandum and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                  THE COMPANY
                                                      -------------------------------------------------------------------
                                                                                                  NINE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                      ----------------------------------     ----------------------------
                                                        1993         1994         1995         1995            1996
                                                      --------     --------     --------     --------     ---------------
                                                                      (IN THOUSANDS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues from services............................    $ 37,695     $ 77,679     $105,641     $ 75,324        $  93,393
Operating expenses(1).............................     (35,355)     (66,054)     (98,758)     (68,082)         (80,203)
Operating income..................................       2,340       11,625        6,883        7,242           13,190
Interest expense, net.............................      (6,220)      (8,231)     (15,677)     (10,725)         (16,849)
Minority interest.................................      (1,218)      (5,464)      (1,712)        (976)          (1,509)
Net income (loss).................................      (2,836)       3,036       (7,417)      (4,889)          (5,378)
OTHER FINANCIAL DATA:
Capital expenditures..............................    $ 36,172     $ 87,541     $ 67,060     $ 57,075        $  37,301
EBITDA(2).........................................       8,664       24,499       27,536       21,991           32,383
Cash flow from (used by):
    Operating activities..........................       4,821       17,257       18,894       18,025            2,563
    Investing activities..........................     (35,261)     (87,603)     (66,910)     (56,443)         (31,086)
    Financing activities..........................      33,994       95,351       22,097       14,558          116,170
Ratio of earnings to fixed charges(3).............          --         1.38x          --           --               --
Ratio of earnings to pro forma fixed
  charges(3)(4)...................................          --           --           --           --               --
Ratio of EBITDA to interest expense...............        1.30x        2.90x        1.67x        1.77x            1.82x
Ratio of EBITDA to pro forma interest
  expense(4)......................................          --           --         1.42x          --             1.92x
Ratio of total debt to EBITDA(5)..................        5.36x        4.39x        4.64x        4.14x            5.76x
Pro forma ratio of total debt to EBITDA(4)(5).....          --           --         6.13x          --             4.37x


                                                              AS OF DECEMBER 31,               AS OF SEPTEMBER 30, 1996
                                                      ----------------------------------     ----------------------------
                                                        1993         1994         1995        ACTUAL      AS ADJUSTED(6)
                                                      --------     --------     --------     --------     ---------------
                                                                               (IN THOUSANDS)

BALANCE SHEET DATA:
Cash and cash equivalents.........................    $  7,130     $ 32,135     $  6,216     $ 93,863        $  33,663
Total assets......................................     111,283      222,684      249,095      363,135          302,935
Total debt........................................      46,398      107,484      127,710      248,651          188,451
Total long-term debt, net.........................      35,152       59,437       30,200      159,240          159,240
Minority interest.................................      19,614       24,893       28,476       29,985           29,985
Stockholders' equity..............................      26,794       62,780       55,363       49,985           49,985
OTHER FINANCIAL DATA:
Total debt as a percentage of total
  capitalization(7)...............................        50.0%        55.1%        60.4%        75.7%            70.2%


                                                              AS OF DECEMBER 31,                 AS OF SEPTEMBER 30,
                                                      ----------------------------------     ----------------------------
                                                        1993         1994         1995         1995            1996
                                                      --------     --------     --------     --------     ---------------

OPERATING DATA:
VSAT microstations installed......................         931        1,925        2,841        2,710            3,311
Dataplus earth stations installed.................         129          271          443          347              609
Satellites linked(8)..............................           3            4            4            4                6
Leased satellite capacity (Mhz)...................        51.5        128.4        198.3       196.25           261.58
Teleports.........................................           2            3            4            4                4
Teleport antennas.................................          10           16           22           20               21
Regional Teleports................................           6            9           10           10               10
Teledatos Networks................................           6           12           12           12               12
Customers.........................................         262          445          656          564              850


                                                   (footnotes appear on page 19)

                                                                               IMPSAT ARGENTINA
                                                      ------------------------------------------------------------------
                                                                                                  NINE MONTHS ENDED
                                                           YEAR ENDED NOVEMBER 30,                   AUGUST 31,
                                                      ----------------------------------     ---------------------------
                                                        1993         1994         1995         1995            1996
                                                      --------     --------     --------     --------     --------------
                                                      (IN THOUSANDS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues from services............................    $ 34,672     $ 63,999     $ 80,346     $ 58,352        $ 62,939
Operating expenses(1).............................     (21,946)     (50,113)     (66,019)     (46,968)        (49,328)
Operating income..................................      12,726       13,886       14,327       11,384          13,611
Interest expense, net.............................      (5,453)      (4,556)     (10,384)      (7,607)         (9,173)
Minority interest.................................          --           (3)           6            6              14
Net income........................................       6,805       12,464        4,472        3,722           3,031
OTHER FINANCIAL DATA:
Capital expenditures..............................    $ 23,699     $ 70,350     $ 38,248     $ 32,446        $ 16,746
EBITDA(2).........................................      18,296       24,605       30,394       23,083          27,505
Cash flow from (used by):
    Operating activities..........................       8,225       22,298       27,697       22,380           6,365
    Investing activities..........................     (22,762)     (69,832)     (37,984)     (31,814)        (16,483)
    Financing activities..........................      19,864       41,299       10,933        9,821          53,182
Ratio of earnings to fixed charges(3).............        2.24x        2.92x        1.37x        1.50x           1.69x
Ratio of earnings to pro forma fixed
  charges(3)(4)...................................          --           --         1.48x          --            1.38x
Ratio of EBITDA to interest expense...............        3.22x        5.17x        2.90x        3.03x           3.41x
Ratio of EBITDA to pro forma interest
  expense(4)......................................          --           --         3.15x          --            2.79x
Ratio of total debt to EBITDA(5)..................        1.93x        3.12x        2.62x        2.79x           3.76x
Pro forma ratio of total debt to EBITDA(4)(5).....          --           --         2.97x          --            2.71x

                                                              AS OF NOVEMBER 30,                AS OF AUGUST 31, 1996
                                                      ----------------------------------     ---------------------------
                                                        1993         1994         1995        ACTUAL      AS ADJUSTED(6)
                                                      --------     --------     --------     --------     --------------
                                                      (IN THOUSANDS, EXCEPT FOR RATIOS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................    $  6,749     $    514     $  1,160     $ 44,224        $  5,524
Total assets......................................      83,650      144,504      165,945      213,035         174,335
Total debt (includes advances from Parent
  Company)........................................      35,343       76,884       79,703      138,029          99,329
Total long-term debt, net (includes advances from
  Parent Company).................................      31,476       39,609        8,705       75,970          75,970
Minority interest.................................          --            9            3          (11)            (11)
Stockholders' equity..............................      33,000       43,964       48,436       51,467          51,467
OTHER FINANCIAL DATA:
Total debt as a percentage of total
  capitalization(7)...............................        51.7%        63.6%        62.2%        72.8%           65.9%
                                                              AS OF NOVEMBER 30,                  AS OF AUGUST 31,
                                                      ----------------------------------     ---------------------------
                                                        1993         1994         1995         1995            1996
                                                      --------     --------     --------     --------     --------------
OPERATING DATA:
VSAT microstations installed......................         756        1,462        1,951        1,935           2,042
Dataplus earth stations installed.................         114          236          355          347             394
Satellites linked(8)..............................           3            4            4            4               4
Leased satellite capacity (Mhz)...................        31.0         96.0        148.0        148.0           161.0
Teleports.........................................           1            1            1            1               1
Teleport antennas.................................           8           11           12           12              12
Regional Teleports................................           5            6            6            6               6
Teledatos Networks................................           6            7            7            7               7
Customers.........................................         200          292          319          320             363


                                                   (footnotes appear on page 19)

     The following supplemental summary financial data are for IMPSAT Argentina for the fiscal years ended November 30, 1993, 1994 and 1995 and for each of IMPSAT Colombia and IMPSAT Venezuela for the years ended December 31, 1993, 1994 and 1995 and have been derived from the consolidating schedules prepared by the Company for the combined financial statements for the years ended December 31, 1993, 1994 and 1995. The following supplemental financial data for IMPSAT Argentina, IMPSAT Colombia and IMPSAT Venezuela for the first nine months of 1995 and 1996 have been derived from the Company's and IMPSAT Argentina's unaudited financial statements for the nine months ended September 30, 1995 and 1996 and August 31, 1995 and 1996, respectively.



                                                                                  NINE MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                             --------------------------------    --------------------
                                               1993        1994        1995        1995        1996
                                             --------    --------    --------    --------    --------
                                                                 (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues from services:
     Argentina............................   $ 34,672    $ 63,999    $ 80,346    $ 58,352    $ 62,939
     Colombia(9)..........................      2,777      12,756      22,417      15,068      25,021
     Venezuela(10)........................        246         910       2,204       1,524       3,105
     Other(11)............................         --          14         674         380       2,328
                                             --------    --------    --------    --------    --------
          TOTAL...........................   $ 37,695    $ 77,679    $105,641    $ 75,324    $ 93,393
                                             ========    ========    ========    ========    ========
Operating expenses(1):
     Argentina............................   $(21,946)   $(50,113)   $(66,019)   $(46,968)   $(49,328)
     Colombia.............................     (5,570)    (10,757)    (17,627)    (10,300)    (15,367)
     Venezuela............................     (7,839)     (3,699)     (4,257)     (2,139)     (3,931)
     Other................................                 (1,485)    (10,855)     (8,675)    (11,577)
                                             --------    --------    --------    --------    --------
          TOTAL...........................   $(35,355)   $(66,054)   $(98,758)   $(68,082)   $(80,203)
                                             ========    ========    ========    ========    ========
Net income (loss):
     Argentina............................   $  6,805    $ 12,464    $  4,472    $  3,722    $  3,031
     Colombia.............................       (970)        (80)       (135)     (1,602)      1,587
     Venezuela............................     (7,455)     (2,582)     (1,723)     (1,717)     (1,482)
     Other................................     (1,216)     (6,766)    (10,031)     (5,292)     (8,514)
                                             --------    --------    --------    --------    --------
          TOTAL...........................   $ (2,836)   $  3,036    $ (7,417)   $ (4,889)   $ (5,378)
                                             ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
EBITDA(2):
     Argentina............................   $ 18,296    $ 24,605    $ 30,394    $ 23,083    $ 27,505
     Colombia.............................     (2,038)      3,739       8,748       5,922      11,576
     Venezuela............................     (7,592)     (2,373)     (1,675)     (1,140)       (822)
     Other................................         (2)     (1,472)     (9,931)     (5,874)     (5,876)
                                             --------    --------    --------    --------    --------
          TOTAL...........................   $  8,664    $ 24,499    $ 27,536    $ 21,991    $ 32,383
                                             ========    ========    ========    ========    ========



                                                 AS OF DECEMBER 31,            AS OF SEPTEMBER 30, 1996
                                          --------------------------------    --------------------------
                                            1993        1994        1995       ACTUAL     AS ADJUSTED(6)
                                          --------    --------    --------    --------    --------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets:
     Argentina.........................   $ 83,650    $144,504    $165,945    $213,035       $174,335
     Colombia..........................     22,308      51,640      59,929      65,389         65,389
     Venezuela.........................      5,801       8,015      11,192      17,516         17,516
     Other.............................       (476)     18,525      12,029      67,195         45,695
                                          --------    --------    --------    --------    --------------
          TOTAL........................   $111,283    $222,684    $249,095    $363,135       $302,935
                                          ========    ========    ========    ========    ===========
Stockholders' equity:
     Argentina.........................   $ 33,000    $ 43,964    $ 48,436    $ 51,467       $ 51,467
     Colombia..........................     12,811      22,498      10,467      17,525         17,525
     Venezuela.........................      4,006       1,312       7,072      18,865         18,865
     Other.............................    (23,023)     (4,994)    (10,612)    (37,872)       (37,872)
                                          --------    --------    --------    --------    --------------
          TOTAL........................   $ 26,794    $ 62,780    $ 55,363    $ 49,985       $ 49,985
                                          ========    ========    ========    ========    ===========


                                                   (footnotes appear on page 19)

---------------
 (1) Operating expenses consist of direct cost of services, selling expenses, general and administrative expenses and depreciation and amortization.


 (2) EBITDA as presented consists of operating income (loss) plus depreciation and amortization. EBITDA is presented because it is a measure commonly used in the industry and to enhance an understanding of the Company's operating results and is not intended to represent or be a substitute for cash flow under generally accepted accounting principles. See the Company's combined financial statements contained elsewhere in this Prospectus, which include a statement of cash flows. If EBITDA had been calculated excluding the depreciation, amortization, interest expense and net losses allocable to the minority interest in non-wholly-owned subsidiaries (other than the Guarantor), it would not have produced material differences from EBITDA as presented because the Company's non-wholly-owned subsidiaries (other than the Guarantor) had losses or relatively small net income for the periods indicated.



 (3) The ratio of earnings to fixed charges is computed by dividing operating income before fixed charges (other than capitalized interest), by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness. Earnings of the Company were insufficient to cover fixed charges by approximately $4.3 million, $9.6 million, $5.2 million, $4.6 million and $12.4 million for the years ended December 31, 1993 and 1995, for the nine months ended September 30, 1995 and 1996 and for the pro forma year ended December 31, 1995, respectively.



 (4) Pro forma ratios are presented for the year ended December 31, 1995 and for the nine-month period ended September 30, 1996 as if the Offering and the application of the proceeds thereof to repay $91.5 million of short-term indebtedness had occurred at the beginning of the relevant period.



 (5) This figure represents the ratio of debt at the end of the period to EBITDA over the preceding four quarters, except that for the nine-month periods EBITDA has been annualized.



 (6) As adjusted balance sheet data is presented as if the Offering and the application of the proceeds thereof to repay $91.5 million of indebtedness had occurred on the balance sheet date.


 (7) Total debt is the sum of short-term and long-term debt. Total capitalization is the sum of total debt, minority interest and stockholders' equity.

 (8) "Satellites linked" refers to satellites with respect to which the Company has leased transponder capacity. The Company does not own any satellites.

 (9) IMPSAT Colombia commenced operations in December 1992.

(10) IMPSAT Venezuela commenced operations in January 1993.

(11) The category "Other", as it relates to revenues, operating expenses, total assets, and EBITDA, consists of (i) amounts relating to IMPSAT Ecuador; IMPSAT Mexico; IMPSAT USA; International Satellite Capacity Holding, Ltd. ("ISCH"), a wholly-owned subsidiary that leases satellite capacity on behalf of the Company's operational subsidiaries; and Resis Ingenieria, S.A. ("Resis"), a wholly-owned subsidiary that provides management services for the Company; (ii) parent company amounts, including overhead expenses; and (iii) the elimination of inter-company balances and transactions. As it relates to net income (loss) and stockholders' equity, the category "Other" also includes the allocation to minority interest.

                                  RISK FACTORS

     Holders of the Old Notes should consider carefully all of the information set forth in the Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "-- Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

SUBSTANTIAL INDEBTEDNESS


     As of September 30, 1996, on an as adjusted basis after giving effect to the Offering, the defeasance and repayment of IMPSAT Argentina's $30 million 9.5% Negotiable Obligations due 1996 and the repayment of $61.5 million of other short-term obligations of the Company's subsidiaries to be repaid with the proceeds of the Offering, the Company on an unconsolidated basis and the Guarantor (on a consolidated basis but excluding inter-company payables to the Company) had approximately $4.4 million of indebtedness other than the Notes (which represents a guarantee of certain indebtedness of IMPSAT Venezuela) and $31.1 million of indebtedness (other than the Guarantee), and the Company's other subsidiaries had approximately $32.4 million of indebtedness. Total stockholders' equity of the Company on a consolidated basis as of September 30, 1996 was approximately $50.0 million. At the same date, total stockholders' equity of the Guarantor was $51.5 million. At September 30, 1996, on an as adjusted basis, IMPSAT Colombia and the Guarantor would have had approximately $15.6 million and $6.7 million, respectively, of secured indebtedness. The Notes would also be subordinated to certain statutorily created preferences in the countries in which the Company's subsidiaries operate with respect to certain liabilities of the Company's subsidiaries, such as accrued tax liabilities and accrued salary, severance, social security and pension liabilities.



     After giving pro forma effect to the Offering as if it had occurred at the beginning of the period, the Company would have had interest expense of approximately $19.3 million and $16.9 million, respectively, for 1995 and for the nine months ended September 30, 1996. As of September 30, 1996 on an as adjusted basis, the Company's total debt was 70.2% of total capitalization. In addition, for 1995 and as of September 30, 1996, on a pro forma basis the Company's debt to EBITDA ratio would have been 6.13 times and 4.37 times, respectively. Earnings of the Company were insufficient to cover fixed charges by approximately $4.3 million, $9.6 million, $5.2 million, $4.6 million and $12.4 million for the years ended December 31, 1993 and 1995, for the nine months ended September 30, 1995 and 1996 and for the pro forma year ended December 31, 1995, respectively. The Company and its subsidiaries are expected to incur substantial amounts of indebtedness in the future subject to compliance with the limitations contained in the Indenture.


     The levels of the Company's and the Guarantor's indebtedness could have important consequences to holders of the Notes, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company and the Guarantor to make payments on the Notes; (ii) the ability of the Company and the Guarantor to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's and the Guarantor's cash flow from operations must be dedicated to the payment of principal of and interest on its indebtedness and other obligations and will not be available for other purposes; (iv) the Company's and the Guarantor's levels of indebtedness could limit their respective flexibility in planning for, or reacting to changes in, their businesses; (v) the Company and the Guarantor will be more highly leveraged than some of their competitors, which may place them at a competitive disadvantage; and (vi) the Company's and the Guarantor's high degrees of indebtedness will make them more vulnerable in the event of a downturn in their businesses.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Exchange Offer"; "Description of the Notes -- Registration Rights". Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See, "The Exchange Offer".


SIGNIFICANT CAPITAL REQUIREMENTS


     The expansion of the Company's business, including working capital requirements, and the further development of the Company's products and services will require capital substantially in excess of amounts currently available. After application of the net proceeds of this Offering, the Company anticipates that it will require approximately $45 million of new capital during 1997, of which approximately $25 million would contemplate refinancing of short-term indebtedness, including under IMPSAT Argentina's Global Commercial Paper Program, and $20 million would be additional indebtedness for the Company's subsidiaries outside of Argentina for capital expenditures and working capital purposes. During 1995 and the nine months ended September 30, 1996, the Company's cash flow from operations amounted to $18.9 million and $2.6 million, respectively and capital expenditures during the same periods amounted to $67.1 million and $37.3 million, respectively. In addition as of December 31, 1995, approximately $8.4 million of long-term debt is scheduled to mature under the Company's debt and credit facilities in 1997, approximately $8.8 million in 1998, approximately $6.5 million in 1999 and approximately $6.5 million (excluding the Notes) in the year 2000 and thereafter. While the Company has had discussions with certain potential lenders, it currently has only minimal commitments for additional financing, and there can be no assurance that required financing will be available.

     The Company's projected capital requirements do not take into account the establishment of operations and development of private telecommunications network systems in Brazil. The Company is currently studying the establishment of operations in Brazil, and any such operations would require significant additional financing beyond that already contemplated by the Company.

     Failure to obtain such financing on a timely basis would have a material adverse effect on the Company and its ability to make payments of principal and interest on the Notes. Additional sources of capital may include public and private equity and debt financings by the Company or its subsidiaries. The incurrence of additional indebtedness could subject the Company to additional or more restrictive financial covenants. There can be no assurance that additional financing will be available on acceptable terms or at all. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's development and expansion plans and expenditures, which could have a material adverse effect on its business, results of operations and financial condition and could limit the ability of the Company to make principal and interest payments on the Notes. The ability of the Company to satisfy its obligations on its indebtedness, including the Notes, is subject to various factors beyond the Company's control, including general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

HOLDING COMPANY STRUCTURE: EFFECTIVE SUBORDINATION OF NOTES TO OBLIGATIONS OF SUBSIDIARIES

     IMPSAT Corporation, the issuer of the Notes, is a holding company with no business operations of its own. IMPSAT Corporation's assets consist solely of its ownership interests in its subsidiaries, the most significant of which are not wholly-owned. IMPSAT Corporation will use substantially all of the net proceeds from the Offering to make loans to certain of its subsidiaries, for use by the subsidiaries to repay certain existing short-term indebtedness and to finance the expansion and development of their operations. IMPSAT Corporation must rely upon debt service payments, dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. The subsidiaries, however, are legally distinct from IMPSAT Corporation and (except for IMPSAT Argentina) have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes. IMPSAT Corporation's subsidiaries (except for IMPSAT Argentina) will not guarantee the Notes and the most significant of such subsidiaries have minority investors. The ability of IMPSAT Corporation's subsidiaries to make such payments to IMPSAT Corporation will be subject to, among other things, availability of funds, the terms of such subsidiaries' indebtedness and applicable local laws, including withholding taxes and foreign exchange controls. The maximum withholding tax on interest payments abroad from Argentina, Colombia, Venezuela, Ecuador and Mexico is 4.5%, 30%, 34%, 0%, and 35%, respectively. In addition, proposed legislation being considered by the Argentine legislature would increase the maximum withholding tax rate on interest payments abroad to 12%. The Company expects to be able to reduce the applicable withholding tax rates by taking advantage of certain exemptions and financing structures available to it. The maximum withholding tax on dividends remitted abroad from Argentina, Colombia, Venezuela, Ecuador and Mexico is 0%, 7%, 0%, 25%, and 0%, respectively. Such withholding tax rates could change at any time. The laws governing all of the Company's subsidiaries, except IMPSAT USA, permit companies to pay dividends only out of positive retained earnings determined in accordance with local generally accepted accounting principles and also require companies to allocate a minimum percentage of each year's net income to a legal reserve until the total amount of such reserve equals a certain percentage of their authorized and outstanding capital stock, and to pay dividends only out of excess income after allocation of such percentages to legal reserves. As a result of such requirements and in light of the accumulated net losses incurred to date by IMPSAT Colombia, IMPSAT Venezuela, IMPSAT Ecuador and IMPSAT Mexico, the Company does not believe that any of its subsidiaries other than IMPSAT Argentina would be able to pay dividends to the Company in the foreseeable future.

     Claims of creditors of the subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of IMPSAT Corporation and the holders of IMPSAT Corporation's indebtedness, including the Notes. As an equity holder of its subsidiaries, the right of the Company to receive assets from a subsidiary upon the bankruptcy, liquidation or reorganization of such subsidiary (and therefore the right of the holders of the Notes to participate in those assets) will be effectively subordinated to the liabilities including trade payables, of the subsidiaries of IMPSAT Corporation except to the extent that the Company is recognized as a creditor of the subsidiary. Although the proceeds of the Old Notes have been or will be distributed to the Company's subsidiaries in the form of intercompany loans (thereby creating a creditor-debtor relationship between the Company and its subsidiaries), there are no restrictions upon the Company's ability to capitalize such amounts at a later date. In addition, although IMPSAT Argentina is guaranteeing the Notes, it will receive only a portion of the proceeds thereof. The Company has been advised by Nicholson & Cano, Argentine counsel to the Guarantor, that the Guarantee will be a valid and binding obligation of IMPSAT Argentina, subject to the usual qualifications regarding bankruptcy and similar circumstances. At September 30, 1996, on an as adjusted basis after giving effect to the defeasance and repayment of IMPSAT Argentina's $30 million 9.5% Negotiable Obligations due 1996 and certain other short-term debt of the Company's subsidiaries with the proceeds of the Offering; the subsidiaries of IMPSAT Corporation (other than the Guarantor) had approximately $47.3 million of liabilities (excluding intercompany payables to IMPSAT Corporation or the Guarantor), including $32.4 million of indebtedness. Such liabilities (other than indebtedness) include customer advances, accrued taxes, accrued insurance and accrued obligations for salaries, severance, social security and pensions, and satellite band lease payments. Certain of these liabilities, such as accrued tax obligations and accrued obligations for salaries, severance, social security and pensions, may be afforded a statutory preference in the countries in which the Company's subsidiaries operate over the obligations of the Company with respect to the intercompany loans disbursed by the Company to its subsidiaries with the proceeds of the Notes.


SHORT OPERATING HISTORY; RISKS OF EXPANSION STRATEGY


     The Company, which commenced commercial operations in Argentina in 1990, has a relatively short operating history and has experienced rapid growth, increasing revenues from $8 million in 1991 to approximately $106 million in 1995. Although IMPSAT Argentina has recorded annual net income since 1992, the Company has incurred net losses in every year except 1994. The Company currently conducts significant operations in Argentina and Colombia, is an established provider of private telecommunications network services in Venezuela and Ecuador and has limited operations in Mexico and the United States. The Company intends to expand its business in Latin America and is actively considering the possibility of beginning operations in Brazil.


     The Company's ability to manage its expansion effectively will require it to continue to implement and improve its operating, financial and accounting systems and to hire, train and manage employees. The continued expansion and development of the Company's business will also depend upon, among other things, the Company's ability to design integrated private telecommunications networks, secure financing, install facilities, acquire rights-of-way and building access, obtain any required government authorizations and assess potential markets, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, such expansion may involve acquisitions, which, if made, could divert the Company's resources and management and would require integration with the Company's existing operations. The inability to manage its planned expansion effectively could have a material adverse effect on the Company's business, growth, financial condition and results of operations.

COMPETITION

     The private telecommunications network industry in Latin America is highly competitive and is generally characterized by low barriers to entry. The Company expects that competition in the industry could substantially increase. The Company competes on the basis of price, quality, customer service and range of services offered.

     Although the Company to date has been able to charge its customers premium prices, the Company has faced and expects to continue to face declining prices in the future as the public telephony operators (the "PTOs") modernize their facilities and adapt to a competitive marketplace. These price and margin declines may be accelerated if new competitors enter its markets. The Company believes that as its markets become less regulated, there will be increasing demand for private network services and that such increased demand should offset any decline in prices, but there can be no assurance in this regard.

     In most of its markets, the Company's principal current competitor is the local PTO or an affiliate of the local PTO. The PTOs generally have significant competitive advantages (which may decrease as deregulation progresses), including their close ties with national regulatory authorities, their control over connections to local telephone lines, their ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis and the reluctance of some regulators to adopt policies and grant regulatory approvals that will result in increased competition for the local PTO. The Company faces competition from Startel, S.A. ("Startel"), a joint venture formed in 1990 by Telecom Argentina Stet-France Telecom S.A. ("Telecom Argentina") and Telefonica de Argentina S.A. ("Telefonica"), the PTOs in northern and southern Argentina, respectively. Startel uses the infrastructure of its PTO owners to deliver its services to its customers. Since the commencement of Startel's operations, its total revenues from all services, including data transmission, have increased to approximately $100 million in 1995. In the future the PTOs may devote substantially more resources to the sale, marketing and provision of services that compete with the Company's services.


     The Company also competes with private operators of VSAT networks, other satellite data transmission networks and terrestrial telecommunications links, as well as with companies that sell the equipment for data transmission networks that are privately owned and maintained by the user. The Company could face new competition in the future from large international long distance carriers, such as AT&T Corporation, MCI Communications Corporation and Sprint Corporation, or from other industry participants. While these companies have in the past focused on long distance telephony services, they may focus on the private telecommunications network systems segment of the telecommunications market as deregulation continues. For example, when Argentina authorizes full competition in long distance telephony, these large long distance carriers may decide to enter the Argentine telephony market and to provide data transmission services as well. These potential competitors have financial and other resources substantially greater than those of the Company. If any of such competitors or potential competitors were to devote significant additional resources to the provision of private network services to the Company's core customer base, there could be a material adverse effect on the Company's business, results of operations and financial condition. In addition, consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. The Company's private telecommunications services also could face future competition from entities using or proposing to use new or emerging voice and data transmission services or technologies which currently are not widely available in Latin America, such as personal communications services (PCS) and digital cellular radio. While the Company does not foresee significant near-term competition in its existing markets from such new technologies, there can be no assurance that such competing technologies will not be successful and, as a result, provide significant competition that could adversely affect the Company's results of operations in the longer term. See "-- Technological Considerations" and "Business -- Competition."


DEPENDENCE ON CERTAIN CUSTOMERS

     Direct sales of services to the Company's ten largest customers (which are also the ten largest customers of IMPSAT Argentina) represented approximately 30% of the Company's total revenues and approximately 40% of IMPSAT Argentina's revenues in 1995. Revenues from Banco de la Nacion Argentina, IMPSAT Argentina's largest customer, accounted for approximately 9.1% and 7.1% of revenues from services in 1995 for IMPSAT Argentina and the Company, respectively. In addition, the ten largest customers of IMPSAT Colombia represented approximately 35% of IMPSAT Colombia's total revenues in 1995. A loss of any of these customers or any significant reduction in sales to them could adversely affect the Company's results of operations. See "Business -- Customers."

     A number of the Company's largest customers are governmental agencies, and such public sector customers have been and continue to be a significant part of the Company's business. Such public sector customers have considerable ability to force the renegotiation of the terms of a contract upon other parties and frequently are significantly slower in paying outstanding accounts than are private sector entities. Forced renegotiation of contracts with the Company's public sector customers or delays in payments from public sector entities could have a material adverse affect on the Company's financial condition and results of operations.

AGING OF RECEIVABLES


     The Company's subsidiaries provide trade credit to their customers in the normal course of business. Prior to extending credit, the customers' financial history is analyzed. As of December 31, 1995, approximately 7.0% of the Company's gross accounts receivable were past due more than six months but less than one year and approximately 5.4% of gross accounts receivable were past due more than one year. Substantially all of such receivables are IMPSAT Argentina's. The Company established an allowance for doubtful accounts of approximately $1.1 million at December 31, 1995. During 1996, the level of such past due receivables has increased. As of August 31, 1996, approximately 17.3% of IMPSAT Argentina's gross accounts receivable were past due more than six months but less than one year and approximately 16.3% of gross accounts receivable were past due more than one year. Accordingly, the related allowance has also been increased to $2.8 million at September 30, 1996, of which all but $20,000 related to IMPSAT Argentina. See Note 3 to the Company's combined financial statements. The Company's current policy is to reserve 30% for accounts receivable in excess of 180 days but less than one year, and 100% for all accounts receivable in excess of 360 days; except with respect to Empresa Nacional de Correos y Telegrafos S.A. (ENCOTESA), the Argentine national postal service, as to which the Company as of August 31, 1996 had reserves for uncollectible accounts receivable of $500,000 with respect to a total of $3.4 million in accounts receivable in excess of 180 days at such time. While the Company believes that its credit and collection policies and allowance for doubtful accounts are adequate and that it is not at risk of substantial customer defaults, there can be no assurance in this regard.



     Of IMPSAT Argentina's receivables past due in excess of six months as of August 31, 1996, governmental agencies accounted for 57% of the total of such past due receivables. One customer, ENCOTESA, accounted for 47.9% of IMPSAT Argentina's receivables past due more than six months but less than one year and for 51.0% of IMPSAT Argentina's receivables past due in excess of one year. ENCOTESA, which was the Company's fifth largest customer as of December 31, 1995, is experiencing financial and operating difficulties, and the Argentine legislature is currently debating the means to address ENCOTESA's difficulties, including the possible privatization of the agency. In November 1996, IMPSAT Argentina filed suit against ENCOTESA for amounts due and arising under IMPSAT Argentina's contracts with ENCOTESA totalling $5.1 million, plus interest on such amounts. IMPSAT Argentina believes that its contracts with ENCOTESA should be recognized by the Argentine courts and intends to pursue its claims against ENCOTESA to the fullest extent. IMPSAT Argentina is currently discussing with ENCOTESA modifications to the amount of services being provided under ENCOTESA's contracts with IMPSAT Argentina, which currently result in monthly invoices of $218,000. As of September 30, 1996, the Company was providing ENCOTESA with 200 VSATs and 7 Dataplus earthstations, under contracts which are scheduled to expire in August 1997 and 1999, respectively. The Company will continue to assess the effect that the ENCOTESA receivables situation will have on its results of operations, liquidity or capital resources.


RISKS RELATING TO OPERATIONS IN LATIN AMERICA

     Substantially all of the Company's combined revenues are derived from operations in Latin America. During 1995, approximately 76% and 21% of the Company's combined revenues were derived from IMPSAT Argentina and IMPSAT Colombia, respectively. The Company also currently has operations in Latin America in Venezuela, Mexico and Ecuador, and is actively considering expanding its operations to Brazil. While the Company believes that such geographic diversification provides the benefit of ameliorating potential economic and political risks associated with operating in any single Latin American country, an investment in the Notes is subject to certain risks common in the conduct of business in Latin America. Other than the United States, where the Company does not have material operations, each country where the Company operates, or intends to operate, has experienced political and economic instability in recent years. Moreover, as recent events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political crises elsewhere in the region. The economies of Latin America are characterized by extensive government intervention in the economy; inflation and hyperinflation; currency devaluations, fluctuations, controls and shortages; troubled and insolvent financial institutions; capital flight; political instability, turmoil and violence; and economic contraction and unemployment.

     Argentina. While the Company intends to increase the concentration of its business outside Argentina, Argentina is expected to remain the Company's most significant market for the foreseeable future. Developments in Argentina are accordingly of particular importance to the Company.

     For several decades prior to the 1990s, the Argentine economy was plagued by erratic, interventionist and generally unsuccessful economic policies. The Argentine government had nationalized substantially all public utilities as well as the country's leading producers of steel, oil, gas and petrochemicals. These businesses were operated in a highly inefficient manner, contributing to increased fiscal deficits that were financed through uncontrolled expansions of the money supply as well as national and international financing arrangements that were ultimately rescheduled, resulting in substantial losses to Argentina's creditors. In addition, the government imposed capital and exchange controls and levied heavy tariffs that distorted the country's production costs and impaired its export competitiveness.

     These difficulties culminated in a period of severe hyperinflation and currency devaluation. In 1988, 1989 and 1990 the Argentine consumer price index increased by approximately 388%, 4,924% and 1,344%, respectively. For many years before December 1989, the Argentine foreign exchange market was subject to exchange controls. Under current law, Argentine currency is convertible into U.S. dollars without restrictions and Argentina has a free exchange market for all foreign currency transactions. However, there can be no assurance that this will continue. Any foreign exchange restrictions could prevent or restrict the Guarantor's, and indirectly the Company's, access to U.S. dollars to meet their obligations under the Notes.


     Although Argentina has, since 1991, enjoyed a period of relative economic stability and prosperity, Mexico's 1994 devaluation heightened investor concerns that Argentina would be forced to devalue its currency which could have provoked a renewed bout of inflation. These concerns promoted capital flight in early 1995 which resulted in the depletion of Argentina's international currency reserves and imperiled both the Argentine banking sector and the Convertibility Plan that underlies the Argentine peso's parity with the U.S. dollar. According to the Central Bank of Argentina, gross international reserves fell to $12.5 billion as of March 31, 1995 from $17.9 billion as of December 31, 1994. Consequently, banks and other financial intermediaries contracted credit, Argentina's real gross domestic product ("GDP") experienced a 4.4% decline in 1995 and unemployment reached a peak of 18.4%.



     Based on recently reported economic data by the Argentine government and the apparent return of "flight" capital and increasing international reserves, there are a number of signs that indicate that the Argentine economy is in the process of recovering from the recession experienced in 1995 and that the financial sector crisis has eased. The Argentine government reported preliminary estimates of a decline in GDP for the first quarter of 1996 of 3.2%, an improvement over the third and fourth quarters of 1995, when GDP declined by 8.1% and 7.7%, respectively, compared to the same periods in 1994. In addition gross international reserves as of August 31, 1996 had increased to $18.9 billion. However, due to its history of instability and to inherent structural weakness, especially in the public sector, Argentina's economy is susceptible to pressures, including devaluation, inflation, recession and other adverse economic effects. Any of the foregoing could have a material adverse effect on the business, results of operations and financial condition of the Company.


     Colombia. While Colombia is the Company's second largest market, the percentage of the Company's revenues derived from its business in Colombia is currently significantly less than in Argentina. This disparity, however, is expected to decrease over time.

     The Colombian government exercises significant control over the Colombian economy. Accordingly, Colombian governmental actions concerning the economy could significantly affect private sector entities in general, and the Company in particular. Colombian law permits the Colombian government to impose foreign exchange controls in the event that foreign currency reserves fall below a specified level. Any such imposition of controls could adversely affect the Company's access to U.S. dollars to meet its obligations under the Notes.


     Colombia has continuously experienced periods of criminal violence, primarily relating to leftist guerilla groups and drug-related and other criminal activities. There have been persistent allegations that President Ernesto Samper knowingly received election campaign contributions from members of the Cali cocaine cartel, which have led to the resignation of a number of members of Mr. Samper's cabinet and to calls for Mr. Samper's resignation. On June 12, 1996, Mr. Samper was exonerated of these charges by the Colombian legislature. In recent months, leftist guerilla activity has increased, creating both political and economic instability which in turn has led to a decline in the rate of growth of Colombia's gross domestic product. Continued political instability in Colombia could have an adverse effect on the Colombian economy which could have an adverse effect on the Company. In addition, in March 1996 President Clinton declined to certify Colombia as a country that was taking sufficient steps to prevent international drug trafficking. Such action has the effect of reducing the U.S. foreign assistance available to Colombia and may discourage future trade with and investment in Colombia, any of which could have an adverse effect on the Company.


     Venezuela. The Company's operations in Venezuela are currently relatively limited. The Venezuelan government exercises significant control over the Venezuelan economy. Such control has included extensive regulation, including price controls. In addition, the Venezuelan government experienced two attempted coups d'etat in 1992. In the last 15 years, Venezuela has experienced periods of slow or negative growth, high inflation, currency devaluations and limited availability of foreign exchange.

     Venezuela is currently experiencing a recession occasioned in part by a widespread crisis among financial institutions that began in 1994. In that year, banking institutions holding approximately 70% of total deposits in Venezuela were acquired by the government or were closed. The cost to the Venezuelan government of the acquisition of or assistance to financial institutions has been estimated at 13% of the country's 1994 GDP. After contracting by 2.8% in 1994, Venezuela's real gross domestic product ("GDP") is estimated to have increased in 1995 by 2.2% (or 0.8% without regard to the oil economy).


     As a result of inflationary pressures, the bolivar has suffered substantial devaluation since 1989. Capital flight resulting from the financial crisis led to a significant drop in the value of the bolivar and led the Venezuelan government to impose exchange controls to stem the depletion of Venezuela's foreign currency reserves and fix the value of the bolivar against the U.S. dollar at Bs. 170 per $1.00. In December 1995, the Venezuelan government devalued the bolivar to Bs. 290 per $1.00. The government of Venezuela announced a series of further economic adjustment measures in April 1996 aimed at improving the country's fiscal situation. On April 22, 1996, the Venezuelan government removed all exchange controls and permitted the bolivar to float against the U.S. dollar. As of November 15, 1996, the exchange rate between the bolivar and the U.S. dollar was Bs. 466.0 = U.S.$1.00.



     The Venezuelan consumer price index registered increases of 38.4%, 70.8% and 56.6% for the years 1993, 1994 and 1995, respectively. The effect of the economic adjustment measures announced by the Venezuelan government in April 1996 is expected to result in inflation for 1996 of in excess of 100%.


     Continued adverse macroeconomic conditions in Venezuela, including high rates of inflation, the continuation of exchange controls and a decrease in the country's international reserves, or political instability could have an adverse effect on the Company's operations and prospects in Venezuela.

     Mexico. Although its business in Mexico is currently very limited, the Company expects Mexico to constitute a larger portion of its business in the future. Since 1994 Mexico has experienced an economic crisis characterized by exchange rate volatility and devaluation of the Mexican peso against foreign currencies, increased inflation, high domestic interest rates, negative economic growth, reduced consumer purchasing power and high unemployment. The economic crisis resulted in part from a series of internal disruptions and political and economic events that adversely affected the Mexican economy, combined with a large current account deficit (7.8% of gross domestic product in 1994), reduction of international investments and an increase in U.S. interest rates. Mexico experienced a rate of inflation of 52.0% in 1995 (as compared to 11.9% in 1992, 8.0% in 1993 and 7.1% in 1994) and 8.4% during the first three months of 1996, and a liquidity crisis which, among other things, affected the ability of the Mexican Government and the banking system and other borrowers to refinance or refund maturing debt and also adversely affected consumer spending. Gross domestic product for 1995 was approximately 7% lower than it was for 1994.


     Mexico experienced sharply higher interest rates in 1995, both domestically and internationally, on Mexican public- and private-sector debt and sharply reduced opportunities for refinancing or refunding maturing debt issues. The value of the Mexican peso sharply declined since December 1994 as compared to the U.S. dollar and may be subject to further significant fluctuations in the future. The value of the Mexican peso declined by 60.8% against the U.S. dollar during the period from December 31, 1993 to December 31, 1994, with a decline of 42.9% from December 19, 1994 to December 31, 1994. In 1995 the Mexican peso depreciated an additional 53.6% and equalled Ps. 7.69 = U.S.$1.00 at December 31, 1995. As of November 15, 1996, the value of the Mexican peso against the U.S. dollar equalled Ps. 7.89 = U.S.$1.00.


     In response to the adverse economic developments in 1994, the administration of President Ernesto Zedillo announced in 1995 a series of emergency economic recovery and stabilization plans, which sought to stabilize the exchange rate and maintain the present floating rate exchange policy, stabilize and strengthen the Mexican banking sector, increase public-sector revenues and increase the minimum wage.

     No assurance can be given that the Mexican government's economic plans will be successful in reversing the crises that have plagued Mexico's economy. Continued adverse economic conditions in Mexico, such as high rates of inflation, currency devaluations and a decrease in the country's international reserves, or political instability could have an adverse effect on the Company's operations and prospects in Mexico.


     Brazil The Company is actively considering plans to expand its operations into Brazil which, if implemented, could subject its financial condition and results of operations would to various additional economic and political risks. Throughout the 1980s and into the 1990s, Brazilian economy has suffered from periods of extremely high rates of inflation and recession. In December 1993, the Brazilian government announced the Plano Real, an economic stabilization plan designed to reduce inflation by, among other things, reducing certain public expenditures, collecting debts owned to the Brazilian government, increasing tax revenues and continuing the national program of privatizing certain state-owned enterprises.



     On July 1, 1994, as part of the Plano Real, the Brazilian government introduced a new currency, the real. Since reaching its highest quotation of R$0.829 per U.S. dollar on October 14, 1994, the real has experienced a cumulative devaluation of 23.2%, reaching R$1.0215 per U.S. dollar on September 30, 1996. There can be no assurance that the real will not again be devalued relative to the U.S. dollar, or that the real will not fluctuate significantly relative to the U.S. dollar. Recently, the Brazilian economy has shown improvement in a number of other areas. Inflation, as measured by the general price index domestic supply, was approximately 1,158% in 1992, 2,709% in 1993, 909.6% in 1994 and 14.8% in 1995. Average monthly inflation for the first nine months of 1996 was 0.84%. GDP grew in constant real terms by 4.1% in 1995, 5.8% in 1994 and 4.2% in 1993, compared with a decrease of 0.8% in 1993. Unemployment decreased to 4.6% in 1995 from 5.1% in 1994. There can be no assurance, however, that the Plano Real will continue to be successful in controlling the level of inflation, stabilizing the real or maintaining economic growth in Brazil.



     The Brazilian political scene has been marked by high levels of uncertainty since its return to civilian rule in 1985 following two decades of military governments. Mr. Fernando Henrique Cardoso, Brazil's Finance Minister at the time of the implementation of the Plano Real, was elected President of Brazil in October 1994 by a coalition of political parties. As a result, his administration may not have alone have the votes required to secure the passage of economic reform or other legislation necessary to further implement the Plano Real. In addition, under Brazilian Constitution, the President is not eligible for re-election when his current term expires in 1998. There can be no assurance that any of the administration's policies, including the Plano Real, will be supported by Brazil's legislature or future administrations. Present or future governmental actions or continued political instability in Brazil could trigger an increase in inflation, currency fluctuation or other negative economic developments in that country that could, in turn, have a material adverse effect on the Company's ability to successfully establish operations in Brazil.

CURRENCY FLUCTUATIONS, DEVALUATIONS AND RESTRICTIONS


     A substantial portion of the Company's costs, including lease payments for satellite transponder capacity, purchases of capital equipment and interest on the Notes, is payable in U.S. dollars. To date, the Company has not hedged its currency risks with third parties. The Company's contracts with its customers generally provide for payment in U.S. dollars or for payment in local currency linked to the exchange rate at the time of payment between the local currency and the U.S. dollar. Such contractual provisions are structured to protect the Company against the risk of fluctuations in currency exchange rates. However, the revenues of customers of the Company are generally denominated in local currencies, and although the Company's customers include governmental agencies and some of the largest and most financially sound companies and financial institutions in their markets, substantial or continued devaluations in such currencies relative to the U.S. dollar could have a negative effect on the ability of customers of the Company to absorb the costs of a devaluation. This could result in the Company's customers seeking to renegotiate their contracts with the Company or, failing satisfactory renegotiation, defaulting on such contracts. The Company is therefore affected by currency fluctuations. The Company's competitors and potential future competitors, including the PTOs and large, multinational long distance companies, may be less exposed to currency risk or may be better able to hedge their currency risk and could thereby gain a relative competitive advantage in the event of a currency devaluation. In addition, from time to time, Latin American countries have experienced shortages in foreign currency reserves and restrictions on the ability to expatriate local earnings and convert local currencies into U.S. dollars. Currency devaluations in one country may have adverse effects in another country, as in late 1994 and 1995, when several Latin American countries were adversely impacted by the devaluation of the Mexican peso. Any devaluation of local currencies in the countries where the Company operates, or restrictions on the expatriation of earnings or capital from such countries, could have a material adverse effect on the business, results of operations and financial condition of the Company.


GOVERNMENT REGULATION; REGULATORY UNCERTAINTY

     Local laws and regulations differ significantly among the jurisdictions in which the Company currently operates and in which the Company may operate in the future, and the interpretation and enforcement of such laws and regulations vary and are often based on the informal views of the local ministries which, in some cases, are subject to influence by the PTOs. The current conditions governing the Company's service offerings may be altered by future legislation or regulation. In certain of the Company's principal existing and target markets, there are laws and regulations that prohibit or limit certain of the transmission methods by which the Company's services can be provided as well as the provision of certain of the Company's services. For example, IMPSAT Argentina's license for the provision of data transmission services permits IMPSAT Argentina to offer ancillary voice channels but does not specify what is meant by "ancillary" voice channels. While the Company believes that IMPSAT Argentina's services are in accordance with the terms of the license, a significant minority of IMPSAT Argentina's revenues are derived from voice transmission, and an adverse interpretation of what constitutes "ancillary" voice channels could have a material adverse effect on the Company. The Company is prohibited by law from providing Interplus services to or from Argentina during the term of a monopoly granted to Telecomunicaciones Internacionales de Argentina S.A. ("Telintar"), which is jointly owned by Telecom Argentina and Telefonica, with respect to international telecommunications services to or from Argentina, unless the Company obtains Telintar's consent. Telintar's monopoly is due to expire in 1997, with a possible extension through the year 2000.


     The Company's business is dependent upon the procurement and maintenance of licenses to provide private telecommunications network services in the various countries in which it operates. The Company believes that it currently has all licenses required for the conduct of its operations in its existing markets and expects that those of its licenses that are subject to expiration will be renewed in due course upon application by the Company. However, due to the political and economic risks associated with the countries in which the Company operates, there can be no assurance that the Company will be able to maintain its licenses in force or that they will be renewed upon their expiration. The loss of, or substantial limitation upon the terms of the Company's licenses could have a material adverse effect on the results of operations of the Company. For specific details of the Company's licenses in the various countries in which it operates, including the expiration date of such licenses, see "Business -- Description of Country Operations." There can also be no assurance that the Company will succeed in obtaining all requisite regulatory approvals to operate in those countries which the Company may desire to enter, including Brazil.


TECHNOLOGICAL CONSIDERATIONS

     The telecommunications industry is subject to rapid and significant technological advancements and the related introduction of new products and services. The Company does not possess significant intellectual property rights with respect to the technologies it uses and depends on third parties for the development of and access to new technology. While the Company believes that it will be able to acquire and commercialize necessary technologies, the effect of technological changes on the business of the Company cannot be predicted, and there can be no assurance that the Company will be able to obtain access to appropriate technologies on a timely basis or on acceptable terms or that new technologies will not render the Company's services out of date. In addition, the Company (not its customers, with the exception of YPF S.A.) owns the equipment, such as VSAT microstations, used by the Company in providing its services. Therefore, technological changes that render the Company's equipment out of date could require substantial increases in capital expenditures to update such equipment.

     Substantially all of the Company's VSAT microstations and related technology are supplied by Hughes Network Systems ("Hughes"). If for any reason Hughes were unable or unwilling to continue supplying the Company (an eventuality the Company does not foresee), the Company could incur substantial costs and delays, principally in relation to the use of another manufacturer's VSAT equipment, in the growth and expansion of the Company's business.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree on members of the Company's senior management and certain key employees, none of whom is bound by employment contracts with the Company, although Mr. Ricardo Verdaguer (President and Chief Executive Officer) and Mr. Roberto Vivo (Deputy Chief Executive Officer) are indirect shareholders of the Company. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. Competition for qualified employees in the telecommunications industry is intense, and accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. See "Management."

CONTROL BY EXISTING STOCKHOLDERS

     The Company and the Guarantor are privately held corporations. Seventy-five percent of the common stock of the Company is held by Nevasa Holdings Ltd. ("Nevasa"), and the remaining 25% is held by STET International. The Company, Nevasa and STET International hold 51%, 29.7% and 11.5% of the common stock of the Guarantor, respectively. Nevasa is a holding company controlled largely by the Pescarmona family interests; Mr. Vivo, Deputy Chief Executive Officer of IMPSAT Corporation; and Mr. Verdaguer, President and Chief Executive Officer of IMPSAT Corporation. See "Principal Stockholders." As a result of such stock ownership, these shareholders can effectively control the affairs and business policies of the Company, including the election of directors.


     The Company has been advised that the Pescarmona group intends to conduct all of its Latin American telecommunications business through the Company although from time to time such interests may initially be pursued by an affiliate of the Company. STET currently has interests in other telecommunications businesses in Latin America. STET holds a 32% share in Nortel Inversora, S.A. ("Nortel"), a holding company that owns 60% of the equity of Telecom Argentina, and through such investment in Nortel has interest in Startel and Telintar. In addition, STET owns interests in telephone companies in Chile and Bolivia and in a paging company in Brazil, and STET can be expected to make further investments in the region through vehicles other than the Company. Certain of those interests, particularly STET's indirect interest in Startel through Nortel, pose potential conflicts of interest with IMPSAT Argentina.

LACK OF PUBLIC MARKET

     The New Notes are being offered to the Holders of the Old Notes. The Old Notes were sold by the Company on July 30, 1996 to a limited number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

     Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on Holders of the New Notes.

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1996: (i) the historical cash and cash equivalents, short-term debt and capitalization of the Company, and (ii) the as adjusted cash and cash equivalents, short-term debt and capitalization after giving effect to the Offering and the application of the net proceeds thereof to repay approximately $91.5 million of existing indebtedness, including the defeasance and repayment of IMPSAT Argentina's $30 million of 9.5% Negotiable Obligations due 1996, which mature in November 1996, and the repayment of $61.5 million of other short-term obligations of the Company's subsidiaries with the proceeds of the Offering. This table should be read in conjunction with the financial statements of the Company and the notes related thereto included elsewhere in this Memorandum.



                                                                                   AS OF
                                                                            SEPTEMBER 30, 1996
                                                                          -----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                          --------    -----------
                                                                              (IN THOUSANDS)
CASH AND CASH EQUIVALENTS..............................................   $ 93,863     $  33,663
                                                                          ========     =========
SHORT-TERM DEBT AND CURRENT PORTION OF LONG-TERM DEBT:
     Short-term debt...................................................     52,001        21,801
     Current portion of long-term debt.................................     37,410         7,410
                                                                          --------    -----------
          Total short-term debt and current portion of long-term
            debt.......................................................     89,411        29,211
                                                                          --------    -----------
LONG-TERM DEBT:
     Old Notes.........................................................    125,000       125,000
     Other long-term debt, net of current portion......................     34,240        34,240
                                                                          --------    -----------
          Total long-term debt, net....................................    159,240       159,240
                                                                          --------    -----------
MINORITY INTEREST IN COMBINED SUBSIDIARIES.............................     29,985        29,985
                                                                          --------    -----------
STOCKHOLDERS' EQUITY:
     Common Stock, $1.00 par value
       77,750,640 shares authorized, issued and outstanding............     77,750        77,750
     Accumulated deficit...............................................    (27,765)      (27,765)
                                                                          --------    -----------
          Total stockholders' equity...................................     49,985        49,985
                                                                          --------    -----------
               Total capitalization....................................   $328,621     $ 268,421
                                                                          ========     =========

                       SELECTED FINANCIAL AND OTHER DATA

     The following selected financial and other data are for the Company on a combined basis and separately for IMPSAT Argentina and its consolidated subsidiaries, in each case in accordance with U.S. GAAP. The Company's subsidiaries use the U.S. dollar as their functional currency. The Company owns less than a 100% equity interest in certain of its subsidiaries, including a 51% equity interest in IMPSAT Argentina, a 74% equity interest in IMPSAT Colombia and a 75% equity interest in IMPSAT Venezuela. The financial data for the Company on a combined basis (including EBITDA) generally reflect 100% of the revenues and expenses for each of the Company's subsidiaries in operation during the relevant period, with the amounts of net income (loss) and stockholders' equity attributable to the minority interests in such subsidiaries deducted as a separate line item. The combined financial data contained herein are presented as if IMPSAT Corporation owned its current percentage of capital stock of its operating subsidiaries during all periods, and as of all balance sheet dates, presented.


     The fiscal year of the Company and all of its subsidiaries, other than IMPSAT Argentina, ends on December 31, and IMPSAT Argentina's fiscal year ends on November 30. The combined financial results of the Company for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 incorporate IMPSAT Argentina's results for the twelve months ended November 30, 1991, 1992, 1993, 1994 and 1995, respectively; and the combined financial results of the Company for the nine months ended September 30, 1995 and 1996 incorporate IMPSAT Argentina's results for the nine months ended August 31, 1995 and 1996, respectively.



     The selected financial data for the Company and for IMPSAT Argentina have been derived from the Company's combined financial statements and IMPSAT Argentina's consolidated financial statements audited by Deloitte & Touche LLP and Deloitte & Touche, Argentina, respectively, independent auditors, whose reports thereon are included elsewhere in this Prospectus. The selected financial data for the Company for the nine months ended September 30, 1995 and 1996 and for IMPSAT Argentina for the nine months ended August 31, 1995 and 1996 have been derived from the unaudited financial statements of the Company and IMPSAT Argentina included elsewhere in this Prospectus and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein.

                                                                                 THE COMPANY
                                                -----------------------------------------------------------------------------
                                                                                                         NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                ----------------------------------------------------   ----------------------
                                                1991(1)      1992       1993       1994       1995       1995        1996
                                                --------   --------   --------   --------   --------   --------   -----------
                                                                         (IN THOUSANDS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues from services........................  $  8,166   $ 20,449   $ 37,695   $ 77,679   $105,641   $ 75,324    $  93,393
Operating expenses(2)
    Direct cost of services...................    (3,036)   (15,371)   (22,256)   (32,999)   (43,051)   (28,501)     (35,470)
    Selling expenses..........................    (1,153)    (1,185)    (3,284)    (9,714)   (16,962)   (11,467)     (11,703)
    General and administrative expense........    (3,371)    (3,230)    (3,491)   (10,467)   (18,092)   (13,365)     (13,124)
    Reorganization costs -- severance.........        --         --         --         --         --         --         (713)
    Depreciation and amortization.............    (2,123)    (3,699)    (6,324)   (12,874)   (20,653)   (14,749)     (19,193)
                                                --------   --------   --------   --------   --------   --------   -----------
Operating income (loss).......................    (1,517)    (3,036)     2,340     11,625      6,883      7,242       13,190
Interest (expense) income, net................    (1,518)        37     (6,220)    (8,231)   (15,677)   (10,725)     (16,849)
Net gain on foreign exchange..................        --        340      1,518      1,352      1,838         (9)       1,166
Other income (expenses), net..................       (38)     1,032       (684)       599        511       (543)       1,119
                                                --------   --------   --------   --------   --------   --------   -----------
Income (loss) before taxes....................    (3,073)    (1,627)    (3,046)     5,345     (6,445)    (4,035)      (1,374)
Benefit (expense) for income
  taxes -- foreign............................        --      1,977      1,428      3,155        740        122       (2,495)
                                                --------   --------   --------   --------   --------   --------   -----------
Income (loss) before minority interest........    (3,073)       350     (1,618)     8,500     (5,705)    (3,913)      (3,869)
Minority interest.............................        --     (1,315)    (1,218)    (5,464)    (1,712)      (976)      (1,509)
                                                --------   --------   --------   --------   --------   --------   -----------
Net income (loss).............................  $ (3,073)  $   (965)  $ (2,836)  $  3,036   $ (7,417)  $ (4,889)   $  (5,378)
                                                ========   ========   ========   ========   ========   ========    =========
OTHER FINANCIAL DATA:
Capital expenditures..........................  $ 12,332   $ 24,630   $ 36,172   $ 87,541   $ 67,060   $ 57,075    $  37,301
EBITDA(3).....................................       606        663      8,664     24,499     27,536     21,991       32,383
Cash flow from (used by):
    Operating activities......................     4,199     (3,091)     4,821     17,257     18,894     18,025        2,563
    Investing activities......................   (12,332)   (27,548)   (35,261)   (87,603)   (66,910)   (56,443)     (31,086)
    Financing activities......................     6,073     26,021     33,994     95,351     22,097     14,558      116,170
Ratio of earnings to fixed charges(4).........        --         --         --       1.38x        --         --           --
Ratio of earnings to pro forma fixed
  charges(4)(5)...............................        --         --         --         --         --         --           --
Ratio of EBITDA to interest expense...........      0.20x      4.22x      1.30x      2.90x      1.67x      1.77x        1.82x
Ratio of EBITDA to pro forma interest
  expense(5)..................................        --         --         --         --       1.42x        --         1.92x
Ratio of total debt to EBITDA(6)..............     14.56x     22.51x      5.36x      4.39x      4.64x      4.14x        5.76x
Pro forma ratio of total debt to
  EBITDA(5)(6)................................        --         --         --         --       6.13x        --         4.37x

                                                                                                        AS OF SEPTEMBER 30,
                                                                                                                1996
                                                                 AS OF DECEMBER 31,                    ----------------------
                                                ----------------------------------------------------                  AS
                                                1991(1)      1992       1993       1994       1995      ACTUAL    ADJUSTED(7)
                                                --------   --------   --------   --------   --------   --------   -----------
                                                          (IN THOUSANDS, EXCEPT FOR RATIOS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $    279   $  1,426   $  7,130   $ 32,135   $  6,216   $ 93,863    $  33,663
Total current assets..........................     5,093     13,657     26,344     57,948     36,906    129,994       69,794
Net property, plant and equipment.............    26,996     47,926     77,970    152,909    199,701    218,094      218,094
Total assets..................................    32,270     67,139    111,283    222,684    249,095    363,135      302,935
Total current liabilities.....................     7,176     25,528     24,796     68,984    128,813    119,662       59,462
Total short-term debt and current portion of
  long-term debt..............................     4,853     14,924     11,246     48,047     97,510     89,411       29,211
Total long-term debt, net.....................     3,972          2     35,152     59,437     30,200    159,240      159,240
Minority interest.............................        --      1,345     19,614     24,893     28,476     29,985       29,985
Stockholders' equity..........................    20,914     22,579     26,794     62,780     55,363     49,985       49,985
OTHER FINANCIAL DATA:
Total debt as a percentage of
  capitalization(8)...........................      29.7%      38.4%      50.0%      55.1%      60.4%      75.7%        70.2%
                                                                 AS OF DECEMBER 31,                     AS OF SEPTEMBER 30,
                                                ----------------------------------------------------   ----------------------
                                                1991(1)      1992       1993       1994       1995       1995        1996
                                                --------   --------   --------   --------   --------   --------   -----------
OPERATING DATA:
VSAT microstations installed..................       282        558        931      1,925      2,841      2,710        3,311
Dataplus earth stations installed.............        13         42        129        271        443        347          609
Satellites linked(9)..........................         2          3          3          4          4          4            6
Leased satellite capacity (Mhz)...............      17.0       30.0       51.5      128.4      198.3     196.25       261.58
Teleports.....................................         1          2          2          3          4          4            4
Teleport antennas.............................         2          5         10         16         22         20           21
Regional Teleports............................         1          2          6          9         10         10           10
Teledatos Networks............................         1          3          6         12         12         12           12
Customers.....................................        71        133        262        445        656        564          850



                                                   (footnotes appear on page 37)

                                                    IMPSAT ARGENTINA
                                ---------------------------------------------------------
                                                 YEAR ENDED NOVEMBER 30,
                                ---------------------------------------------------------
                                  1991        1992        1993        1994        1995
                                ---------   ---------   ---------   ---------   ---------
                                            (IN THOUSANDS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues from services........  $   8,166   $  20,379   $  34,672   $  63,999   $  80,346
Operating expenses(2)
    Direct cost of services...     (3,036)     (8,242)    (13,186)    (25,420)    (30,721)
    Selling expenses..........     (1,153)     (1,185)     (1,279)     (7,027)    (11,036)
    General and administrative
      expense.................     (3,371)     (3,073)     (1,911)     (6,947)     (8,195)
    Reorganization
      costs -- severance......         --          --          --          --          --
    Depreciation and
      amortization............     (2,123)     (3,667)     (5,570)    (10,719)    (16,067)
                                 --------    --------    --------    --------    --------
Operating income (loss).......     (1,517)      4,212      12,726      13,886      14,327
Interest (expense) income,
  net.........................     (1,518)         37      (5,453)     (4,556)    (10,384)
Other income (expenses).......        (38)      1,032        (468)        (83)        523
                                 --------    --------    --------    --------    --------
Income (loss) before taxes....     (3,073)      5,281       6,805       9,247       4,466
Benefit (expense) for income
  taxes.......................         --          --          --       3,220          --
                                 --------    --------    --------    --------    --------
Income before minority
  interest....................     (3,073)      5,281       6,805      12,467       4,466
Minority interest.............         --          --          --          (3)          6
                                 --------    --------    --------    --------    --------
Net income (loss).............  $  (3,073)  $   5,281   $   6,805   $  12,464   $   4,472
                                 ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
Capital expenditures..........  $  12,332   $  16,936   $  23,699   $  70,350   $  38,248
EBITDA(3).....................        606       7,879      18,296      24,605      30,394
Cash Flow from (used by):
    Operating activities......      4,199      11,977       8,225      22,298      27,697
    Investing activities......    (12,332)    (16,936)    (22,762)    (69,832)    (37,984)
    Financing activities......      6,073       6,101      19,864      41,299      10,933
Ratio of earnings to fixed
  charges(4)..................         --        2.26x       2.24x       2.92x       1.37x
Ratio of earnings to pro forma
  fixed charges(4)(5).........         --          --          --          --        1.48x
Ratio of EBITDA to interest
  expense.....................       0.20x       4.22x       3.22x       5.17x       2.90x
Ratio of EBITDA to pro forma
  interest expense(5).........         --          --          --          --        3.15x
Ratio of total debt to
  EBITDA(6)...................      14.56x       1.89x       1.93x       3.12x       2.62x
Pro forma ratio of total debt
  to EBITDA(5)(6).............         --          --          --          --        2.97x

                                                   AS OF NOVEMBER 30,
                                ---------------------------------------------------------
                                  1991        1992        1993        1994        1995
                                --------    --------    --------    --------    --------
                                            (IN THOUSANDS, EXCEPT FOR RATIOS)
BALANCE SHEET DATA:
Cash and cash equivalents.....  $     279   $   1,422   $   6,749   $     514   $   1,160
Total current assets..........      5,093      10,664      24,441      22,169      20,776
Net property, plant and
  equipment...................     26,996      40,264      58,393     118,024     140,205
Total assets..................     32,270      51,666      83,650     144,504     165,945
Total current liabilities.....      7,176      21,157      14,245      54,331     102,557
Total short-term debt and
  current portion of long-term
  debt........................      4,853      14,924       3,867      37,275      70,998
Total long-term debt, net
  (includes advances from
  Parent Company).............      3,972           2      31,476      39,609       8,705
Minority interest.............         --          --          --           9           3
Stockholders' equity..........     20,914      26,194      33,000      43,964      48,436
OTHER FINANCIAL DATA:
Total debt as a percentage of
  total capitalization(8).....       29.7%       36.3%       51.7%       63.6%       62.2%
                                                   AS OF NOVEMBER 30,
                                ---------------------------------------------------------
                                  1991        1992        1993        1994        1995
                                --------    --------    --------    --------    --------
OPERATING DATA:
VSAT microstations
  installed...................        282         543         756       1,462       1,951
Dataplus earth stations
  installed...................         13          40         114         236         355
Satellites linked(9)..........          2           2           3           4           4
Leased satellite capacity
  (Mhz).......................       17.0        25.0        31.0        96.0       148.0
Teleports.....................          1           1           1           1           1
Teleport antennas.............          2           4           8          11          12
Regional Teleports............          1           2           5           6           6
Teledatos Networks............          1           3           6           7           7
Customers.....................         71         125         200         292         319


                                 NINE MONTHS ENDED AUGUST
                                           31,
                                --------------------------
                                  1995            1996
                                ---------      -----------

STATEMENT OF OPERATIONS DATA:
Revenues from services........  $  58,352      $   62,939
Operating expenses(2)
    Direct cost of services...    (20,473)        (22,878)
    Selling expenses..........     (8,621)         (6,845)
    General and administrative
      expense.................     (6,175)         (4,998)
    Reorganization
      costs -- severance......         --            (713)
    Depreciation and
      amortization............    (11,699)        (13,894)
                                 --------        --------
Operating income (loss).......     11,384          13,611
Interest (expense) income,
  net.........................     (7,607)         (9,173)
Other income (expenses).......        (61)            563
                                 --------        --------
Income (loss) before taxes....      3,716           5,001
Benefit (expense) for income
  taxes.......................         --          (1,984)
                                 --------        --------
Income before minority
  interest....................      3,716           3,017
Minority interest.............          6              14
                                 --------        --------
Net income (loss).............  $   3,722      $    3,031
                                 ========        ========
OTHER FINANCIAL DATA:
Capital expenditures..........  $  32,446      $   16,746
EBITDA(3).....................     23,083          27,505
Cash Flow from (used by):
    Operating activities......     22,380           6,365
    Investing activities......    (31,814)        (16,483)
    Financing activities......      9,821          53,182
Ratio of earnings to fixed
  charges(4)..................       1.50x           1.69x
Ratio of earnings to pro forma
  fixed charges(4)(5).........         --            1.38x
Ratio of EBITDA to interest
  expense.....................       3.03x           3.41x
Ratio of EBITDA to pro forma
  interest expense(5).........         --            2.79x
Ratio of total debt to
  EBITDA(6)...................       2.79x           3.76x
Pro forma ratio of total debt
  to EBITDA(5)(6).............         --            2.71x
                                  AS OF AUGUST 31, 1996
                                --------------------------
                                                   AS
                                 ACTUAL        ADJUSTED(7)
                                --------        --------

BALANCE SHEET DATA:
Cash and cash equivalents.....  $  44,224      $    5,524
Total current assets..........     66,984          28,284
Net property, plant and
  equipment...................    143,057         143,057
Total assets..................    213,035         174,335
Total current liabilities.....     81,346          42,646
Total short-term debt and
  current portion of long-term
  debt........................     62,059          23,359
Total long-term debt, net
  (includes advances from
  Parent Company).............     75,970          75,970
Minority interest.............        (11)            (11)
Stockholders' equity..........     51,467          51,467
OTHER FINANCIAL DATA:
Total debt as a percentage of
  total capitalization(8).....       72.8%           65.9%
                                     AS OF AUGUST 30,
                                --------------------------
                                  1995            1996
                                --------        --------
OPERATING DATA:
VSAT microstations
  installed...................      1,935           2,042
Dataplus earth stations
  installed...................        347             394
Satellites linked(9)..........          4               4
Leased satellite capacity
  (Mhz).......................      148.0           161.0
Teleports.....................          1               1
Teleport antennas.............         12              12
Regional Teleports............          6               6
Teledatos Networks............          7               7
Customers.....................        320             363



                                                   (footnotes appear on page 37)

     The following supplemental selected financial data are for IMPSAT Argentina for the fiscal years ended November 30, 1993, 1994 and 1995 and for each of IMPSAT Colombia and IMPSAT Venezuela for the years ended December 31, 1993, 1994 and 1995 and have been derived from the consolidating schedules prepared by the Company for the combined financial statements for the years ended December 31, 1993, 1994 and 1995. The following supplemental financial data for IMPSAT Argentina, IMPSAT Colombia and IMPSAT Venezuela for the first nine months of 1995 and 1996 have been derived from the Company's and IMPSAT Argentina's unaudited financial statements for the nine months ended September 30, 1995 and 1996 and August 31, 1995 and 1996, respectively.


                                                                                               NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                   ----------------------------------     ---------------------------
                                                     1993         1994         1995         1995            1996
                                                   --------     --------     --------     --------     --------------
                                                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues from services:
    Argentina..................................    $ 34,672     $ 63,999     $ 80,346     $ 58,352        $ 62,939
    Colombia(10)...............................       2,777       12,756       22,417       15,068          25,021
    Venezuela(11)..............................         246          910        2,204        1,524           3,105
    Other(12)..................................          --           14          674          380           2,328
                                                   --------     --------     --------     --------     --------------
         TOTAL.................................    $ 37,695     $ 77,679     $105,641     $ 75,324        $ 93,393
                                                   =========    =========    =========    =========    ==============
Operating expenses(2):
    Argentina..................................    $(21,946)    $(50,113)    $(66,019)    $(46,968)       $(49,328)
    Colombia...................................      (5,570)     (10,757)     (17,627)     (10,300)        (15,367)
    Venezuela..................................      (7,839)      (3,699)      (4,257)      (2,139)         (3,931)
    Other......................................          --       (1,485)     (10,855)      (8,675)        (11,577)
                                                   --------     --------     --------     --------     --------------
         TOTAL.................................    $(35,355)    $(66,054)    $(98,758)    $(68,082)       $(80,203)
                                                   =========    =========    =========    =========    ==============
Net income (loss):
    Argentina..................................    $  6,805     $ 12,464     $  4,472     $  3,722        $  3,031
    Colombia...................................        (970)         (80)        (135)      (1,602)          1,587
    Venezuela..................................      (7,455)      (2,582)      (1,723)      (1,717)         (1,482)
    Other......................................      (1,216)      (6,766)     (10,031)      (5,292)         (8,514)
                                                   --------     --------     --------     --------     --------------
         TOTAL.................................    $ (2,836)    $  3,036     $ (7,417)    $ (4,889)       $ (5,378)
                                                   =========    =========    =========    =========    ==============
OTHER FINANCIAL DATA:
EBITDA(3):
    Argentina..................................    $ 18,296     $ 24,605     $ 30,394     $ 23,083        $ 27,505
    Colombia...................................      (2,038)       3,739        8,748        5,922          11,576
    Venezuela..................................      (7,592)      (2,373)      (1,675)      (1,140)           (822)
    Other......................................          (2)      (1,472)      (9,931)      (5,874)         (5,876)
                                                   --------     --------     --------     --------     --------------
         TOTAL.................................    $  8,664     $ 24,499     $ 27,536     $ 21,991        $ 32,383
                                                   =========    =========    =========    =========    ==============

                                                           AS OF DECEMBER 31,              AS OF SEPTEMBER 30, 1996
                                                   ----------------------------------     ---------------------------
                                                     1993         1994         1995        ACTUAL      AS ADJUSTED(6)
                                                   --------     --------     --------     --------     --------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets:
    Argentina..................................    $ 83,650     $144,504     $165,945     $213,035        $174,335
    Colombia...................................      22,308       51,640       59,929       65,389          65,389
    Venezuela..................................       5,801        8,015       11,192       17,516          17,516
    Other......................................        (476)      18,525       12,029       67,195          45,695
                                                   --------     --------     --------     --------     --------------
         TOTAL.................................    $111,283     $222,684     $249,095     $363,135        $302,935
                                                   =========    =========    =========    =========    ==============
Stockholders' equity:
    Argentina..................................    $ 33,000     $ 43,964     $ 48,436     $ 51,467        $ 51,467
    Colombia...................................      12,811       22,498       10,467       17,525          17,525
    Venezuela..................................       4,006        1,312        7,072       18,865          18,865
    Other......................................     (23,023)      (4,994)     (10,612)     (37,872)        (37,872)
                                                   --------     --------     --------     --------     --------------
         TOTAL.................................    $ 26,794     $ 62,780     $ 55,363     $ 49,985        $ 49,985
                                                   =========    =========    =========    =========    ==============



                                                   (footnotes appear on page 37)

---------------

 (1) Financial and other data presented for the Company on a combined basis for 1991 include information only for IMPSAT Argentina since IMPSAT Argentina was the only one of the Company's operating subsidiaries in existence in 1991.



 (2) Operating expenses consist of direct cost of services, selling expenses, general and administrative expenses and depreciation and amortization.



 (3) EBITDA consists of operating income (loss) plus depreciation and amortization and income taxes. EBITDA is presented because it is a measure commonly used in the industry and to enhance an understanding of the Company's operating results and is not intended to represent or be a substitute for cash flow under generally accepted accounting principles. See the Company's combined financial statements contained elsewhere in this Prospectus, which include a statement of cash flows. If EBITDA had been calculated excluding the depreciation, amortization, interest expense and net losses allocable to the minority interest in non-wholly-owned subsidiaries (other than the Guarantor), it would not have produced material differences from EBITDA as presented because the Company's non-wholly-owned subsidiaries (other than the Guarantor) had losses or relatively small net income for the periods indicated.



 (4) The ratio of earnings to fixed charges is computed by dividing operating income before fixed charges (other than capitalized interest), by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness. Earnings of the Company were insufficient to cover fixed charges by approximately $4.3 million, $9.6 million, $5.2 million, $4.6 million and $12.4 million for the years ended December 31, 1993 and 1995, for the nine months ended September 30, 1995 and 1996, and for the pro forma year ended December 31, 1995, respectively. Earnings of IMPSAT Argentina were insufficient to cover fixed charges by approximately $4.5 million for the year ended November 30, 1991.



 (5) Pro forma ratios are presented for the year ended December 31, 1995 and for the nine month period ended September 30, 1996 as if the Offering and the application of the proceeds thereof to repay $91.5 million of short-term indebtedness had occurred at the beginning of the relevant period.



 (6) This figure represents the ratio of debt at the end of the period to EBITDA over the preceding four quarters, except that for the nine month periods EBITDA has been annualized.



 (7) As adjusted balance sheet data is presented as if the Offering and the application of the proceeds thereof to repay $91.5 million of indebtedness had occurred on the balance sheet date.



 (8) Total debt is the sum of short-term and long-term debt. Total capitalization is the sum of total debt, minority interest and stockholders' equity.



 (9) "Satellites linked" refers to satellites with respect to which the Company has leased transponder capacity. The Company does not own any satellites.



(10) IMPSAT Colombia commenced operations in December 1992.



(11) IMPSAT Venezuela commenced operations in January 1993.



(12) The category "Other", as it relates to revenues, operating expenses, total assets, and EBITDA, consists of (i) amounts relating to IMPSAT Ecuador, IMPSAT Mexico, IMPSAT USA, ISCH and Resis; (ii) parent company amounts, including overhead expenses; and (iii) the elimination of inter-company balances and transactions. As it relates to net income (loss) and stockholders' equity, the category "Other" also includes the allocation to minority interest.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The following discussion should be read in conjunction with the Company's combined financial statements and the notes thereto and with IMPSAT Argentina's consolidated financial statements and the notes thereto, each of which are included elsewhere in this Prospectus, and with the other financial data also included elsewhere in this Prospectus. IMPSAT Argentina's financial statements are presented as of November 30, the end of its fiscal year, and as of August 31, the end of the first three quarters of its fiscal year, and the combined financial statements of the Company incorporate IMPSAT Argentina's fiscal year and first three quarters of its fiscal year results. The Company's fiscal year and that of all of its other subsidiaries end on December 31.


     The Company owns less than a 100% equity interest in certain of its subsidiaries, including a 51% equity interest in IMPSAT Argentina, a 74% equity interest in IMPSAT Colombia and a 75% equity interest in IMPSAT Venezuela. The financial data for the Company on a combined basis generally reflect 100% of the revenues and expenses for each of the Company's subsidiaries in operation during the relevant period, with the amounts of net income (loss) and stockholders' equity attributable to the minority interests in such subsidiaries deducted as a separate line item. The combined financial data contained herein are presented as if IMPSAT Corporation owned its current percentage of the capital stock of its subsidiaries during all periods, and as of all balance sheet dates, presented. The following discussion of the Company's combined financial condition and results of operations reflects primarily the results of IMPSAT Argentina, which was the first subsidiary of the Company and which as of the date hereof constitutes, and for all periods discussed in this Prospectus has constituted, the Company's largest subsidiary.

     Certain of the information with respect to the Company's plans and strategy for its business and related financing included herein are forward-looking statements which are based on a number of assumptions and are subject to significant business, economic and competitive uncertainties which are beyond the control of the Company. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, investors should carefully consider the information set forth under the caption "Risk Factors."

     The Company's revenues are derived principally from fixed monthly fees from its customers, as well as from initial engineering and installation charges. The installation charge generally is structured to cover the Company's actual costs of installation of customer site-based equipment and represents an insignificant percentage of the total revenues. Depending on the complexity of the services to be provided to a customer, the period between the date of signature of a contract and the commencement of actual services (and receipt of monthly fees) typically ranges from 45 days to four months. The Company's contracts with its customers range from six months to five years but generally are for three years. The monthly fee is based on the number of VSAT microstations or Dataplus earth stations utilized, and/or the number of connections into the Company's Teledatos networks. The Company generally charges its customer a fee denominated in U.S. dollars, although most of the customers have the option of paying either in U.S. dollars or in their respective local currencies (based on the exchange rate between the respective local currency and the U.S. dollar on the date of payment). The Company records revenues upon the submission of an invoice to a customer.


     The Company generally has been able to maintain premium prices in each of the countries in which it operates, in part due to its position as a market leader in providing high quality private telecommunications network services. The Company recently has experienced, and anticipates that it will continue to experience, downward pressure on its prices as it continues to expand its customer base and as competition for private telecommunications network services grows. Upon the renewal and/or expansion of its contracts with existing customers, the prices charged to such customers have generally declined. In addition, the prices charged to new customers generally are lower than the prices charged in past years. See "Risk Factors -- Competition." The Company to date has been able to counterbalance to some extent decreases in prices by increasing the amount of services provided to its customers, and the Company's business plan contemplates that as its prices decline due to competition, the volume of services to be provided to particular customers, and the total number of customers served, should increase. See "Business -- Customers." For a discussion of important factors that could prevent the Company from sufficiently increasing its customers and the volume of services to the degree necessary to offset declining prices, see "Risk Factors -- Significant Capital Requirements," "-- Short Operating History; Risks of Expansion Strategy," "-- Competition," and "-- Risks Relating to Operations in Latin America."


     The Company's direct cost of services include principally (i) satellite lease payments for transponder capacity, (ii) costs relating to the installation and removal by the Company of VSAT and Dataplus earth stations at its customers' premises, (iii) sales commissions paid to third party sales representatives with respect to customer contracts, and (iv) personnel costs for the design and engineering of its private telecommunications network systems infrastructure and, once such infrastructure is installed and operating, personnel costs for the maintenance thereof. General and administrative expenses for the Company consist of personnel costs other than for selling and engineering, design and maintenance of the Company's infrastructure, insurance, professional and legal fees and general overhead.

     Certain management, sales and administrative services are performed on behalf of IMPSAT Corporation and its operating subsidiaries by Resis Ingenieria S.A., a wholly-owned subsidiary of the Company. Resis was formed as an Argentine corporation for reasons of administrative convenience and efficiency to employ the executive officers of the Company, most of whom are Argentine nationals. See "Management."

RESULTS OF OPERATIONS

     The following table presents the Company's results of operations as a percentage of revenues:


                                                                                    NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                     ----------------------------------------------------   ----------------------------------
                          1993              1994               1995               1995              1996
                     ---------------   ---------------   ----------------   ----------------   ---------------
                               (IN THOUSANDS OF U.S. DOLLARS AND AS A PERCENTAGE OF COMBINED REVENUES)
Revenues............ $37,695   100.0%  $77,679   100.0%  $105,641   100.0%  $75,324   100.0%   $93,393   100.0%
Direct cost of
  services..........  22,256    59.0    32,999    42.5     43,051    40.8    28,501    37.8     35,470    38.0
Selling expenses....   3,284     8.7     9,714    12.5     16,962    16.1    11,467    15.2     11,703    12.5
General and
  administrative
  expenses..........   3,491     9.3    10,467    13.5     18,092    17.1    13,365    17.7     13,124    14.1
Depreciation and
  amortization......   6,324    16.8    12,874    16.6     20,653    19.6    14,749    19.6     19,193    20.6
Interest expense,
  net...............   6,220    16.5     8,231    10.6     15,677    14.8    10,725    14.2     16,849    18.0
Net gain (loss) on
  foreign
  exchange..........   1,518     4.0     1,352     1.7      1,838     1.7        (9)    0.0      1,166     1.3
Benefit (Expense)
  for foreign income
  taxes.............   1,428     3.8     3,155     4.1        740     0.7       122     0.2     (2,495)   (2.7)
Net income (loss)...  (2,836)   (7.5)    3,036     3.9     (7,417)   (7.0)   (4,889)   (6.5)    (5,378)   (5.8)



  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995



     Revenues. Revenues for the nine months ended September 30, 1996 totalled $93.4 million, an increase of $18.1 million, or 24.0%, from the nine months ended September 30, 1995. The increase in revenues reflects principally a growth in revenues of IMPSAT Colombia, which totalled $25.0 million, representing an increase of $10.0 million, or 66.1%, from the nine months ended September 30, 1995. In addition, revenues at IMPSAT Argentina for the nine months ended August 31, 1996 totalled $62.9 million (an increase of $4.5 million, or 7.7%, from the nine months ended August 31, 1995), revenues at IMPSAT Venezuela totalled $3.1 million for the nine months ended September 30, 1996 (an increase of $1.6 million from the nine months ended September 30, 1995), and revenues at IMPSAT Ecuador totalled $1.9 million for the nine months ended September 30, 1996 (an increase of $1.5 million from the nine months ended September 30, 1995). Revenue growth for the nine months ended September 30, 1996 is attributable to an increase in the number of customers and services provided.

     IMPSAT Colombia's customer base increased from 188 at September 30, 1995 to 373 at September 30, 1996. During the first nine months of 1996 IMPSAT Colombia installed 252 VSAT microstations and 88 Dataplus earth stations for new and existing customers. IMPSAT Venezuela also experienced growth in the number of customers and services provided. In Venezuela, the number of customers increased from 33 at September 30, 1995 to 71 at September 30, 1996, and IMPSAT Venezuela installed 56 VSAT microstations and 30 Dataplus earth stations for new and existing customers during the nine months ended September 30, 1996. In Ecuador, the number of customers increased from 11 as of September 30, 1995 to 33 as of September 30, 1996, and IMPSAT Ecuador installed 34 VSAT microstations and 7 Dataplus earth stations during the nine month period ended September 30, 1996.



     The operations at IMPSAT Argentina experienced slower growth than that registered in the other principal countries in which the Company operates. The number of customers at IMPSAT Argentina as of August 31, 1996 totalled 363, compared with 320 customers as of August 31, 1995. During the nine months ended August 31, 1996, IMPSAT Argentina installed 91 VSAT microstations and 39 Dataplus earth stations for new and existing customers, as compared to 473 VSAT microstations and 119 Dataplus earth stations installed for the nine month period ended August 31, 1995. The significant diminution in the level of growth of IMPSAT Argentina's revenues and customer base is related to the recession experienced in Argentina during 1995 and the first six months of 1996. See "Risk Factors -- Risks Relating to Operations in Latin America -- Argentina."



     During periods of economic uncertainty certain customers of the Company in Argentina and in other countries in which the Company operates have deferred major corporate expenditures and business decisions, such as the contracting of their telecommunications services. The Company anticipates that its geographic diversification will provide some protection against economic downturns in any particular country, although there can be no assurance in this regard. See "Risk Factors -- Risks Relating to Operations in Latin America."



     The Company's contracts with its customers generally provide for payment in U.S. dollars or for payment in local currency linked to the exchange rate at the time of payment between the local currency and the U.S. dollar. Accordingly, inflationary pressures experienced in the Company's country of operations did not have direct effect on the Company's revenues for 1995 and the first three quarters of 1996. Nevertheless, inflation has in the past, and could in the future, adversely affect the economies of the Company's countries of operations by, among other things, increasing the cost of local capital and deterring capital inflows from the United States and elsewhere. There can be no assurance that, in the future inflation will not produce such negative macroeconomic consequences in the Company's countries of operations which, in turn, could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Risk Factors -- Risks Relating to Operations in Latin America."



     Direct Cost of Services. The Company's direct cost of services for the nine months ended September 30, 1996 totalled $35.5 million, an increase of $7.0 million, or 24.5%, from the Company's direct cost of services for the nine months ended September 30, 1995. Of total direct cost of services, $22.9 million related to the operations of IMPSAT Argentina and $6.9 million related to the operations of IMPSAT Colombia, compared to direct cost of services of $20.5 million at IMPSAT Argentina for the nine months ended August 31, 1995 and direct cost of services of $4.4 million at IMPSAT Colombia for the nine months ended September 30, 1995.



     Of the Company's total direct cost of services for the nine months ended September 30, 1996, satellite lease payments totalled $10.5 million, or 29.6% of total direct cost of services. Satellite lease payments for the nine months ended September 30, 1995 totalled $8.9 million, or 31.1% of total direct cost of services for such period. The Company's costs for satellite capacity are directly related to the increase in the Company's customer and revenue bases, and the Company has acquired additional leased satellite capacity as needed to meet current and projected levels of business. Total leased satellite capacity has increased from 196.25 MHz as of September 30, 1995 to 261.58 MHz as of September 30, 1996. The Company believes that it has adequate leased satellite capacity and does not anticipate acquiring additional capacity until at least 1998. The Company anticipates that satellite lease payments will represent the major subcomponent of direct cost of services in the foreseeable future. The Company believes that such trend is anticipated and that such an increase has not had and is not likely to have a material effect on the Company's results of operations, liquidity or capital resources. See
"Business -- Infrastructure -- Satellites."



     Installation costs totalled $7.2 million for the nine months ended September 30, 1996, or 20.3% of total direct cost of services. The Company utilizes the services of outside providers of installation services in Argentina and Colombia and intends over time to expand the practice of using outside providers in the other countries in which it operates.



     Sales commissions paid to third party representatives totalled $6.8 million for the nine months ended September 30, 1996, or 19.2% of the Company's total direct cost of services during such period. The overwhelming amount of such sales commissions ($6.0 million, or 88.2% of total sales commissions) were paid with respect to customers of IMPSAT Argentina. To date, the practice of utilizing third party sales representatives in connection with the generation and servicing of customer contracts has been employed predominantly in the case of IMPSAT Argentina, although third party sales representatives have also recently been utilized in connection with IMPSAT Colombia's customer generation. See "Business -- Sales, Marketing and Customer Service."



     Finally, personnel costs for the engineering, design and maintenance of the Company's network infrastructure for the nine months ended September 30, 1996 totalled $5.3 million, or 15.0% of the Company's total direct cost of services during such period. In the second quarter of 1996, IMPSAT Argentina reduced its technical support staff by 17 persons. Such terminations resulted in the payment of legally required severance payments for such personnel of $250,000 in the second quarter of 1996. However, the Company anticipates future savings in the direct cost of services relating to personnel as a result of such decrease in workforce.



     Selling Expenses. Selling expenses for the Company consist of personnel costs of the Company's sales force, advertising and publicity costs. The Company incurred selling expenses of $11.7 million for the nine months ended September 30, 1996, an increase of $0.2 million or 1.7%, from selling expenses incurred by the Company during the nine months ended September 30, 1995. Selling expenses at IMPSAT Argentina for the nine months ended August 31, 1996 totalled $6.8 million, a decrease of $1.8 million, or 20.9%, from selling expenses incurred by IMPSAT Argentina for the nine months ended August 31, 1995. Selling expenses at IMPSAT Colombia for the nine months ended September 30, 1996 totalled $2.5 million, a increase of $0.8 million, or 47.1%, from selling expenses incurred by IMPSAT Colombia for the nine months ended September 30, 1995. Such increase was related to increased personnel and publicity costs incurred by IMPSAT Colombia in connection with its growth in customer revenues and base.



     As described below under "-- 1995 Compared to 1994 -- General and Administrative Expenses," the Company has taken steps beginning in the first quarter of 1996 to reduce selling expenses. As a percentage of revenues, selling expenses have been reduced for the nine month period ended September 30, 1996 to 12.5% of total revenues from 15.2% of total revenues for the nine month period ended September 30, 1995. During the second quarter of 1996, IMPSAT Argentina decreased its sales workforce by 16 people. This reduction in workforce, which was made possible by increases in productivity realized as a result of IMPSAT Argentina's organizational restructuring in 1995 (see "-- 1995 Compared to
1994 -- General and Administrative Expenses"), resulted in legally required severance payments of approximately $406,000 in the second quarter of 1996. However, the Company expects future savings in selling personnel costs as a result of the decrease in workforce.



     General and Administrative Expenses. The Company recorded general and administrative expenses of $13.1 million for the nine months ended September 30, 1996, a decrease of $241,000, or 1.8%, from general and administrative costs incurred by the Company during the nine months ended September 30, 1995. General and administrative expenses incurred by IMPSAT Corporation and Resis for the nine month period ended September 30, 1996 totalled $4.2 million, an increase of $261,000, or 6.6%, from such expenses incurred for the none month period ended September 30, 1995, reflecting the effect of the establishment in the second quarter of 1995 of a holding company management tier to coordinate the Company's operations in the different countries in which it operates. General and administrative expenses at IMPSAT Argentina for the nine months ended August 31, 1996 totalled $5.0 million, a decrease of $1.2 million, or 19.4%, from general and administrative expenses incurred by IMPSAT Argentina for the nine months ended August 31, 1995.

     The Company has commenced efforts to decrease and rationalize its general and administrative expenses. Those steps included a small decrease in the number of employees at Resis, a decrease in administrative expenses such as corporate travel expenses and a more efficient use of space requirements. IMPSAT Corporation has moved its executive offices from the office space which it leased in the business district in downtown Buenos Aires and has centralized its personnel at IMPSAT Argentina's new facility at its Buenos Aires Teleport. The move of IMPSAT Corporation's headquarters personnel to the Buenos Aires Teleport is anticipated to result in a savings of $300,000 annually in reduced rental expense. Also, as part of the general reduction in workforce described in the preceding paragraphs, IMPSAT Argentina reduced its administrative personnel workforce by 11 persons in the second quarter of 1996, which resulted in legally required severance payments of $57,000 in that quarter.



     The Company's reserve for uncollectible receivables, principally relating to IMPSAT Argentina, totalled $2.8 million as of September 30, 1996, an increase of $1.7 million, or 149%, from the reserve maintained as of December 31, 1995. Over 99% of the reserve for uncollectible receivables relates to the operation of IMPSAT Argentina. The Company has increased its reserve for uncollectible accounts as a result of certain payment arrears experienced by a number of customers in Argentina. The Company's current policy is to reserve 30% for accounts receivable in excess of 180 days but less than one year, and 100% for all accounts receivable in excess of 360 days; except with respect to ENCOTESA, as to which the Company as of August 31, 1996 had reserves for uncollectible accounts receivable of $500,000 with respect to a total of $3.4 million in accounts receivable in excess of 180 days at such time. As a percentage of gross total revenues, the Company's reserve of uncollectible receivables has increased from 1.1% of total revenues for the nine month period ended September 30, 1995 to 3.0% of total revenues for the nine month period ended September 30, 1996.



     The single largest delinquent customer as of September 30, 1996 was ENCOTESA, the Argentine national postal service. ENCOTESA accounted for 47.9% of IMPSAT Argentina's receivables past due more than six months but less than one year and for 51.0% of IMPSAT Argentina's receivables past due in excess on one year. ENCOTESA, which was the Company's fifth largest customer as of December 31, 1995, is experiencing financial and operating difficulties, and the Argentine legislature is currently debating the means to address ENCOTESA's difficulties, including the possible privatization of the agency. In November 1996, IMPSAT Argentina filed suit against ENCOTESA for amounts due and arising under IMPSAT Argentina's contracts with ENCOTESA totalling $5.1 million, plus interest on such amounts. IMPSAT Argentina believes that its contracts with ENCOTESA should be recognized by the Argentine courts and intends to pursue its claims against ENCOTESA to the fullest extent. IMPSAT Argentina is currently discussing with ENCOTESA modifications to the amount of services being provided under ENCOTESA's contracts with IMPSAT Argentina, which currently result in monthly invoices of $218,000. As of September 30, 1996, the Company was providing ENCOTESA with 200 VSATs and 7 Dataplus earthstations, under contracts which are scheduled to expire in August 1997 and 1999, respectively. The Company will continue to assess the effect that the ENCOTESA receivables situation will have on its results of operations, liquidity or capital resources.



     Depreciation and Amortization. The Company's depreciation and amortization for the nine months ended September 30, 1996 totalled $19.2 million, an increase of $4.4 million, or 29.7%, compared to depreciation and amortization for the nine months ended September 30, 1995. Depreciation and amortization for IMPSAT Argentina totalled $13.9 million for the nine months ended August 31, 1996, an increase of $2.2 million, or 18.8%, compared to the nine months ended August 31, 1995.



     The increase in depreciation and amortization is related principally to the growth in the Company's private telecommunications network systems and the expansion of its facilities. Depreciation and amortization will continue to increase in future periods as the Company anticipates continued expansion of its private telecommunications network systems.



     Interest Expense, Net. The Company's net interest expense for the nine months ended September 30, 1996 totalled $16.8 million, comprising interest expense of $17.8 million and interest income of $1 million. Net interest expense increased $6.1 million, or 57.0%, from net interest expense for the nine months ended September 30, 1995. IMPSAT Argentina's net interest expense for the nine months ended August 31, 1996 totalled $9.2 million, an increase of $1.6 million, or 21.1% from net interest expense for the nine months ended

August 31, 1995. Net interest expense at IMPSAT Colombia for the nine months ended September 30, 1996 totalled $5.6 million, an increase of $1.4 million, or 33%, from IMPSAT Colombia's net interest expense for the nine months ended September 30, 1995.



     The increase in net interest expense reflects primarily increased indebtedness of the Company, which increased from $121.3 million as of September 30, 1995 to $248.6 million as of September 30, 1996. As of August 31, 1996, total outstanding indebtedness at IMPSAT Argentina equalled $138.0 million (including parent company advances of $68.2 million from the proceeds of the Notes), compared to $77.0 million as of August 31, 1995. Of the amount of total indebtedness of IMPSAT Argentina outstanding on August 31, 1996, a total of $38.7 million has been or as of November 30, 1996 will be repaid from the proceeds of the Offering. Total outstanding indebtedness at IMPSAT Colombia as of September 30, 1996 equalled $45.1 million, compared to $40.8 million as of September 30, 1995. Of the amount of total indebtedness of IMPSAT Colombia outstanding on September 30, 1996, a total of $18.0 million has been or as of November 30, 1996 will be repaid through the proceeds of the Offering. However, during the period between the consummation of the Offering and the maturity dates for the indebtedness being refinanced with the proceeds of the Offering, the Company has been required to incur the interest expense on the existing indebtedness as well as that on the Notes, which additional interest expense has been offset only partially by the receipt of interest income on the Company's cash balances being held pending repayment. The average interest rate on the Company's indebtedness for the nine months ended September 30, 1996 was 14.4%, compared to an average interest rate of 14.4% for the nine months ended September 30, 1995.



     Net Gain (Loss) on Foreign Exchange. The Company recorded a net gain on foreign exchange for the nine months ended September 30, 1996 of $1.2 million. As a result of the devaluation of the Colombian peso and the Venezuelan bolivar, the Company experienced a decrease in the indebtedness of IMPSAT Colombia incurred in Colombian pesos and of IMPSAT Venezuela incurred in Venezuelan bolivars by $0.15 million and $1.0 million, respectively, in U.S. dollar terms.



     Benefit (Expense) for Foreign Income Taxes. The Company recorded an expense for foreign income taxes for the nine months ended September 30, 1996 of $2.5 million, a decrease of $2.6 million from the benefit for foreign income taxes recorded for the nine months ended September 30, 1995. The expense for foreign income taxes reflects the income taxes owed by the Company's operating subsidiaries in their countries of operation. For the nine months ended August 31, 1996, IMPSAT Argentina recorded deferred income tax expense of $2.0 million, and IMPSAT Colombia recorded deferred tax expense of $0.3 million for the nine months ended September 30, 1996. IMPSAT Argentina currently has available certain net loss carryforwards of $4.1 million which is expects to use to offset its current income tax liability for 1996. See Note 8 to the Company's combined financial statements and Note 8 to IMPSAT Argentina's consolidated financial statements.



     Net Loss. For the nine months ended September 30, 1996, the Company incurred a net loss of $5.4 million, an increase of $0.5 million, or 10.2%, compared to the Company's net loss of $4.9 million for the nine months ended September 30, 1995. The Company's net loss as a percentage of total revenues for the nine month period ended September 30, 1996 declined to 5.8% of total revenues from a loss of 6.5% of total revenues for the nine month period ended September 30, 1995. The Company's net loss for the nine months ended September 30, 1996 is primarily related to the costs of the Company's operations in Venezuela (a net loss of $1.5 million after deduction for minority interests), Ecuador (a net loss of $1.2 million), Mexico (a net loss of $1.3 million), as well as management services provided, and overhead expenses incurred by IMPSAT Corporation of $4.5 million Such losses were offset by IMPSAT Argentina's net income for the nine month period ended August 31, 1996 of $3.0 million, of which the Company's interest after deduction for minority interests totalled $1.5 million and IMPSAT Colombia's net income of $1.6 million for the nine month period ended September 30, 1996, of which the Company's interest after deduction for minority interests totalled $1.2 million. The increase in the Company's net loss for the nine month period ended September 30, 1996 is primarily attributable to increased interest expenses associated with the Company's higher levels of indebtedness and to the deferred provision for $2.0 million in income taxes at IMPSAT Argentina. The Company does not believe that the decrease in its prices described above under "-- Overview" contributed in any significant respect to the net loss recorded by the Company during the first nine months of 1996.

  1995 COMPARED TO 1994


     Revenues. Revenues for 1995 totalled $105.6 million, an increase of $28.0 million, or 36.0%, from 1994. The increase in revenues reflected principally growth in revenues of IMPSAT Argentina ($80.3 million, representing an increase of $16.3 million, or 25.5%, from 1994) and of IMPSAT Colombia ($22.4 million, representing an increase of $9.7 million, or 75.7%, from 1994), as the Company's operations in Argentina and Colombia continued to expand during 1995.

     The growth in the Company's revenues in 1995 reflected both growth in the number of customers and growth in the amount of services provided to existing customers. The number of customers grew from 445 at December 31, 1994, to 656 at December 31, 1995. During 1995, IMPSAT Argentina's customer base expanded from 292 to 319 customers and IMPSAT Argentina installed 489 VSAT microstations and 119 Dataplus earth stations for existing and new customers. Revenue for IMPSAT Argentina did not increase as much as the Company had anticipated, principally because of the economic recession experienced in Argentina. IMPSAT Colombia increased its customer base from 135 to 271 during 1995 and installed 371 VSAT microstations and 36 Dataplus earth stations for existing and new customers in 1995. Substantially all of the customers of IMPSAT Argentina that completed the term of their original contracts with IMPSAT Argentina during 1995 entered into renewal contracts.


     In addition to general service revenues, IMPSAT Argentina recorded revenues of $2.2 million in 1995 as a result of the sale to YPF S.A. of VSAT microstations and Dataplus earth stations in connection with the implementation of YPF's contract with IMPSAT Argentina, of which $0.7 million was recorded as a gain of the sale of such equipment. Unlike the Company's other customers, YPF preferred to own the ground-based portions of the private telecommunications network systems infrastructure utilized by IMPSAT to provide such services to YPF. The Company does not anticipate that a substantial number of additional customers will seek to own their customer-site located infrastructure.


     Direct Cost of Services. The Company's direct cost of services for 1995 totalled $43.1 million, an increase of $10.1 million, or 30.5%, from the Company's direct cost of services for 1994. Of the total direct cost of services, $30.7 million related to the operations of IMPSAT Argentina and $6.9 million to IMPSAT Colombia. IMPSAT Argentina's direct cost of services of $30.7 million in 1995 represented an increase of $5.3 million, or 20.9%, from IMPSAT Argentina's direct cost of services for 1994.

     Of the Company's total direct cost of services in 1995, satellite lease payments totalled $10.9 million, or 25.5% of total direct cost of services. Personnel costs for engineering, design and maintenance of the Company's network infrastructure totalled $6.7 million, or 15.5% of the Company's total direct cost of services. Sales commissions paid to third party sales representatives in 1995 totalled $8.3 million in 1995, or 19.3% of the Company's total direct cost of services in 1995. Finally, installation costs totalled $5.7 million in 1995, or 13.3% of the Company's total direct cost of services.

     Selling Expenses. The Company incurred selling expenses of $17.0 million for 1995, an increase of $7.2 million, or 74.6%, from selling expenses incurred by the Company in 1994. Selling expenses at IMPSAT Argentina in 1995 totalled $11.0 million, an increase of $4.0 million, or 57.1%, from 1994. The increase in selling expenses in 1995 related primarily to increased personnel levels throughout the Company as the Company expanded its sales force in connection with its anticipated growth in revenues and customer base which did not materialize to the extent anticipated in 1995, principally because of the recession in Argentina.

     General and Administrative Expenses. The Company recorded general and administrative expenses of $18.1 million for 1995, an increase of $7.6 million, or 72.8%, from general and administrative expenses incurred by the Company in 1994. The increase in general and administrative expenses in 1995 reflected principally increased personnel expense incurred in connection with the establishment of a management infrastructure for IMPSAT Corporation and of the operations of IMPSAT Ecuador and IMPSAT Mexico. In addition, the Company recorded an expense of $1.5 million in 1995 for consultants' fees and related charges in connection with the restructuring of personnel with respect to the implementation of the Company's business unit concept. See "Business -- Sales, Marketing and Customer Service." General and administrative expenses at IMPSAT Argentina in 1995 totalled $8.2 million, an increase of $1.2 million, or 18.0%, from general and administrative expenses incurred by IMPSAT Argentina in 1994.

     The rapid increase in both selling and general and administrative expenses in 1995 resulted from the establishment of operations at the IMPSAT Corporation level, as well as Resis, and from the creation of a personnel infrastructure to support an expected growth in customers and revenues. Although the Company has continued to experience significant customer and revenue growth in certain of its markets, particularly Colombia and Ecuador, continued adverse economic conditions in Argentina and Venezuela in 1995 and the first quarter of 1996 resulted in less than anticipated growth for the Company. See "Risk
Factors -- Risks Relating to Operations in Latin America -- Argentina," and
"-- Venezuela." The Company recently has taken steps to address the significant increases in selling expenses and in general and administrative expenses recorded in 1995. See "-- Six Months Ended June 30, 1996 Compared to Six Months Ended June 30, 1995 -- General and Administrative Expenses."

     The Company maintains a reserve for uncollectible receivables, which as of December 31, 1995, related principally to IMPSAT Argentina and totalled $1.1 million, an increase of $0.4 million, or 58.7%, from the Company's reserve for uncollectible receivables as of December 31, 1994. The increase is attributable to the provisions for doubtful accounts of $0.8 million less write-offs of $0.4 million.

     Depreciation and Amortization. The Company's depreciation and amortization in 1995 totalled $20.7 million, an increase of $7.8 million, or 60.4%, compared to depreciation and amortization in 1994. Depreciation and amortization for IMPSAT Argentina in 1995 totalled $16.1 million, an increase of $5.3 million, or 49.9%, compared to 1994.

     Interest Expense, Net. The Company's net interest expense for 1995 totalled $15.7 million, comprising interest expense of $16.5 million and interest income of $0.8 million. Net interest expense increased $7.4 million, or 90.5%, compared to the Company's net interest expense for 1994. IMPSAT Argentina's net interest expense totalled $10.4 million and increased $5.9 million, or 129.9%, compared to IMPSAT Argentina's net interest expense for 1994.

     The increase in net interest expense reflects both increased outstanding indebtedness of the Company, which increased from $107.5 million as of December 31, 1994 to $127.7 million as of December 31, 1995, an increase of 18.8%, and to higher interest costs with respect to such indebtedness. The Company substantially increased its level of indebtedness throughout the second half of 1994 and throughout 1995 in order to develop and commence the operations of its private telecommunications network systems in Colombia and Venezuela and also incurred significant indebtedness to expand its operations and customer base in Argentina. Total outstanding indebtedness of the Company equalled $69.4 million at June 30, 1994, and $81.7 million at September 30, 1994. Net interest expense of IMPSAT Colombia for 1995 totalled $6.0 million, an increase of $3.0 million, or 97.7%, compared to net interest expense for 1994. In addition, the adverse economic effects in Argentina in the first half of 1995 as a result of the Mexican peso crisis in December 1995 (see "Risk Factors -- Risks Relating to Operations in Latin America -- Argentina"), resulted in the Company's having to pay higher rates of interest on portions of its short-term debt. During the first two quarters of 1995, IMPSAT Argentina was required to pay interest on its short-term debt at rates as high as 30% on an annual basis. While the Argentine banking sector stabilized during the second half of 1995 and interest rates declined from the extraordinarily high rates experienced in the first half of 1995, interest rates for IMPSAT Argentina's short-term debt nonetheless remained high. The average interest rate on the Company's indebtedness for 1995 was 14.1%, compared to an average interest rate of 11.0% for 1994.

     Net Gain (Loss) on Foreign Exchange. The Company recorded a net gain on foreign exchange in 1995 of $1.8 million, an increase of $0.5 million from the net gain on foreign exchange recorded by the Company in 1994, as the devaluation of the Colombian peso and the Venezuelan bolivar, resulted in a decrease in U.S. dollar terms of the Company's net liabilities for indebtedness denominated in such currencies.

     Benefit (Expense) for Foreign Income Taxes. The Company recorded a benefit for foreign income taxes in 1995 of $0.7 million, a decrease of $2.4 million, from the benefit for foreign income taxes recorded in 1994. The benefit for foreign income taxes reflects the difference in treatment for certain preoperating costs and with respect to net operating loss carryforwards. See
Note 8 to the Company's combined financial statements.


     Net Income (Loss). For 1995, the Company incurred a net loss of $7.4 million, compared to net income of $3.0 million for 1994. The principal reasons for the Company's net loss for 1995 related to the costs of $5.4 million associated with the establishment of operations at the IMPSAT Corporation level and thereafter to the costs of management services provided, and overhead expenses incurred by IMPSAT Corporation and to the organizational and start-up costs of the Company's operations in Ecuador (a net loss of $1.3 million) and Mexico (a net loss of $1.2 million). In addition, the Company's operations in Venezuela recorded a net loss of $1.7 million for 1995, which after deduction for minority interests resulted in a net loss of $1.3 million for the Company. For 1995, IMPSAT Argentina recorded net income of $4.4 million, of which the Company's interest therein after reduction for minority interests totalled $2.2 million. During the same period, IMPSAT Columbia recorded a net loss of $0.2 million, which after deduction for minority interests resulted in a loss of $0.1 million for the Company. IMPSAT Argentina's net income decreased $8.0 million between 1995 and 1994, principally as a result of the recession in Argentina, increases in selling expenses and interest expenses described above and an increase in depreciation and amortization.


  1994 COMPARED TO 1993

     Revenues. Revenues for 1994 totalled $77.7 million, an increase of $40.0 million, or 106.1%, from the Company's combined revenues for 1993. The increase in revenues reflected principally growth in revenues of IMPSAT Argentina ($64.0 million, representing an increase of $29.3 million, or 84.6%, from 1993) and of IMPSAT Colombia ($12.8 million, representing an increase of $10 million, from 1993), as the Company's operations in Argentina and Colombia continued to expand. During 1994, IMPSAT Argentina's customer base expanded from 200 to 292 customers and IMPSAT Argentina installed an additional 706 VSAT microstations and 122 Dataplus earth stations for existing and new customers. IMPSAT Colombia increased its customer base from 58 to 135 during 1994 and installed 266 VSAT microstations and 16 Dataplus earth stations for customers in 1994.

     Direct Cost of Services. The Company's direct cost of services for 1994 totalled $33.0 million, an increase of $10.7 million, or 48.3%, from 1993. Of total direct cost of services, $25.4 million related to IMPSAT Argentina, with the remainder relating to IMPSAT Colombia and IMPSAT Venezuela. Of total direct cost of services of the Company in 1994, satellite lease payments in 1994 totalled $7.7 million, or 23.4% of the Company's total direct cost of services. Personnel costs for the engineering, design and maintenance of the Company's network infrastructure in 1994 totalled $5.3 million, or 16.1% of the Company total direct cost of services in 1994. Sales commissions to third party sales representatives in 1994 totalled $7.9 million, or 22.7% of the Company's total direct cost of services in 1994, and installation costs totalled $4.3 million, or 13.2% of the Company's total direct cost of services in 1994.

     Selling Expenses. The Company recorded selling expenses of $9.7 million for 1994, an increase of $6.4 million or 195.8%, from selling expenses incurred by the Company in 1993. Selling expenses at IMPSAT Argentina in 1994 totalled $7.0 million, an increase of $5.7 million, from 1993. The increase in selling expenses in 1994 reflected principally increased personnel expense incurred in connection with the growth of the Company's operations in Argentina.

     General and Administrative Expenses. General and administrative expenses for the Company for 1994 totalled $10.5 million, an increase of $7.0 million from general and administrative expenses incurred by the Company in 1993. General and administrative expenses for IMPSAT Argentina totalled $6.9 million, an increase of $5.0 million from total general and administrative expenses at IMPSAT Argentina in 1993. The increase in general and administrative expenses during 1994 reflects the expansion of the Company's work force as a result of the increased customer and revenue base of IMPSAT Argentina and, to a lesser extent, in Colombia.

     Depreciation and Amortization. The Company's depreciation and amortization in 1994 totalled $12.9 million, an increase of $6.5 million, or 103.6%, compared to depreciation and amortization in 1993. Depreciation and amortization at IMPSAT Argentina totalled $10.7 million and increased $5.1 million, or 92.4% from 1993. The increase in depreciation and amortization for IMPSAT Argentina is related principally to the growth in IMPSAT Argentina's private telecommunications network systems and the expansion of its facilities throughout 1994.

     Interest Expense, Net. The Company's net interest expense for 1994 totalled $8.2 million, comprising interest expense of $8.4 million and interest income of $0.2 million. Net interest expense increased $2.0 million, or 32.3%, compared to the Company's net interest expense for 1993. IMPSAT Argentina's net interest expense totalled $4.6 million, an decrease of $0.9 million, or 16.4%, compared to interest expense for

1994. Interest expense for the Company increased in 1994 as a result of increased borrowing in connection with the build-out and establishment of operations of IMPSAT Colombia and IMPSAT Venezuela. Interest expense at IMPSAT Argentina decreased during 1994 in part from the lower interest costs resulting from IMPSAT Argentina's refinancing of expensive short-term debt with the issuance of its $30 million 9.5% Negotiable Obligations due 1996 on November 29, 1993. The average interest rate on the Company's indebtedness for the year ended December 31, 1994 was 11.0%, compared to an average interest rate of 19.3% for the year ended December 31, 1993.

     Net Gain (Loss) on Foreign Exchange. The Company recorded a net gain on foreign exchange in 1994 of $1.4 million, a decrease of $0.2 million from net gain on foreign exchange recorded by the Company in 1993. In 1994, the devaluation of the Colombian peso and the Venezuelan bolivar, resulted in a decrease in U.S. dollar terms of the Company's net liabilities for indebtedness denominated in such currencies.

     Benefit (Expense) for Foreign Income Taxes. The Company recorded a benefit for foreign income taxes in 1994 of $3.2 million, an increase of $1.7 million, or 120.9%, from the benefit for foreign income taxes recorded in 1993. Such benefit related primarily to IMPSAT Argentina, which was able to utilize prior years' net operating losses to offset income taxes on the net profit recorded in 1994 by IMPSAT Argentina.

     Net Income (Loss). For 1994, the Company recorded net income of $3.0 million, compared to a net loss of $2.8 million for 1993. The principal reason for the Company's net income for 1994 related to the increase in net income at IMPSAT Argentina. For 1994, IMPSAT Argentina recorded net income of $12.5 million, of which the Company's interest therein after reduction for minority interests totalled $6.4 million. IMPSAT Argentina's net income increased $5.7 million between 1994 and 1993, principally as a result of the increase in revenues and decrease in net interest expenses described above.

LIQUIDITY AND CAPITAL RESOURCES


     The Company's operations have required significant capital expenditures for the development and construction of its private telecommunications network systems in each country in which it operates. See "Risk Factors -- Significant Capital Requirements." The Company anticipates that it will continue to incur significant capital expenditures in the next several years in connection with the expected growth of its existing operations currently in the commercial stages (Argentina, Colombia, Venezuela and Ecuador), with the planned development of its operations now primarily in the build-out stage (principally Mexico) and, potentially, with the establishment of operations in Brazil.


     The ability of the Company to continue the expansion of its private telecommunications network systems at their current rate of expansion and to meet its debt service obligations will be dependent upon the future performance of the Company, including the ability of the Company to obtain additional debt financing and potential equity financing. While the Company anticipates that it will generate sufficient cash flows from operations to be able to meet all of its debt service requirements in the foreseeable future, the Company's ability to maintain its planned program of capital expenditures will be dependent on its ability to obtain additional sources of financing, including the refinancing of certain short-term debt that remains outstanding after the completion of the Offering. If the Company is unable to obtain such additional sources of financing, it will not be able to maintain its historical levels of growth and market position in each of the countries in which it operates, which could have an adverse effect on the business and prospects of the Company.

     As set forth in its combined statements of cash flow, the Company generated $18.9 million in net cash flow from operating activities for 1995, compared to $17.3 million for 1994. The increase in net cash flow for 1995 from operating activities was primarily attributable to the continued growth of the Company's private telecommunications network infrastructure ($20.7 million in 1995 versus $12.9 million in 1994) and an increase in trade payables ($8.4 million in 1995 versus $3.3 million in 1994), net of a net loss of $7.4 million and an increase in accounts receivable ($5.9 million in 1995 versus $1.2 million in 1994). Financing activities provided $22.1 million in cash flow in 1995, which represented a decrease of $73.3 million from 1994, principally as a result of a $18.8 million decrease in net borrowings from short-term credit facilities, a $19.7 million decrease in proceeds from long-term debt and a $32.4 million decrease in capital contributions from shareholders and third parties. Financing activities provided $95.4 million in 1994. During 1995, the Company used $66.9 million in net cash flow in investing activities, compared to $87.6 million for 1994. The decrease in net cash used in 1995 for investing activities resulted principally from a decrease in purchases of property, plant and equipment ($66.8 million in 1995 versus $87.0 million in 1994).

     At December 31, 1995, the Company had a cash balance of $6.2 million. At that date, the Company's combined total debt was $127.7 million, approximately $97.5 million of which was short-term debt (including the current portion of long-term debt). As of December 31, 1995, approximately $8.4 million of the Company's long-term debt was scheduled to mature in 1997, approximately $8.8 million in 1998, approximately $6.5 million in 1999 and approximately $6.5 million in the year 2000 and thereafter. The Company intends to repay approximately $87.1 million of its indebtedness with the proceeds of this Offering.



     In the nine months ended September 30, 1996, the Company generated $2.6 million in net cash flow from operating activities, compared with $18.0 million for the nine months ended September 30, 1995. Financing activities provided $116.2 million cash flow for the nine months ended September 30, 1996, compared with $14.6 million provided by financing activities for the nine months ended September 30, 1995. Such increase is primarily attributable to the Offering. The Company's net outstanding indebtedness increased by $120.9 million during the nine months ended September 30, 1996. During such period, the Company used $31.1 million in net cash flow for investing activities, compared to $56.4 million for the nine months ended September 30, 1995. Such decrease relates to a decrease in purchases of property, plant and equipment as the Company's rate of installation of private telecommunications network infrastructure declined in light of the recession experienced in Argentina. The Company had a cash balance of $93.9 million as of September 30, 1996.



     After giving effect to the Offering on an as adjusted basis as of September 30, 1996, the Company had approximately $21.8 million in outstanding short-term debt, of which $20.0 million was owed by IMPSAT Argentina. As a result of the refinancing of its short-term liabilities with the proceeds of the Offering, the Company anticipates that its current assets should be sufficient to cover its remaining current liabilities.



     The Company intends to meet its future capital requirements from cash flow from operations, from additional lines of credit and from future private or public offerings of equity or debt securities of IMPSAT Corporation and/or any of its subsidiaries. The Company anticipates that it will require approximately $45 million of new capital during 1997, of which approximately $25 million would contemplate refinancing of short-term indebtedness, including under IMPSAT Argentina's Global Commercial Paper Program, and $20 million would be additional indebtedness for the Company's subsidiaries outside of Argentina for capital expenditures and working capital purposes. As of September 30, 1996 IMPSAT Argentina had outstanding $20.0 million of commercial paper issued under its $25.0 million Global Commercial Paper Program, with maturities of up to 360 days and anticipates being able to access the Euro commercial paper market as its outstanding commercial paper comes due. In the event that the Company were unable to access such additional financing at commercially reasonable rates or on commercially reasonable terms, it would be required to defer or cease additional planned capital expenditures.


     The Company anticipates accessing additional lines of credit from financial institutions in the countries in which it operates. The Company also anticipates requesting certain lines of credit from certain multilateral financial institutions and bilateral export credit agencies including CAF, the Inter-American Investment Corporation ("IIC"), The Export-Import Bank of the United States and FMO for financing capital purchases. There can be no assurance that any such financings will be consummated.

     The Company's projected capital requirements and capital sources described in the preceding paragraphs do not take into account the establishment of operations and development of private telecommunications network systems in Brazil. As described in "Business -- History," the Company currently is studying the establishment of operations in Brazil, subject to satisfactory legal and regulatory conditions. In the event that the Company were to establish operations in Brazil, the Company's financial plans contemplate that the Company would need to access additional sources of equity and debt financing for the adequate build-out of a private telecommunications network system in Brazil. The Company currently expects that the establishment of operations in Brazil would be undertaken in connection with a partner or partners and that such partner would provide a substantial portion of the funds necessary for the initial establishment of such operations. There can be no assurance that the Company will be able to access the additional financing required for any future Brazilian operations or that the Company will reach agreement with any potential minority partners on an investment in such operations. An affiliate of the Company, controlled by the Pescarmona group, which is not a subsidiary of IMPSAT Corporation, recently concluded a contract to provide six Dataplus earth stations to Shell do Brasil S.A.

                                    BUSINESS

OVERVIEW


     The Company is a leading provider of private telecommunications network services in Latin America. The Company provides private network integrated data and voice telecommunications services for national and multinational companies, financial institutions, governmental agencies and other business customers in Latin America. The Company believes that it operates one of the largest shared hub VSAT networks in Latin America. A substantial majority of the Company's revenues currently are derived from Argentina and Colombia where it began commercial operations in October 1990 and December 1992, respectively. The Company is an established provider of such services in Venezuela and Ecuador, where it began operations in January 1993 and January 1995, respectively, and recently has commenced commercial operations in Mexico and the United States in August 1995 and February 1996, respectively. Services are provided through the Company's advanced telecommunications networks comprised of owned teleports, earth stations, fiber optic and microwave links, and leased satellite and fiber optic capacity.


     The Company has grown rapidly since the commencement of its operations in Argentina in 1990. Its customer base has expanded from 125 customers in two countries as of December 31, 1992 to 656 customers in six countries as of December 31, 1995. During the same period, total revenues on a combined basis have grown from $20 million to $106 million, and EBITDA has grown from $7.9 million to $27.5 million. Contracts with customers are generally denominated in, or tied to the value of, U.S. dollars, with initial terms that range from six months to five years, but are generally for three years in duration. Contracts generally may be terminated by customers without penalty.

     The Company anticipates continued growth in the demand for private telecommunications network services in Latin America. Continued deregulation of the telecommunications market throughout the region should lead to growth in the telecommunications sector, which is relatively limited as compared with more developed countries. As the Latin American telecommunications sector matures, the Company believes that the proportionate share accounted for by data transmission services will also increase, as it has in more developed countries. The Company also expects that continuing economic growth in Latin America will bring greater opportunities for expansion and that economic integration of the Latin American countries should add to the demand for private network services in the region.

     The Company believes it has significant advantages over its competitors as a result of its: (i) operating experience as a pioneer in providing shared hub VSAT services; (ii) ability to provide diverse cost-efficient networking solutions; (iii) superior marketing skill, knowledge of the customer's needs and responsiveness; and (iv) position as a market leader and its significant existing network infrastructure in its markets.

     As a result of its strong relationships with a broad base of customers, its presence in numerous Latin American countries, its existing infrastructure and experience and the experience and expertise of its principal shareholders, the Company believes that it will be particularly well-positioned to consider other opportunities that may arise in the Latin American telecommunications sector.

STRATEGY

     The Company's goal is to become the leading provider of private telecommunications network services in Latin America. The key elements of the Company's strategy include the following:

     Provide Tailor-Made Solutions. The Company distinguishes itself by providing tailor-made solutions to meet the particular telecommunications needs of each of its customers. The Company strives to design integrated packages of data, voice and video transmission services using the various components of its terrestrial and satellite networks to achieve the most technologically advanced, efficient and cost-effective solution to each customer's needs. The particular mix of services provided to each customer is determined by such factors as the customer's locale, transmission volume and cost requirements.

     Deliver Premium Services. The Company provides premium services using state-of-the-art telecommunications technology that is continually updated and improved, as well as round-the-clock customer support and does not simply provide its customers with the equipment and infrastructure for a private telecommunications network system. The Company views its relationships with its customers as a long-term partnership in which customer satisfaction is critical and believes that private companies, financial institutions and governmental agencies will increasingly demand high levels of customer service and responsiveness to satisfy their telecommunications needs and that providers of private telecommunications networks will be better situated to meet those needs than will operators of traditional public switched telephony systems.

     Expand Services Sold and Customer Base. The Company plans to increase its business by taking advantage of demand for additional services from existing customers, increasing its customer base in each of the countries in which it operates, in particular to address a broader universe of smaller and medium-sized business customers and expanding its business in Latin America.

     The first prong of this strategy is to continue to sell additional services to existing clients. The Company's customers often begin by purchasing limited VSAT services from the Company and then expand the services purchased from the Company by adding significant numbers of additional VSAT microstations and/or adding additional services. For examples of such customer histories, see
"-- Customers."


     The second prong of this strategy is to expand the number of customers in each of the countries in which the Company operates, both by selling services to new large national and multinational corporations, financial institutions and governmental agencies, as well as by targeting smaller and medium-sized businesses, as such businesses in Latin America increase their use of computers and begin to require data transfer services. The Company's customer base has grown from 125 customers in two countries as of December 31, 1992 to 850 customers in six countries as of September 30, 1996.


     The third prong of this strategy is to expand the Company's presence in Latin American countries in which it currently does not have operations. The Company is actively considering establishing operations in Brazil. While the Company currently has no plans to establish operating subsidiaries or extensive telecommunications networks in countries other than Brazil in which it currently does not have operations, the Company intends to explore opportunities -- for example, through joint ventures or other cooperative efforts with local partners in such countries -- to be able to provide its customers with private network telecommunications services throughout Latin America.

     Utilize a Mix of Technologies and Suppliers. The Company believes that one of its key strengths is that it does not rely on any particular technology or equipment supplier except that substantially all of its VSAT microstations and related technology are supplied by Hughes. While satellite technology constitutes the Company's principal technology, the Company utilizes a variety of transmission media in its private telecommunications network services, including terrestrial fiber optic networks, microwave radio links and undersea cable capacity. The Company currently obtains its hardware and software from a number of different suppliers. See "-- Infrastructure -- Equipment" for the names of some of the Company's suppliers. The Company's lack of dependence on any single technology, transmission medium or equipment supplier, provides the Company the flexibility to react quickly and take full advantage of technological developments and advancements as well as regulatory changes. The Company believes that the technical sophistication of its equipment and the reliability and efficiency of its services are critical to maintaining customer satisfaction.

HISTORY

     IMPSAT Corporation was organized in 1994 as a Delaware holding company to combine the IMPSAT businesses in Argentina, Colombia and Venezuela. The Company's operations commenced with the provision of VSAT services in Argentina in 1990 under the name IMPSAT S.A. The Company began operations outside of Argentina with the establishment of IMPSAT Colombia in 1991 and the establishment of IMPSAT Venezuela in 1992. IMPSAT Argentina became a 51% owned subsidiary of IMPSAT Corporation on July 5, 1996. New operating subsidiaries were created in Ecuador in 1994 and Mexico and the United States in 1995. See "Summary" for an organizational chart showing the Company's subsidiaries.

TECHNOLOGY

     General. The Company utilizes satellite, fiber optic cable and microwave links and employs state-of-the-art technology in its network systems. Satellite communication links, which constitute the core of the Company's private network service infrastructure, are complemented and supported by terrestrial microwave radio and fiber optic cable systems.

     The following diagram illustrates a typical network configuration:

                                 CHART INSERTED

     Satellites are well-suited for transmissions that must reach many locations over vast distances simultaneously. Satellites can be accessed from virtually anywhere within the geographic area they cover. Thus, satellite systems are ideal for connecting locations that cannot be connected efficiently or cost-effectively by terrestrial telecommunications networks. In addition, unlike other transmission systems, the cost of satellite services does not increase with distance. Satellite communications are therefore particularly appropriate as a "last-mile" link for customers in Latin America, where access to the existing public switched networks often is not readily available.

     Fiber optic cable networks have significantly higher transmission capacity and are less susceptible to electronic interference than copper wire networks, which continue to be used to varying degrees in Latin American countries. The higher capacity and lower maintenance characteristics of fiber optic cable are well-suited for relaying the large amounts of digital information traffic found in high density areas. Ground-based microwave systems disseminate signals in the form of radio waves from an antenna on top of a building or a transmission tower and are suitable for use in local transmission because the reach of the transmission signal typically is limited to one discrete area.

     Satellite Technology. The two primary satellite based private network solutions offered by the Company are: (1) VSAT microstations utilizing Time Division Multiple Access ("TDMA") technology; and (2) larger satellite antenna earth stations utilizing SCPC technology.

     The VSAT service permits communications between and among remote locations and a central location via satellite and a hub earth station known as a Teleport. The Teleport has a relatively large antenna (typically ranging from 3.8 to 11 meters in diameter) as well as sophisticated radio frequency and network management equipment. The remote VSAT location has a smaller antenna (typically ranging from 1.2 to 2.4 meters in diameter) and is designed to receive and transmit digital information via the satellite to the Teleport using TDMA. TDMA enables multiple VSATs to share a single satellite channel thus enhancing the use of satellite capacity. Upon receipt of a VSAT transmission, the Teleport can amplify and retransmit the information via the satellite to the rest of the VSAT network with each VSAT decoding only those messages addressed to it. The Company's VSAT service is integrated into the customer's network architecture, in part through protocol emulation technology which provides support for various communications protocols including X.25 and Frame Relay.

     Single Channel per Carrier ("SCPC") is an earlier and more established technology than VSAT. SCPC provides the customer with a dedicated, permanent channel, whereas communication channels are shared among customers using the VSAT service. SCPC uses a multiplexer, a device that enables transmissions to be made either through several channels bundled into one or through a single channel that can be used by a number of different terminals (such as data, facsimile or video).

     Satellites transmissions utilize both C-band and Ku-band frequencies. The Company's VSAT and SCPC services are able to take advantage of either C-band or Ku-band satellite technology.

SERVICES

     The Company provides a full range of private network services which are tailored to meet the individual system requirements of its customers. The Company's array of service offerings may be combined in different ways to create a customized package that best suits each customer's private network system needs. The particular mix of services purchased by each customer depends upon such factors as the customer's locale, transmission volume and cost requirements. The Company does not merely provide the equipment and hardware for private telecommunications networks, but provides telecommunications solutions which permit its customers to enjoy the advantages of a private network while freeing the customers from the burdens of purchasing, operating and maintaining the network. The principal services offered by the Company described below are identified by their service marks:

        - VSAT -- a digital information transmission service which permits communications between and among many remote locations and a central location via satellite and a central earth station, known as a Teleport. Access to satellite channels is allocated among the remote locations through several TDMA methods, depending on user traffic.

        - Dataplus -- an SCPC digital information transmission service designed for customers that require speedy transmission of large quantities of information between relatively few fixed locations.

        - Teledatos Networks -- microwave and fiber optic cable Metropolitan Area Networks ("MANs"), which currently exist in twelve major cities in Argentina, Colombia and Venezuela. Customers are able to transmit information within the network and also be linked with any other place in the Company's network by means of combining the Teledatos network through a Teleport or a Regional Teleport with VSAT, Dataplus or other services provided by the Company.

        - Regional Teleports -- earth stations linking smaller MANs outside a country's capital to the Teleport in that country via satellite, which currently exist in ten cities in Argentina, Colombia and Ecuador.

        - Difusat -- a unidirectional VSAT broadcast system whereby a signal received by a Teleport through the Teledatos network is transmitted to multiple locations.

        - Interplus -- an SCPC transmission service which provides international transmission of data, voice and video. The Company currently provides Interplus links among eleven countries.

        - Global Fax -- a fax store and forward service which receives facsimile transmissions from customers, temporarily stores the data and then retransmits it to designated addressees.


     The following table shows the Company's revenue breakdown by service for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996:


                                              YEAR ENDED DECEMBER 31,        NINE MONTHS ENDED
                                           ------------------------------      SEPTEMBER 30,
                    SERVICE                 1993       1994        1995            1996
        --------------------------------   -------    -------    --------    -----------------
                                                             (IN THOUSANDS)

        VSAT............................   $22,308    $44,092    $ 52,756         $40,263
        Dataplus........................    11,295     19,161      23,953          22,000
        Other (1).......................     4,092     14,426      28,932          31,130
                                           -------    -------    --------    -----------------
                  Total.................   $37,695    $77,679    $105,641         $93,393
                                           =======    =======    ========    ==============


---------------
(1) The figure for "Other" include revenues from the Company's Teledatos network, Regional Teleport, Difusat, Interplus and Global Fax services.


     VSAT. The Company's VSAT service permits communications between and among many remote locations and a central location via satellite and a high-capacity hub earth station known as a Teleport. Teleports are currently located in Buenos Aires, Argentina; Bogota, Colombia; Caracas, Venezuela; and Quito, Ecuador. VSAT was the first private network service provided by the Company and continues to account for a significant portion of the Company's revenues. Although VSAT technology is widespread in the United States for private network systems, the Company is a pioneer in Latin America in the use of a shared hub whereby many different customers share one central earth station operated by the Company. The use of a shared hub earth station allows the Company to reduce the cost of telecommunications services to its customers, which expands the Company's addressable market, particularly to smaller and medium-sized businesses. The Company believes that it currently operates one of the largest shared VSAT network in Latin America measured by the number of microstations installed.


     VSAT services are particularly well-suited to customers who need to communicate bursts of information for relatively short periods of time and who do not require a permanent, dedicated transmission channel. VSAT has proven to be a cost-effective alternative to fixed-link data transmission in Latin America for financial institutions, industrial companies and governmental agencies that have geographically dispersed locations because the service is reliable and customers pay a fixed monthly charge rather than a fee based on usage and distance. A typical VSAT customer would have several VSAT microstations linked to each other by the Teleport and then linked to terrestrially connected sites in one or more local Teledatos networks.


     VSAT generates the largest share of the Company's revenues from services, accounting for approximately 49.9% of such revenues during 1995. The Company's customers often begin by purchasing limited VSAT services from the Company and then expand the services purchased from the Company by adding significant numbers of additional VSAT microstations and/or adding additional services. For examples of such customer histories, see "-- Customers." The Company believes that its ability to customize its VSAT and/or other services to meet the specific transmission volume and cost requirements of each of its customers will permit it to expand its customer base, both by selling services to new large national and multinational corporations, financial institutions and governmental agencies, as well as by targeting smaller and medium-sized businesses.



     VSAT customers are billed according to the number of VSAT microstations installed, the number of ports on each VSAT and the rate of the satellite transmission. As of September 30, 1996, the Company had 3,311 VSAT microstations installed throughout Latin America.


     Dataplus. Dataplus is the brand name for the Company's SCPC service, which is designed for customers that require speedy point-to-point transmission of large quantities of information. SCPC offers greater transmission capacity than do VSATs because SCPC utilizes dedicated satellite links. In addition, a Dataplus earth station (having a satellite dish larger and more powerful than that of the VSAT) can communicate via satellite to another SCPC earth station or to a Teleport where the transmission can be integrated with the Teledatos and VSAT networks. The Dataplus service is therefore a particularly attractive private network option for customers who tend to communicate relatively heavy flows of information. Many of the Company's Dataplus customers began with the less expensive VSAT service and then supplemented or replaced VSAT with Dataplus at their higher volume locations.


     Dataplus is the second most significant of the Company's private telecommunications network service offerings in terms of revenue generation. Dataplus accounted for approximately 22.7% of the Company's revenues from services in 1995. The Company's customers typically begin by purchasing limited VSAT services from the Company and, as their private network needs expand to require the transmission of larger quantities of data at higher rates, they may expand the services purchased from the Company by supplementing or replacing VSAT with Dataplus. For examples of such customer histories, see "-- Customers."



     The Company charges its customers for the use of each Dataplus earth station, for the multiplexer which makes possible the multiple use of an SCPC earth station, and according to the transmission rate of the SCPC earth station. At September 30, 1996, the Company had a total of 609 Dataplus earth stations installed.


     Teledatos Networks. Teledatos is the brand name of the Company's MANs comprised of microwave and fiber optic links among and between points in a metropolitan area and a nearby Teleport or Regional Teleport. Customers are able to transmit information within the network and also be linked with any other place in the Company's network by means of combining the Teledatos network through a Teleport or a Regional Teleport with VSAT, Dataplus or other services provided by the Company. While the primary use of the Teledatos networks is for interconnection with the Company's Teleports and Regional Teleports, the Company has customers who only use the Teledatos service locally (for example, for air reservation systems, and between a stock exchange and its members) and who are not users of the satellite communication system.

     The following diagram illustrates the configuration of a typical Teledatos network:

                              CHART INSERTED HERE

     The Company's first Teledatos network was established in Buenos Aires, Argentina in 1990. Other Teledatos networks now exist in Cordoba, Mendoza, Rosario, Mar del Plata, Tucuman and La Plata, Argentina; Bogota, Medellin, Cali and Barranquilla, Colombia; and Caracas, Venezuela. Each Teledatos network is composed of two elements: the "backbone," which consists primarily of fiber optic cable, microwave radio, switching equipment and related infrastructure, and the "last mile," which includes fiber optic cable or microwave radio and equipment, such as modems and drivers that connect the customer to the backbone. A Teledatos network may consist of leased capacity on existing fiber optic networks owned and maintained by a local PTO (as is the case in Bogota) or the Company may design, engineer, own and manage the installation of its own fiber optic network (as is the case in Buenos Aires).

     Customers pay a monthly fee for each connection to the Teledatos network and for the number of connections to the Teleport. At December 31, 1995, there were 2,050 connections in service on the Teledatos networks.

     Regional Teleports. Another component of the Company's customized private network solutions is the Regional Teleport, which is the Company's brand name for its earth stations which link smaller metropolitan area networks outside a country's capital via satellite to the Teleport in that country. The Company extends its networks to the interior of countries in which it operates through its Regional Teleports. The first Regional Teleport was established in Mendoza, Argentina in 1991, and the Company now has Regional Teleports in Cordoba, Rosario, Tucuman, La Plata and Mar del Plata in Argentina; Medellin, Cali and Barranquilla in Colombia; and Guayaquil in Ecuador. Each Regional Teleport has an antenna ranging from 3.8 to 4.5 meters in diameter which provides SCPC links through satellite to other Regional Teleports and to the Teleport in that country. Customers are connected to a Regional Teleport through one of the Company's Teledatos networks, or by microwave radio or satellite links.

     The customer generally pays a fixed monthly fee for access to the Regional Teleport. The monthly fee is based on the number of services and connections provided and varies with the particular specifications of the private network system designed and developed for the customer.

     Difusat. Difusat is the brand name for the Company's unidirectional Teleport-to-VSAT broadcast service whereby a signal received by a Teleport is transmitted to multiple locations. A Difusat network typically consists of the Teleport and numerous receive-only remote VSAT terminals. The source of the information to be broadcast is generally connected to the Teleport through a Teledatos network. The Teleport transmits the information to the VSAT receptors via satellite. The largest Difusat customer is Telam, the Argentine news service. Other customers include Reuters, Bloomberg L.P. and DHL International. At December 31, 1995, the Company had installed 451 Difusat microstations.

     The customer generally pays a fixed monthly fee for the Difusat service. The monthly fee is based on the number of Difusat microstations installed, the number of ports on each microstation and the rate of the satellite transmission.


     Interplus. Interplus is the brand name for the Company's international private line service which utilizes a combination of fiber optic, microwave or SCPC satellite circuits to provide a dedicated telecommunications link between customer locations in different countries. The Company currently provides international integrated data, voice and video transmission services between and among eleven countries -- Colombia, Venezuela, Bolivia, Peru, Ecuador, Curacao, Mexico, Chile, Panama, the United States and Italy -- through Interplus. The Company is prohibited by law from providing Interplus services to or from Argentina during the term of a monopoly granted to Telintar with respect to international telecommunications services to or from Argentina, unless the Company obtains Telintar's consent or unless specifically authorized by the Argentine Comision Nacional de Telecomunicaciones ("CNT"). Telintar's monopoly is due to expire in 1997, with a possible extension through the year 2000. The Company provides an Interplus link for one customer which, to date, has been the Company's sole Interplus customer in Argentina.


     International private line services such as Interplus are traditionally provided by local carriers in each country acting as correspondents and establishing dedicated telecommunications links between their facilities. Due to its widespread operational presence in Latin America, the Company is often able to offer its Interplus service using its own facilities and personnel at both ends of the private line circuit. For example, utilizing the Teleport serving the country from which a transmission originates, Interplus can provide the customer with SCPC access via a dedicated satellite transponder to a Teleport in another country. Information thus received by the destination Teleport can then be transmitted over the "last mile" using VSAT, Dataplus or Teledatos networks. This end-to-end control provides the Company with the ability to maintain customer service and quality assurance at both ends of an Interplus link between the countries in which it operates and allows the Company to realize better margins than when it uses a correspondent carrier.

     Where the regulatory environment in the destination country precludes direct transmissions across its border, as is currently the case in Argentina, or where the Company has no operational presence in the destination country, the Interplus service will involve the Company's proprietary control of only part of the transmission circuit. In such a case, a transmission between two customer locations in different countries may be commenced using the Company's facilities in the originating country and completed through a correspondent local carrier in the destination country or vice-versa. To date, the Company has signed Interplus correspondent agreements with carriers in Curacao, Nicaragua, Costa Rica, Paraquay, Uruguay and Panama. In addition, the Company is currently negotiating correspondent agreements with carriers in El Salvador, Honduras and Guatemala, and expects such agreements to be signed in the near future. The Company is in the early stages of negotiating correspondent agreements with carriers in Brazil and Bolivia.

     The Company charges customers a monthly fee for Interplus which is based on the capacity of the circuit provided.

     New Services. The Company works closely with its suppliers to keep abreast of new technologies and evaluates its technology requirements to remain among the most technologically advanced digital information transmission providers in Latin America. While the Company relies on its suppliers for hardware and software upgrades, it devotes significant attention to the identification and commercialization of new services to meet the changing needs of its clients. The Company currently has a core group of seven engineers dedicated to conducting research with respect to available technologies and the development and application of such technologies in the Company's new product developments efforts. The Company's Frame Relay data transmission capability resulted from such product development efforts.


     In 1994, the Company created a new business unit called Global Fax, which was charged with identifying and developing new value added products and services. In March 1995, the Company initiated its fax store and forward service under the brand name Global Fax in Argentina through its Buenos Aires Teleport, and began offering the same service in Colombia in April 1996. The Company receives a customer's facsimile transmission, temporarily stores the transmission and then transmits it to addressees throughout the world, with automatic retries in the event initial transmission attempts are not successful. In Argentina, as of December 31, 1995, the Company had 146 customers for this service and was handling approximately 70,000 pages per month and as of September 30, 1996 had 243 customers and was handling approximately 135,000 pages per month. Global Fax customers are billed by the Company at a per minute rate that varies with the destination of the transmission. The Company also charges a one-time connection fee for each customer facsimile machine connected to the Global Fax service, as well as an annual subscription fee of $100.



     The Company is actively pursuing plans to become a regional Internet access provider of dedicated and dial-up connections between Latin America and the United States Internet backbone. To this end, the Company is pursuing several avenues, including entering into marketing agreements with local retail service providers, establishing relationships with Internet service providers in the United States, and acquiring significant undersea fiber optic cable capacity. See "-- Infrastructure -- Undersea Fiber Optic Cable Networks." The Company has already entered into agreements with several retail entities which will market the Company's Internet access service to their customers, including agreements with VideoCable Comunicaciones S.A. (VCC), a leading Argentine cable company, Banco Mayo, a commercial bank and Diario Uno, one of the principal newspapers in Mendoza, Argentina. The Company intends to offer Internet access services to new and existing customers, including universities, institutions, governmental agencies and corporations. Services offered are expected to include access software, electronic mail, network and worldwide web site implementation and maintenance.


CUSTOMERS

     The Company has grown rapidly since the commencement of its operations in Argentina in 1990. Its customer base has grown from 125 customers in two countries as of December 31, 1992 to 656 customers in six countries as of December 31, 1995. During the same period, total revenues have grown from $20 million to $106 million, and EBITDA has grown from $7.9 million to $27.5 million.

     Larger entities, which often have significant needs for reliable, cost-effective data transmissions and other telecommunications services, were the first to use the private telecommunications network services offered by the Company. As a result, a significant proportion of the Company's revenues are derived from the Company's largest customers. In addition, because of the Company's relatively short operational history outside of Argentina, a significant number of the Company's customers, including its largest customers, are located in Argentina. See "Risk Factors -- Dependence on Certain Customers."

     An important component of the Company's strategy is to continue to increase both the depth and breadth of its customer base. In furtherance of the first goal, the Company seeks to sell additional services to existing customers. In furtherance of the second goal, the Company attempts to market its services to an expanded number of potential customers, both additional large national and multinational corporations, financial institutions and governmental agencies, as well as medium-sized and smaller business customers, as such businesses in Latin America increase their use of computers and begin to require data transfer services.

     The Company's largest customers consist of major governmental agencies, financial institutions and leading national and multinational corporations and private sector companies, including YPF S.A., Reuters, Banco de Galicia y Buenos Aires S.A. and Occidental Petroleum. During 1995, the Company's ten largest customers, each of which is headquartered in Argentina, accounted for approximately 30% of the Company's revenues. The percentage of revenues represented by the Company's ten largest customers during 1994 and 1993 was 37.2% and 41.8%, respectively.


     The Company's ten largest customers as of December 31, 1995 were: Banco de la Nacion Argentina (BNA), a state-owned bank and the largest bank in Argentina, with 525 branches throughout Argentina; Administracion Nacional de la Seguridad Social (ANSeS), the Argentine Social Security Administration; YPF S.A., which is engaged in hydrocarbon exploitation and is the largest company in Argentina; Gendarmeria Nacional Argentina (GNA), the Argentine governmental agency charged with policing Argentina's borders; ENCOTESA, the Argentine national postal service; Gobierno de la Provincia de Buenos Aires, an Argentine provincial government; Direccion General Impositiva (DGI), the Argentine governmental agency charged with the collection of taxes; Banco de Galicia y Buenos Aires S.A., a private bank with 170 branches throughout Argentina; BANELCO S.A., a private company engaged in electronic banking activities, with approximately 510 electronic banking posts in Argentina; and Banco del Sud, a private bank with approximately 120 branches in Argentina. For a discussion of certain matters relating to the Company's contracts with BNA and DGI, see "-- Legal Matters."



     ENCOTESA, IMPSAT Argentina's fifth largest customer as of December 31, 1995, is experiencing financial and operating difficulties, and the Argentine legislature is currently debating the means to address ENCOTESA's difficulties, including the possible privatization of the agency. As of August 31, 1996, ENCOTESA owed IMPSAT Argentina a total of $3.4 million in respect of accounts receivable past due in excess of six months. In November 1996, IMPSAT Argentina filed suit against ENCOTESA for amounts due and arising under IMPSAT Argentina's contracts with ENCOTESA totalling $5.1 million, plus interest on such amounts. IMPSAT Argentina is currently discussing with ENCOTESA modifications to the amount of services being provided under ENCOTESA's contracts with IMPSAT Argentina, which currently result in monthly invoices of $218,000. As of September 30, 1996, the Company was providing ENCOTESA with 200 VSATs and 7 Dataplus earthstations, under contracts which are scheduled to expire in August 1997 and 1999, respectively.

     The following table sets forth the Company's customers by country as of the dates indicated(1):



                                                      NUMBER OF CUSTOMERS
                                                       AS OF DECEMBER 31,
                                                      --------------------          AS OF
                          COUNTRY                     1993    1994    1995    SEPTEMBER 30, 1996
        -------------------------------------------   ----    ----    ----    ------------------
        Argentina(2)...............................   200     292     319             363
        Colombia...................................    58     135     271             373
        Venezuela..................................     4      18      39              71
        Ecuador....................................   --      --       25              33
        Mexico.....................................   --      --        2               6
        USA........................................   --      --      --                4
                                                      ----    ----    ----            ---
             Total.................................   262     445     656             850
                                                      ====    ====    ====    ==============


---------------

(1) Totals presented do not include customers from the Company's new services such as Internet and Global Fax. See "-- Services -- New Services."



(2) The number of customers for IMPSAT Argentina is presented as of November 30, 1993, 1994 and 1995 and August 31, 1996.


     The Company's contracts with its customers are generally denominated in, or tied to the value of, U.S. dollars and range from six months to five years and average three years. Contracts generally may be terminated by the customer without penalty. The customer generally pays a fixed monthly fee based on the number of services and connections provided and varies with the particular specifications of the private network system designed and developed for the customer. See "-- Sales, Marketing and Customer Service." In addition, the Company charges its customers a one-time fee that is intended to cover the Company's costs of installing customer premises equipment.

     Because of the relatively short period of the Company's operations, a significant number of the Company's customers have not completed the term of their initial contracts with the Company. Many of the Company's customers have, however, expanded the amount and value of the services purchased from the Company. The Company's customers typically begin by purchasing limited VSAT services from the Company and then expand the services purchased from the Company by adding significant numbers of additional VSAT microstations and/or adding additional services such as Dataplus and Regional Teleport connections. For example, Molinos Rio de la Plata S.A. ("Molinos"), a major Argentine company in the food industry, began by purchasing five VSAT microstations for use by its principal manufacturing plants in electronic mail transmission. Molinos then expanded the services it purchases from the Company to include file transfer capabilities for the majority of its facilities, and Dataplus and ancillary voice transmission services for certain principal facilities. The Company is currently in the process of implementing a comprehensive integrated private network system for Molinos to serve its day-to-day commercial and administrative data transmission needs. Similarly, Banco de Galicia y Buenos Aires S.A. initially purchased services for 31 VSAT microstations, and currently purchases services for over 160 VSAT microstations, 50 with voice channels, and eight Regional Teleports.


     By providing private network solutions and superior customer support service to serve comprehensively the particular needs of each customer, the Company has been able to maintain ongoing relationships with existing customers, thus sustaining a base of continuing revenues. The stability of the Company's revenues is also supported by the nature of the private network services offered by the Company and the difficulty of obtaining alternate services on short notice. The Company lost approximately 23 customers in 1995. The principal reasons for such losses include mergers of existing customers, particularly among financial institution customers in Argentina; customer bankruptcies or closings; customer development or purchase of their own private networks; and no more than three instances of customer dissatisfaction.


     The Company's contracts generally provide for payment in U.S. dollars or for payment in local currency linked to the exchange rate at the time of payment between the local currency and the U.S. dollar. Notwithstanding such arrangements, the revenues of the customers of the Company are generally denomi-nated in local currencies, and although the Company's customers include some of the largest and most financially sound companies and financial institutions in their markets, substantial or continued devaluation in such currencies relative to the U.S. dollar could have a negative effect on the ability of the customers to pay the Company for its services. Such currency devaluations could also result in the Company's customers seeking to renegotiate their contracts with the Company or, failing satisfactory renegotiation, defaulting on such contracts. In addition, the imposition of exchange controls in the countries in which the Company operates could affect the Company's access to, or the exchange rate for, U.S. dollars. See "Risk Factors -- Currency Fluctuations, Devaluations and Restrictions."

SALES, MARKETING AND CUSTOMER SERVICE

     The Company views its relationship with its customers as a long-term partnership in which customer satisfaction is of paramount importance. The Company does not simply provide its customers with the equipment and infrastructure for a private telecommunications network system, but draws on a diverse range of technologies to provide customized telecommunications solutions to each customer.

     The Company applies an integrated approach to its sales, marketing and customer service functions. In 1995 the Company reorganized its sales, marketing and customer service functions into a total of 34 business units. Each business unit typically comprises up to 12 persons and includes individuals with backgrounds in and responsibilities for marketing, operations, engineering, maintenance, customer service and administration. The business unit concept was established with the view that each unit would be jointly responsible for all aspects of a particular customer's or a group of customers' relationship with the Company and that each customer would be able to call upon any of its business unit representatives to respond to the customer's service requirements. Each individual within each business unit is trained in a variety of skills so that no business unit is dependent upon any one individual to address the critical and time sensitive needs of its customers.

     In the Company's larger operations, including in Argentina and Colombia, the Company has established several business units, with business units focusing on a particular type of client. For example, in Argentina, the Company has one business unit devoted to industrial customers, one business unit devoted to financial institutions, another devoted to governmental agencies, a business unit that is devoted to companies with headquarters in the interior of the country, and a special business unit that was established to service the particular needs of key customers. Within each segment of the Company's market, the respective business unit is responsible both for new sales to potential customers within such segment as well as for the servicing and follow-up of existing customers. In addition, each customer is assigned an account manager, who has overall responsibility for relations with that customer. An important function of the account manager is to identify new or enhanced services that can be marketed to the existing customer.

     As the first step in the Company's marketing process, after an initial contact has been established between the Company and a potential customer, the Company evaluates the customer's telecommunications needs. After the Company has completed its study, the Company creates a plan for the customer which includes a description of the Company's proposed tailor-made technological solution, utilizing and combining those components of the Company's private network services that best serve the customer's particular needs. With respect to the provision of services to governmental agency customers, such proposals often are delivered in response to public bid solicitations and related governmental bidding procedures that govern the contracting of services by governmental agencies.

     Following execution of a contract with a new customer, the Company commences the detailed technical engineering work required to implement the private network system tailored to the customer's needs, including fine-tuning the customer's software applications, and begins to purchase the microstations and other equipment to construct the network and connect the customer to the Company's existing facilities and infrastructure. Depending on the complexity of the package of services and the network to be provided to the customer, the period between the date a contract is signed and the customer's services are operating and generating revenue is typically between 45 days and four months.

     Once a customer's system is in operation, the Company provides customer service to address questions or problems on a 24-hour per day, 365-day per year basis.

     The employees of the Company engaged in the sales and marketing functions receive a straight salary and do not receive any commissions. In addition to its salaried business unit personnel, the Company often utilizes the services of third party sales representatives to assist in generating sales and managing the contract process between the Company and potential customers. Such third parties typically receive a commission and royalties from the Company based on the value of the contract signed. To date the practice of utilizing third party sales representatives in connection with the generation and servicing of customer contracts has been employed predominantly in the case of IMPSAT Argentina. With respect to the other countries in which the Company currently operates, including Colombia and Venezuela, the Company principally has utilized its own sales force for the generation and servicing of customer contracts. The Company anticipates that it will continue to rely on such third party sales representatives in connection with its operations in Argentina and that it primarily will use its own salesforce in other countries in which it does business.

     As of November 30, 1995, of IMPSAT Argentina's total customer base of 319, IMPSAT Argentina had entered into contracts with third party sales representatives for approximately 20% of its customer contracts, including a number of its largest contracts. Pursuant to the terms of its contracts with third party sales representatives, such representatives help to identify and assist IMPSAT Argentina in negotiating contracts for telecommunications services with identified customers. Third party sales representatives are generally retained with respect to a specific customer or group of customers and receive a fixed monthly fee that is based on the fee received by IMPSAT Argentina from the customer or customers with respect to whom the consultant is engaged. In the event that the customer fails to pay IMPSAT Argentina with respect to the services provided or cancels its contract with IMPSAT Argentina, no further payment is made to the third party sales representative. Although the financial terms of IMPSAT Argentina's contracts with the third party sales representatives vary based on the customers involved and the particular assistance provided by the representatives, the commissions paid to third party sales representatives equal approximately 9% of IMPSAT Argentina's total revenues for 1995.

COMPETITION


     Although the Company is a leading provider of private telecommunications network services in Latin America, the markets in which the Company offers its services are highly competitive. In each country in which it operates or anticipates operating, the Company has a number of competitors, many of whom have greater financial resources than the Company. The Company's private telecommunications services also could face future competition from entities using or proposing to use new or emerging voice and data transmission services or technologies which currently are not widely available in Latin America, such as personal communications services (PCS), digital cellular radio. While the Company does not foresee significant near-term competition in its existing markets from such new technologies, there can be no assurance that such competing technologies will not be successful and, as a result, provide significant competition that could adversely affect the Company's results of operations in the longer term. See "Risk Factors -- Technological Considerations" and "-- Competition."


     The Company's competitors fall into three broad categories. The first category is comprised of the PTOs in each of the countries in which it operates. The second category of competitors is comprised of other companies, engaged in essentially the same business as the Company, that operate competing VSAT and other satellite data transmission businesses, along with other terrestrial telecommunications links. The third category is comprised of companies that do not sell data transmission services, but only the equipment for privately owned networks that are operated and maintained by the customer. In addition, potential future competitors include certain of the large international long distance carriers which will be able to enter the local Latin American telecommunications markets in the coming years as the monopolies granted to the PTOs expire.

     Regarding the first group of competitors, the Company's further expansion into the integrated private network systems market, along with continued deregulation of the telecommunications industry in Latin

America, will bring the Company into direct competition with the PTOs. The Company believes that by establishing itself in the short-term as a reliable, high-quality provider of private network systems it will be able to maintain its current customers and successfully attract new customers. The Company will consider strategic alliances and other cooperative ventures with the PTOs in the area of private telecommunications network services to take advantage of each partner's relative strengths.

     With respect to the second category, i.e., current operators in the data transmission sector of the telecommunications industry, the Company's competitors, many of whom operate VSAT systems, include international satellite providers such as COMSAT Corp. ("COMSAT") and local data transmission providers. Regarding these competitors, the Company believes that it is able to compete successfully in data transmission by virtue of having a broad array of services and of providing high-quality, custom-designed services that are tailored to meet the specific needs of each customer. For a description of the Company's principal competitors in each of the countries in which the Company operates, see "-- Description of Country Operations."

     The third category of competitors are comprised of companies that do not sell data transmission services, but merely supply the equipment necessary for a customer to establish and maintain its own private network. The Company believes that, with respect to this category of competitors, the Company possesses significant competitive advantages by providing comprehensive telecommunications services that offer the benefits of a private network while freeing the customers from the burdens of operating and maintaining the network.

     The principal barriers to entry for prospective providers of private network services such as those offered by the Company are the development of the requisite understanding of customer needs, and the technological and commercial experience and know-how to provide quality services to meet those needs. The Company believes that its operating experience as a pioneer in providing shared hub VSAT services, its position as market leader and its significant existing network infrastructure in its markets, and ability to offer a diversity of cost-efficient networking solutions, create significant competitive advantages.

     While the PTOs and international long distance carriers have in the past focused on local and long distance telephony services, they may focus on the private network telecommunications systems segment of the telecommunications market in the future. Such entities have significantly greater financial and other resources than the Company, including greater access to financing, and may be able to subsidize their private network businesses with revenues from public telephony until public telephony becomes fully competitive. In addition, there can be no assurance that competing technologies will not become available that will adversely affect the Company's position, although the Company believes that it has the flexibility to act quickly to take advantage of any significant technological development. In any event, the Company believes that increased competition in the coming years will affect its ability to charge premium prices as compared to its competitors. There can be no assurance that such greater competition will not adversely affect the Company's financial condition or results of operations. See "Risk Factors -- Competition".

REGULATION

     The Company is subject to regulation by the national telecommunications authorities of the countries in which it operates, and its operations require the procurement of permits and licenses from such authorities. While the Company believes it has received all authorizations from regulatory authorities that are required for it to offer its services in the countries in which it currently operates, the current conditions governing the Company's service offerings may be altered by future legislation or regulation. Such future legislation or regulation could favorably or unfavorably affect the Company's business and operations. The regulatory regime in each of the countries in which the Company has operations, and the licenses and permits obtained by the Company, are separately described in the country-specific business descriptions under "-- Description of Country Operations" below.

EMPLOYEES

     As of December 31, 1995, the Company employed a total of 612 persons, of whom 259 were employed by IMPSAT Argentina and 164 were employed by IMPSAT Colombia. The number of employees of the

Company has generally increased and is expected to continue to increase as a result of the Company's expansion in the countries in which it operates and into new countries. The Company does not have any long-term employment contracts with any of its employees, including management, and none of its employees are members of any union. The Company believes that its relations with its employees are good.

INFRASTRUCTURE


     Satellites. As of September 30, 1996, the Company had a total leased capacity of 261.58 MHz on six satellites. The Company has satellite leases on the Intelsat 603, 706 and 709 satellites for 1.28 MHz, 50 MHz and 124 MHz of capacity, respectively, which are not scheduled to expire before April 1, 2000. The Company also had leased 23 MHz of capacity on Paracomsat's Nahuel C1 satellite which expires on December 31, 1996. The Company has 62.4 MHz of leased capacity on PanAmSat's PAS-1 satellite until the end of the useful life of the satellite (estimated to be December 31, 2001). The Company currently has 0.9 MHz of capacity (with an option to lease up to 9 MHz of capacity) on Mexico's Solidaridad-II satellite which expires on February 28, 1998. The Company's total lease payments for satellite capacity totaled $10.9 million in 1995, and are expected to increase to approximately $14.2 million in 1996.



     Certain amounts of the Company's satellite capacity is leased by ISCH, a wholly-owned, non-operating Liechtenstein subsidiary of the Company. While each of the Company's operating subsidiaries other than IMPSAT USA leases satellite capacity directly, ISCH's principal function is to lease private satellite capacity from satellite carriers and then sublease such capacity at market rates to the Company's operating subsidiaries as required by those subsidiaries. Approximately 17.7% of the Company's total leased satellite capacity at September 30, 1996 was subleased at market rates to the Company's operating subsidiaries through ISCH.


     In April 1996, IMPSAT Argentina acquired a 0.06% interest in Intelsat for $1.1 million. As a direct member of Intelsat, IMPSAT Argentina will be able to lease 7 MHz of satellite capacity on Intelsat 705 directly from Intelsat without being required to pay a 10% fee with respect to such capacity to the Argentine Comision Nacional de Telecomunicaciones ("CNT"). Depending upon the availability of financing, IMPSAT Argentina is considering possible additional investments in Intelsat that would permit it to access directly up to 36 MHz of capacity on Intelsat 705.

     The Company currently has excess satellite capacity, especially with respect to IMPSAT Argentina, and does not anticipate a need to increase such capacity until at least 1998. The Company believes that it will be able to access necessary satellite capacity at competitive prices, either directly through agreements with the major satellite carriers or through subleases with various entities, such as the local PTOs.

     Equipment. Since its inception, the Company has placed significant emphasis on employing technologically advanced equipment. After a period of study, the Company selected Hughes as its primary supplier of VSAT technology, including VSAT microstations and related software. The Company entered into a non-exclusive agreement with Hughes in 1988, pursuant to which Hughes provides equipment, related software licenses and technical assistance to the Company. While the terms of the agreement with Hughes permit the Company to resell the equipment, the software license is nontransferable. The agreement may be terminated by either party upon 60 days notice. During the past three years, the Company has purchased a total of $46.2 million in equipment and technical assistance under this agreement.

     With respect to SCPC technology, the Company's current major suppliers are among the leading companies in the industry, and include EF Data Corporation, Scientific-Atlanta Inc., SSE Technologies Inc. and Fairchild Data Corporation. Other equipment suppliers to the Company include General DataComm, Inc. for time division multiplexers; ACT Networks Inc. for frame relay multiplexers; Digital Microwave Corporation and California Microwave Corporation for radiolink systems; and Alcatel Data Networks for packet switches. The Company also employs local companies in each location where it operates for installation and groundwork services.

     The Company analyzes and studies potential suppliers and equipment with the goal of obtaining the most technologically advanced equipment on a cost efficient basis. The Company believes that there are a number of potential providers of each of the significant items that are used in the Company's operations and therefore that the Company is not dependent on any single source of supply.


     Teleports. The Company operates Teleports in Buenos Aires, Argentina; Bogota, Colombia; Caracas, Venezuela; and Quito, Ecuador. The Company is currently constructing a Teleport in Mexico City, Mexico, which is scheduled for completion at the end of November 1996.


     Each of the Company's Teleports serves as the command center for the Company's VSAT networks in the host country. The Teleports also are linked to the Company's SCPC installations and Teledatos networks. Each Teleport also contains a radio microwave tower to transmit and receive transmissions to and from nearby customer locations which are not connected to the Company's existing Teledatos networks.

     Regional Teleports. In addition to the Teleports described in the preceding paragraphs, the Company has smaller SCPC-based earth stations called Regional Teleports in other important cities in the countries in which it operates. As of December 31, 1995, the Company was operating a total of ten Regional Teleports in major cities in Argentina, Colombia and Ecuador. See
"-- Services -- Regional Teleports."

     Teledatos Networks. The Company has fiber optic and microwave Metropolitan Area Networks ("MANs") in eleven major cities in which it operates for connection with the Teleport or Regional Teleport in such cities. Additionally, the Company manages and operates a fiber optic network covering 186 route miles in Bogota, Colombia, pursuant to a joint venture with Empresa de Telecomunicaciones de Santafe de Bogota ("ETB"), the Colombian PTO that provides local telephone service in the Bogota, Colombia region. The Teledatos networks, which as of December 31, 1995 were operating in a total of twelve cities and covered a total of 2,658 square miles, permit efficient connection to the Company's Teleports and Regional Teleports.

     In addition to utilizing the Company's Teledatos networks as conduits to and from the Company's Teleports, the Company offers its customers the use of its Teledatos networks for telecommunications transmission solely within the Teledatos networks.

     The Company also operates in Argentina a high capacity digital microwave circuit that provides voice and data telecommunications links between user sites in Buenos Aires and Mendoza.

     Undersea Fiber Optic Cable Networks. The Company is a member of the Americas-1 and Columbus-II undersea fiber optic cable consortia, and has purchased an initial total of 2 Mbps capacity on both systems for use in its Interplus service. If needed, more capacity may be purchased by the Company in the future. Americas-1, which commenced commercial operation in December 1994, is a 4,960 mile fiber optic cable system connecting Vero Beach, Florida in the United States with the U.S. Virgin Islands, Trinidad, Brazil and Venezuela. Americas-1 is owned by a consortium of 64 carriers from 42 countries and plans to extend its links to Curacao and Argentina. Columbus-II, which commenced service in mid-1994 and is owned by 56 telecommunications administrations in 40 countries, links Mexico, Florida, the U.S. Virgin Islands, Spain, Portugal and Italy with about 7,440 miles of fiber optic cable.

     The Company also expects to be a partner in the Pan American undersea cable consortium, comprising AT&T and 13 PTOs from Latin America and Spain. The Company expects to have capacity on the proposed Pan American Cable System running from the U.S. Virgin Islands in the Caribbean through points in Panama, Colombia, and the west coast of South America to Chile, which is currently scheduled for completion in August 1998. The Company will decide the extent of its participation in the Pan American Cable System after capital costs of the project have been projected later this year.

LEGAL MATTERS

     The Company is involved in or subject to various other litigation and legal proceedings incidental to the normal conduct of the Company's business, including with respect to regulatory matters.

     According to Argentine press reports during February 1996, the General Auditor of the Argentine Republic commenced an investigation into the manner in which Banco de la Nacion Argentina ("BNA"), a state-owned commercial bank which is IMPSAT Argentina's largest customer, awarded contracts to its service providers, including IMPSAT Argentina. Such reports stated that the General Auditor raised concerns regarding the failure by BNA to follow its public bidding procedures in selecting IMPSAT Argentina to provide it with private telecommunications network services. IMPSAT Argentina has not received any formal or informal notice from the General Auditor, BNA or any other person concerning such matter and does not believe that such matter will have an adverse effect on its financial condition or results of operations. IMPSAT Argentina's current contracts with BNA expire in the first quarter of 1997. IMPSAT Argentina believes that the award of its contract by BNA and its dealings with BNA have been in full compliance with all applicable legal norms.


     In June 1996, as a result of certain controversies regarding a contract between the Direccion General Impositiva ("DGI"), the Argentine governmental agency charged with the collection of taxes, and another company, a member of the Argentine legislature made public statements suggesting that certain other contracts entered into by DGI, including DGI's contract with IMPSAT Argentina, be reviewed. IMPSAT Argentina has not received any indication that any review is being undertaken in respect of its contract with DGI, which is scheduled to expire in the fourth quarter of 1996. IMPSAT Argentina and DGI have recently entered into a one-year extension of IMPSAT Argentina's contract with DGI. IMPSAT Argentina believes that its contract with DGI was awarded in compliance with applicable law and does not believe that such matter will have an adverse effect on its financial condition or results of operations.


DESCRIPTION OF COUNTRY OPERATIONS

     The following are brief descriptions of certain specific matters relating to the operations of the Company's subsidiaries in Argentina, Venezuela, Colombia, Ecuador, Mexico and the United States.

                                IMPSAT ARGENTINA

BACKGROUND


     IMPSAT Argentina, the first of the Company's subsidiaries, was established in April 1988 and began commercial operations in October 1990. The Company holds a 51% equity interest in IMPSAT Argentina. Other shareholders of IMPSAT Argentina are Nevasa, which holds a 29.7% equity interest, STET International, which holds an 11.5% equity interest, Credit Suisse, which holds a 4.8% equity interest, and the Inter-American Investment Corporation, which holds a 3% equity interest. The Inter-American Investment Corporation is an affiliate of the Inter-American Development Bank. Nevasa and STET International have been having discussions with third parties concerning the potential sale of their combined 41.2% interest in IMPSAT Argentina, which so far have been inconclusive. The terms of the Notes would permit such a sale, subject to certain conditions.


     IMPSAT Argentina is a leader in data transmission and VSAT services in Argentina, and estimates that it had over 70% of the market share in VSAT services and over 40% of the market share in data transmission services during 1995. Argentina has been the site of the initial introduction of each of the services provided by the Company, except Interplus.

     The Company's principal competitors in Argentina for the provision of private telecommunications network services include Startel and Comsat Investments Inc. ("Comsat Argentina"), a wholly-owned subsidiary of COMSAT, which provides corporate data transmission services, primarily through VSAT and SCPC technology.


     IMPSAT Argentina had 363 customers at August 31, 1996. Financial institution customers provided approximately 37% of IMPSAT Argentina's revenues during 1995. The second largest sector of IMPSAT Argentina's customer base consists of governmental agencies, which represented approximately 15% of its revenues during 1995. IMPSAT Argentina's largest customers during 1995 included Banco de la Nacion Argentina, a state-owned bank and the largest bank in Argentina, with 525 branches throughout Argentina (9.1% of IMPSAT Argentina's 1995 revenues); the Argentine social security administration, which has 136 branch offices (5.7% of IMPSAT Argentina's 1995 revenues); the Argentine national postal service, with over 5,500 branches, post offices and postal units throughout the country (3.0% of IMPSAT Argentina's 1995 revenues); and YPF S.A., the largest company in Argentina, which is engaged in hydrocarbon exploitation

(6.0% of IMPSAT Argentina's 1995 revenues). Revenues from IMPSAT Argentina's top ten customers accounted for approximately 40% of IMPSAT Argentina's revenues during 1995.

SELECTED FINANCIAL AND OTHER DATA


                                                   FISCAL YEAR ENDED NOVEMBER      NINE MONTHS ENDED
                                                               30,                     AUGUST 31,
                                                  -----------------------------    ------------------
                                                   1993       1994       1995       1995       1996
                                                  -------    -------    -------    -------    -------
                                                  (IN THOUSANDS, EXCEPT FOR OPERATING AND OTHER DATA)
SELECTED FINANCIAL DATA:
Revenues from services.........................   $34,672    $63,999    $80,346    $58,352    $62,939
Operating income...............................    12,726     13,886     14,327     11,384     13,611
Net income.....................................     6,805     12,464      4,472      3,722      3,031
EBITDA.........................................    18,296     24,605     30,394     23,083     27,505
Capital expenditures...........................    23,699     70,350     38,248     32,446     16,746
OPERATING DATA:
VSAT microstations installed...................       756      1,462      1,951      1,935      2,042
Dataplus earth stations installed..............       114        236        355        347        394
Satellites linked..............................         3          4          4          4          4
Leased satellite capacity (Mhz)................      31.0       96.0      148.0      148.0      161.0
Teleports......................................         1          1          1          1          1
Teleport antennas..............................         8         11         12         12         12
Regional Teleports.............................         5          6          6          6          6
Teledatos Networks.............................         6          7          7          7          7
Customers......................................       200        292        319        320        363
OTHER DATA:
Per capita GDP.................................   $ 7,654    $ 8,239    $ 8,150
     relative to U.S. .........................      30.2%      31.0%      29.7%
Telephony revenue (U.S.$ millions).............   $ 4,147    $ 4,947      --
Per capita telephony revenues..................       124        146      --
     relative to U.S. .........................      18.9%      21.4%     --
Teledensity (lines in service/population x
  100).........................................      12.3       14.1      --
     relative to U.S. .........................      21.3%      23.7%     --
Population (in millions).......................      33.7       34.2       34.7
GDP growth rate (real).........................       6.0%       7.4%      (4.4)%
Inflation rate.................................       7.4%       3.9%       1.6%


---------------
Sources: The WEFA Group -- Latin America Outlook. International
         Telecommunication Union -- World Telecommunication Development International Data and Statistics, 1996.

REGULATION

     The supervision and control of the Argentine telecommunications sector is under the jurisdiction of the CNT and the Secretary of Communications. Prior to 1989, telecommunication services in Argentina were provided by Empresa Nacional de Telecomunicaciones ("ENTel"), the former state-owned national telecommunications monopoly. In 1989, the Argentine government enacted a series of laws to deregulate the telecommunications sector. Under the current regime, "basic telephone services" are supplied domestically by Telefonica and Telecom Argentina, pursuant to an exclusive license until 1997, with a possible extension until 2000 at the option of such companies provided they meet certain operating targets. International voice and transmission services are supplied by Telintar, a joint venture between Telecom Argentina and Telefonica, which has an exclusive license until at least 1997, with a possible extension until 2000 at the option of Telintar, provided it meets certain requirements. Other services, such as those rendered by IMPSAT Argentina, are provided on a non-exclusive basis upon authorization by the CNT.

     IMPSAT Argentina obtained a permit in 1989 from the Executive Branch of the Federal Government, which was converted into a license with no expiration date in 1992, for the provision of data transmission services with ancillary voice channels within Argentina. The license does not specify what is meant by "ancillary" voice channels, and no official interpretation has been provided. In the event that regulations or other administrative guidance defining "ancillary" voice were to be issued in a manner that caused IMPSAT Argentina to restrict the use of its networks, the Company could be adversely affected. IMPSAT Argentina's license is subject to no material conditions and has no expiration date. Under the terms of the license, IMPSAT Argentina may provide point-to-point voice service in Argentina only if such voice transmission is accomplished without use of the local public telephone networks and only in connection with providing a service channel to its data transmission customers. IMPSAT Argentina is not permitted under its license to provide data transmission services from Argentina to points outside Argentina during the term of Telintar's statutory monopoly, unless Telintar permits IMPSAT Argentina to provide such services.


     IMPSAT Argentina provides value added services in the domestic and international market pursuant to a license granted by the Secretary of Communications in September 1995 to Teledatos, S.A., a wholly-owned subsidiary of IMPSAT Argentina. Value added services include such services as electronic data, voice and fax mail, fax store and forward and Internet access. Argentine law requires that IMPSAT Argentina use international point-to-point trunk lines leased from Telintar to provide value added services internationally.

     IMPSAT Argentina has obtained licenses with no expiration date for the provision of trunking and paging services within Argentina, although the Company currently has no intention of entering into the business of providing trunking and paging services. IMPSAT Argentina also has licenses with no expiration date to provide videoconferencing services on a national and international level.

     Although certain services are provided on a competitive basis, the CNT is in charge of the authorization, supervision and control of the telecommunications services. IMPSAT Argentina is required to pay the CNT a monthly fee of 0.5% of its net revenues.

FACILITIES


     The Company's private telecommunications network services are provided in Argentina through the Company's fiber optic, microwave and satellite facilities. The Company's principal transmission facilities in Argentina include the Teleport in Buenos Aires, Regional Teleports located in Cordoba, Mendoza, Rosario, Mar del Plata, Tucuman and La Plata, and Teledatos networks in Buenos Aires, Cordoba, Mendoza, Rosario, Mar del Plata, Tucuman and La Plata, with an aggregate of approximately 465 miles of fiber. In addition, IMPSAT Argentina operates a digital microwave circuit that provides voice and data telecommunications links between user sites in Buenos Aires and Mendoza. As of August 31, 1996, the Company had installed approximately 2,042 VSAT microstations and 394 Dataplus earth stations in Argentina. The Company operates on both the C-band and Ku-band in Argentina with access to the Intelsat 706 and 709 satellites and the PAS-1 and Nahuel C1 satellites.


                                IMPSAT COLOMBIA

BACKGROUND


     IMPSAT Colombia began operations in December 1992. The Company holds a 74.2% equity interest in IMPSAT Colombia, of which 8.9% is held directly and 65.3% held indirectly. Through Colinvertel S.A. ("Colinvertel"), a holding company in which the Company holds a 71.7% equity interest, which holds a 91% equity interest in IMPSAT Colombia. Other principal shareholders of Colinvertel are Suramericana de Seguros and Suramericana de Capitalizacion, the insurance and finance arms of the Sindicato Antioqueno (Suramericana de Seguros, Suramericana de Capitalizacion and all other entities affiliated with the Sindicato Antioqueno being referred to as the "Suramericana Group"), which together hold a 27% equity interest in Colinvertel. Sindicato Antioqueno, which was formed in Medellin, Colombia in the mid-1970s, is a group of over 100 financial services, food, textile and apparel, construction and real estate companies related through cross-ownerships and interlocking directorates. Member companies of the Sindicato Antioqueno include

Banco Industrial Colombiano, one of the ten largest commercial banks in Colombia; Cemento Argos, Colombia's largest cement manufacturer; and Nacional de Chocolates, one of Colombia's largest food processing firms. Nevasa, Corporacion IMPSA S.A. ("CORIM"), the holding company for the Pescarmona family, and Mr. Alexander Rivelis, a director of IMPSAT Corporation, each hold less than a 1% equity interest in IMPSAT Colombia.



     IMPSAT Colombia has experienced significant growth since it began operations. While the Company's original business plan for IMPSAT Colombia contemplated the installation of approximately 1,000 VSAT microstations by 1998, IMPSAT Colombia had approximately 1,015 VSAT microstations installed at September 30, 1996. The Company estimates that it is the leader in terms of market share in VSAT services and a leader in terms of the market share in data transmission services at December 31, 1995.



     The Company's principal competitors in Colombia are Telecom Colombia; Colomsat, S.A., a privately owned provider of facsimile, data and voice transmission services; Telegan, a provider of VSAT services; and Americatel Colombia, a joint venture between ENTEL Chile and Grupo Santo Domingo, Colombia's largest conglomerate, which provides voice, data and video services primarily to Grupo Santo Domingo.



     IMPSAT Colombia had 373 customers at September 30, 1996. Financial institutions provided approximately 40% of IMPSAT Colombia's revenues for 1995. The second largest sector of IMPSAT Colombia's customer base is comprised of industrial companies (including oil companies) which provided approximately 25% of IMPSAT Colombia's revenues for 1995. IMPSAT Colombia's largest customers during 1995 included Banco de la Republica, Colombia's central bank; the Colombian social security administration; Corporacion de Ahorro y Vivienda (AHORRAMAS), a savings and loan institution; Banco Cafetero; and Banco de Colombia. Revenues from IMPSAT Colombia's top ten customers accounted for approximately 35% of IMPSAT Colombia's revenues for 1995.

SELECTED FINANCIAL AND OTHER DATA


                                                                                   NINE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                                  -----------------------------    ------------------
                                                   1993       1994       1995       1995       1996
                                                  -------    -------    -------    -------    -------
                                                  (IN THOUSANDS, EXCEPT FOR OPERATING AND OTHER DATA)
SELECTED FINANCIAL DATA:
Revenues from services.........................   $ 2,777    $12,756    $22,417    $15,068    $25,021
Operating income (loss)........................    (2,794)     2,000      4,858      4,768      9,654
Net income (loss)..............................      (970)       (80)      (135)    (1,602)     1,587
EBITDA.........................................    (2,038)     3,739      8,748      5,922     11,576
Capital expenditures...........................     6,746     14,220     19,684     17,205      8,990
OPERATING DATA:
VSAT microstations installed...................       175        441        812        723      1,064
Dataplus earth stations installed..............        13         29         65         57        153
Satellites linked..............................         1          1          2          2          3
Leased satellite capacity (Mhz)................        16       23.9       34.4       34.4      55.98
Teleports......................................         1          1          1          1          1
Teleport antennas..............................         2          4          7          6          7
Regional Teleports.............................         1          3          3          3          3
Teledatos Networks.............................        --          4          4          4          4
Customers......................................        58        135        271        188        373
OTHER DATA:
Per capita GDP.................................   $ 1,590    $ 1,994    $ 2,257
     relative to U.S. .........................       6.3%       7.5%       8.2%
Telephony revenues (U.S. $ millions)...........     --           935      --
Per capita telephony revenues..................     --       $    27      --
     relative to U.S. .........................     --           4.0%     --
Teledensity (lines in service/population x
  100).........................................       8.2       11.0      --
     relative to U.S. .........................      14.2%      18.5%     --
Population (in millions).......................      34.0       34.5       35.1
GDP growth rate (real).........................       5.4%       5.5%       5.2%
Inflation rate.................................      22.6%      22.6%      19.5%


---------------
Sources: The WEFA Group -- Latin America Outlook. International
         Telecommunication Union -- World Telecommunication Development International Data and Statistics, 1996.

REGULATION

     The telecommunications industry in Colombia is subject to regulation by the Colombian Ministry of Communications. Since 1992, the Ministry of Communications has pursued a policy of liberalization, and has encouraged joint ventures between public and private telecommunications companies to provide new and improved telecommunications services.

     IMPSAT Colombia obtained a license in September 1991 which permits it to operate national and international digital information transmission services for twenty years. The license expires in 2011 and may be renewed at that time so long as IMPSAT Colombia complies with the terms and conditions of the license and any applicable laws and regulations. The license permits IMPSAT Colombia to engage in digital voice, data and video transmission services, the provision of value added services such as fax store and forward and electronic mail and Internet access services, and authorizes the use by IMPSAT Colombia of radio frequencies and satellite links in Colombia necessary to provide such services. IMPSAT Colombia is prohibited by the terms of the license from connecting to the Colombian public telecommunications network for purposes of reselling voice communications.

     IMPSAT Colombia is required to pay taxes equal to 5% of its net revenues to the Ministry of Communications.

FACILITIES


     The Company's private telecommunications network services are provided in Colombia through fiber optic, microwave and satellite networks. The Company's principal transmission facilities in Colombia include the Teleport and Teledatos network in Bogota and Regional Teleports and Teledatos networks located in Medellin, Cali and Barranquilla. The Company's Teledatos network in Bogota is provided through a joint venture with the Empresa de Telecomunicaciones de Santafe de Bogota ("ETB"), the Colombian PTO that provides local telephone service in the Bogota region, under which ETB provides the fiber optic infrastructure for the network while IMPSAT Colombia controls and monitors the network, provides technical support and sells network services to customers. As of September 30, 1996, IMPSAT Colombia had installed approximately 1,064 VSAT microstations and 153 Dataplus earth stations in Colombia. IMPSAT Colombia operates on the C-band with access to PAS-1 and the Intelsat 603 and 709 satellites.


                                IMPSAT VENEZUELA

BACKGROUND

     IMPSAT Venezuela began operations in January 1993. The Company holds a 75% equity interest in IMPSAT Venezuela. The remaining 25% equity interest in IMPSAT Venezuela is held by Compania Suramericana de Construcciones, a construction company within the Suramericana Group.

     IMPSAT Venezuela had approximately 9% of the market share in VSAT services and approximately 3.6% of the market share in data transmission services as of December 31, 1995. The Company's principal competitors in Venezuela are Compania Anonima Nacional de Telefonos de Venezuela ("CANTV"), the Venezuelan PTO, which is operated by a consortium led by GTE Corporation; Infosat, C.A., a private provider of data and video transmission services; MCI, which provides, data transmission and value-added services in Venezuela; Telcel, one of Venezuela's two cellular telephone providers and which also offers data transmission and Internet services; and Bantel, which provides data and voice transmission services.


     IMPSAT Venezuela had 71 customers at September 30, 1996. IMPSAT Venezuela's largest customers are generally large national and multinational corporations. IMPSAT Venezuela's largest customers during 1995 included Corporacion Andina de Fomento, a multilateral development bank; Reuters, an international news service company; Banco Mercantil, Venezuela's second largest bank; Cigarrera Bigott, Venezuela's largest cigarette manufacturer; and Compania Occidental de Hidrocarburos, Inc., a subsidiary of Occidental Petroleum Corp. Revenues from IMPSAT Venezuela's top ten customers accounted for approximately 79% of IMPSAT Venezuela's revenues for 1995.

SELECTED FINANCIAL AND OTHER DATA


                                                                                   NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                 -----------------------------    -------------------
                                                  1993       1994       1995       1995         1996
                                                 -------    -------    -------    ------       ------
                                                 (IN THOUSANDS, EXCEPT FOR OPERATING AND OTHER DATA)
SELECTED FINANCIAL DATA:
Revenues from services........................   $   246    $   910    $ 2,204    $1,524       $3,105
Operating loss................................    (7,592)    (2,790)    (2,106)     (615)        (826)
Net loss......................................    (7,455)    (2,582)    (1,723)   (1,717)      (1,482)
EBITDA........................................    (7,592)    (2,373)    (1,675)   (1,140)        (822)
Capital expenditures..........................     5,232      1,979      2,941     2,836        1,279
OPERATING DATA:
VSAT microstations installed..................        --         22         38        34          146
Dataplus earth stations installed.............         2          6         20        20           53
Satellites linked.............................         1          1          2         3            3
Satellite capacity (Mhz)......................       4.5        8.5       12.7     10.65        31.85
Teleports.....................................        --          1          1         1            1
Teleport antennas.............................        --          1          1         1            7
Teledatos Networks............................        --          1          1         1            1
Customers.....................................         4         18         39        33           71
OTHER DATA:
Per capita GDP................................   $ 2,850    $ 2,688    $ 3,491
     relative to U.S..........................      11.2%      10.1%      12.7%
Telephony revenues (U.S. $ millions)..........   $ 1,147    $ 1,040         --
Per capita telephony revenues.................        55         49         --
     relative to U.S. ........................       8.4%       7.2%        --
Teledensity (lines in service/population x
  100)........................................       9.9       10.9         --
     relative to U.S..........................      17.1%      18.3%        --
Population (in millions)......................      20.7       21.2       21.7
GDP growth rate (real)........................      (0.3)%     (2.8)%      2.0%
Inflation rate................................      45.9%      70.8%      56.6%


---------------
Sources: The WEFA Group -- Latin America Outlook. International
         Telecommunication Union -- World Telecommunication Development International Data and Statistics, 1996.

REGULATION

     The Venezuelan telecommunications industry is regulated by the Comision Nacional de Telecomunicaciones ("CONATEL"), which is under the jurisdiction of the Ministry of Transport and Communications.

     IMPSAT Venezuela obtained a license in December 1992, authorizing it to build, maintain and operate a private telecommunications network for the transmission of data, voice and video information. The license is valid for a period of ten years, with an option to renew for an additional ten years. The license prohibits IMPSAT Venezuela from providing its services through the public switched telephone networks operated by CANTV and from switching and sharing infrastructure with other operators of private telecommunications networks.

     A license was also issued to IMPSAT Venezuela in February 1996 for a period of ten years, with an option to renew for an additional ten years, for the provision of value added services such as fax store and forward, electronic mail and Internet access. There are no prohibitions under this license with respect to IMPSAT Venezuela's ability to switch with CANTV or other private networks in connection with the provision of value added services.

     IMPSAT Venezuela received a 10-year license which permits it to switch with CANTV for the national and international transmission of data. The license would not permit it to switch with CANTV in connection with the transmission of voice until the year 2000. IMPSAT Venezuela is currently negotiating a concession agreement with CONATEL pursuant to which IMPSAT Venezuela would be entitled to exercise its rights under the license.

     Under each of the licenses described above, IMPSAT Venezuela is or will be required to pay taxes and fees equal to 5.5% of its gross revenues from the services that are provided pursuant to such license.

FACILITIES


     The Company's private telecommunications network services are provided in Venezuela by fiber optic, microwave and satellite networks. The Company's principal transmission facility in Venezuela is its Teleport in Caracas. The Company also has a Teledatos network in Caracas. The Company had installed 146 VSAT microstations and 53 Dataplus earth stations in Venezuela as of September 30, 1996. The Company operates on the C-band in Venezuela utilizing the PAS-1 and the Intelsat 603 and 709 satellites.


     IMPSAT Venezuela's plans for facilities-based expansion include the installation of Regional Teleports to increase business in principal cities in Venezuela, including Barquisimeto, Valencia, Maracaibo and Puerto Ordaz. Additionally, IMPSAT Venezuela expects to install a second high-capacity antenna at the Teleport in Caracas.

                         OPERATIONS IN OTHER COUNTRIES

IMPSAT ECUADOR

     Background. The Company holds a 100% equity interest in IMPSAT Ecuador, which began operations in January 1995. Its operating revenue for 1995 was $0.6 million. IMPSAT Ecuador's net losses for 1994 and 1995 were $0.5 million and $1.3 million, respectively.

     The data transmission market in Ecuador is currently dominated by Empresa Estatal de Telecomunicaciones del Ecuador ("EMETEL"), the Ecuadoran state-owned PTO. IMPSAT Ecuador is, however, the leading provider of private telecommunications network services in Ecuador. The Company's other principal competitors in Ecuador include Americatel del Ecuador S.A., which provides national and international SCPC services as well as voice, paging and trunking; Consorcio Ecuatoriano de Telecomunicaciones S.A., which provides national VSAT services, national and international SCPC services, and cellular telephony; and Ram Telecom Telecomunicaciones S.A., which provides international telephone services and SCPC services between Quito and Guayaquil.


     IMPSAT Ecuador had approximately 33 customers as of September 30, 1996. Banks and financial institutions, provided approximately 56%, and industrial and commercial companies provided approximately 44%, of IMPSAT Ecuador's revenues for 1995.


     IMPSAT Ecuador's largest customers at December 31, 1995 included Banco del Pichincha, the third largest Ecuadoran bank; Aduanas, the Ecuadoran customs agency; and Diners Club del Ecuador and Mastercard del Ecuador, two leading credit card companies. Revenues from IMPSAT Ecuador's top ten customers accounted for approximately 95% of its revenues for the fiscal year 1995. The Company has recently entered into an agreement to provide international communications services for the regional PTO located in the city of Cuenca.

     Regulation. The telecommunications industry in Ecuador is regulated by the Consejo Nacional de Telecomunicaciones, the Secretaria Nacional de Telecomunicaciones and the Superintendencia de Telecomunicaciones. Ecuadoran law provides for the privatization of the telecommunications industry in Ecuador over a five year period ending in the year 2000.

     IMPSAT Ecuador obtained a license in June 1994, which is effective for fifteen years, to provide data, voice and video transmission services so long as the provision of such services does not use the installed networks owned by EMETEL or any other company granted a monopoly for the provision of fixed telephony services. The license authorizes the installation, operation and exploitation by IMPSAT Ecuador of a satellite system to offer national and international information transmission services, including the construction of two teleports (in Quito and Guayaquil), VSAT microstations and Dataplus earth stations. IMPSAT Ecuador is required to pay an annual fee equal to 6% of its revenues in connection with this license.

     Facilities. The Company's private telecommunications network services are provided in Ecuador through fiber optic, microwave and satellite links. The Company operates on the C-band in Ecuador with access to PAS-1 satellite. A Teleport located in Quito, Ecuador was constructed in September 1995. During the period in which the Quito Teleport was being constructed, the Company's VSAT microstations in Ecuador utilized the Company's Caracas, Venezuela Teleport for shared hub services. The Company also operates a Regional Teleport in Guayaquil, Ecuador.


IMPSAT MEXICO


     Background. IMPSAT Mexico began commercial operations in August 1995. The Company's 99.9% equity interest in IMPSAT Mexico comprises all but one share of IMPSAT Mexico's outstanding equity. IMPSAT Mexico's revenues for 1995 and for the nine months ending September 30, 1996 were $12,500 and $137,000, respectively. IMPSAT Mexico recorded a net loss of $1.2 million in 1995.



     Because IMPSAT Mexico only began offering services in August 1995, its current market share is insignificant. However, the Company believes that its technical experience, know-how and commitment to customer service will enable it to increase its revenues and market share.


     The Company's principal competitors in Mexico include: Telecomunicaciones de Mexico ("Telecom Mexico"), the PTO charged with the provision of national satellite and telegraph services, including satellite transmission services; Redes Via Satelites S.A. de C.V., which sells telecommunications equipment and provides equipment maintenance services, and recently began providing outsourcing services; SERSA/GeoComm, which provides teleport services; Vitacom de Mexico S.A. de C.V., which sells and manufactures equipment, provides maintenance and installation services, and recently began to offer teleport services; Optel Telecommunications, S.A. de C.V., which offers data transmission services and provides national and international telecommunications services; and Satelitron, S.A. de C.V., which principally offers national and international data transmission links.

     As of December 31, 1995, IMPSAT Mexico had two customers: Wang de Mexico S.A. de C.V. and Carvajal S.A. de C.V. Wang is a developer of computer equipment software. Carvajal, headquartered in Colombia, publishes textbooks and books of general interest and manufactures school products such as notebooks. Both customers have entered into three year contracts.

     Regulation. The telecommunications industry is regulated primarily by the Secretaria de Comunicaciones y Transportes ("SCT"). An agency of the SCT, Telecom Mexico, is charged with the regulation of national satellite and telegraph services, including satellite transmission services. Telecom Mexico supervises carriers and allocates electronic frequencies for satellite communications.


     IMPSAT Mexico obtained a permit from the SCT in May 1994, which authorizes the installation, operation and exploitation by IMPSAT Mexico of a network of earth stations to provide dedicated-link services, including VSAT services, for the transmission of voice, data and videoconferencing signals. The permit provides that such services must use Mexican satellites or those designated or approved by the Mexican government. IMPSAT Mexico's permit imposes no restrictions on IMPSAT Mexico's ability to carry voice or interconnect with the public switched system. Interconnection of IMPSAT Mexico's network to networks in other countries requires the approval of the SCT. IMPSAT Mexico plans to initiate its network under the permit through a Teleport located in Mexico City which will be equipped with two high-capacity antennas capable of both Ku-Band and C-Band transmissions. The Teleport, which is scheduled for completion at the end of November 1996, will provide dedicated-link and private network services using satellites for the transmission of voice, data and video signals. While IMPSAT Mexico's permit is valid for a period of fifteen years, its terms and conditions may be revised for a nominal fee after the first five years if the SCT believes such changes to be in the public interest. IMPSAT Mexico has the right to renew the permit for an additional fifteen years if it has complied with the provisions of the permit and agrees to accept any new conditions that may be imposed by the SCT.


     IMPSAT Mexico is required to pay 5% of its telecommunications income to the Mexican government. In addition, IMPSAT Mexico is required to pay to the government certain fees for having its signals transmitted and received by satellite, and nominal fees for the installation of new earth stations.

     On June 7, 1995, the Mexican government promulgated a law which restricts foreign investment in concession holders to no more than a 49% interest. The Company has been advised by local Mexican counsel that this restriction does not apply to IMPSAT Mexico because IMPSAT Mexico provides its services pursuant to a permit, and does not hold a concession. In addition, the law does not apply to concessions granted prior to its enactment.

     Facilities. The Company operates on the C-band in Mexico with access to PAS-1, which has been approved by the SCT, and to Solidaridad-II, a Mexican satellite.

IMPSAT USA


     Background. IMPSAT USA began offering Interplus services between Latin America and North America in February 1996. The Company holds a 100% equity interest in IMPSAT USA. IMPSAT USA had no operating revenue for 1995, and operating expenses of $0.3 million. IMPSAT USA had revenues of $157,000 and operating expenses of $855,000 during the first nine months of 1996.


     IMPSAT USA expects intense competition in the market for international private line network services between the United States and Latin America. Such competition is expected to come primarily from the "Big Four" long-distance carriers (AT&T, MCI, Sprint and Worldcom) in conjunction with Latin American PTOs, as well as from alternative regional carriers. The Company believes that IMPSAT USA is positioned to compete effectively by offering better end-to-end customer service and quality assurance in Latin America through its regional knowledge and in-country contacts using IMPSAT sister companies.

     IMPSAT USA's target customer base can be divided into two distinct segments: retail and wholesale. The retail segment consists of multinational corporations with extensive voice and data communications needs, which are the primary end-users in the United States/Latin American market for international private-line services. IMPSAT USA's wholesale marketing campaign as presently envisioned targets the Competitive Access Providers (CAPs) which have already penetrated the corporate private line markets in major metropolitan areas throughout the United States. Utilizing a teleport located in south Florida that is leased from PanAmSat, IMPSAT USA currently provides Interplus service to four customers. Intermedia Communications of Florida Inc., one of the largest CAPs in the United States, has an Interplus link between Florida and its customer's location in Medellin, Colombia. UBESA, the Ecuadoran subsidiary of Dole Fresh Fruit International Ltd., and Business Technology Services, Inc., a call back services provider based in Miami, Florida, each have Interplus links between Florida and their locations in Ecuador. On June 2, 1996 IMPSAT USA signed a five-year agreement to provide the U.S. multinational paper company, Kimberly-Clark Corporation, with an Interplus link to Tocancipa, Colombia.

     Regulation. The Federal Communications Commission ("FCC") exercises exclusive U.S. jurisdiction over all facilities and services of communications carriers to the extent that such facilities and services are used for interstate or international communications. IMPSAT USA received an authorization from the FCC in September 1995 to provide facilities-based telecommunications services, including switched voice and data and private line services, between the United States and various international points using certain international satellite facilities. In connection with these services, IMPSAT USA also is authorized to lease and operate any necessary U.S. connecting facilities. On July 1, 1996, IMPSAT USA was granted a six-month Special Temporary Authorization to resell telecommunications services of other international carriers between the United States and various international points. IMPSAT USA and its customers may not, however, connect private lines provided over its facilities to the public switched network at either the United States or foreign end unless authorized to do so by the FCC.

     Facilities. IMPSAT USA has adopted an outsourcing strategy for its Teleport facilities. IMPSAT USA intends to establish its point-of-presence in leased facilities and intends to purchase switching hardware and software from General Datacom and Cascade Communications Corporation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Certificates of Incorporation of IMPSAT Corporation and IMPSAT Argentina, respectively, provide for an eight-member Board of Directors. The directors of the Company and the Guarantor, respectively, will hold office until the next annual meeting of their respective stockholders and until successors of such directors have been elected and qualified, or until their earlier death, resignation or removal.

     The President of IMPSAT Corporation is elected at the annual meeting of stockholders. The other officers are elected at the annual meetings of the Board of Directors. All officers hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. The Chairman of the Board of Directors of IMPSAT Argentina is elected at the regular annual meeting of the Board of Directors. Officers of IMPSAT Argentina are appointed by its Board of Directors.


     Set forth below are the names, ages and positions of directors and executive officers of the Company and the Guarantor as of September 30, 1996. The officers designated as Vice Presidents of the Company are employees of Resis, a wholly-owned subsidiary of the Company, which provides services to the Company pursuant to a management services agreement with the Company.


                  NAME                     AGE                        POSITION
----------------------------------------   ---    -------------------------------------------------
DIRECTORS
----------------------------------------
Enrique M. Pescarmona...................   54     Chairman of the Board; Director of IMPSAT
                                                  Argentina


Ricardo A. Verdaguer....................   46     President and Chief Executive Officer;
                                                  Chairman of the Board of Directors of IMPSAT
                                                  Argentina
Roberto Vivo............................   43     Director, Deputy Chief Executive Officer and Vice
                                                  President, Marketing; Director of IMPSAT
                                                  Argentina
Alexander Rivelis.......................   56     Director and Vice President, International
                                                  Development
Lucas Pescarmona........................   26     Director
Sofia Pescarmona........................   23     Director
Renato De Rimini........................   45     Director
Girolamo Di Genova......................   57     Director
EXECUTIVE OFFICERS
----------------------------------------
Hector Alonso...........................   39     Chief Operating Officer
Guillermo Jofre.........................   41     Vice President, Finance
Guillermo V. Pardo......................   46     Vice President, Planning
Jose R. Torres..........................   38     Vice President, Administration, Chief Accounting
                                                  Officer; Director of IMPSAT Argentina
Luca Minzolini..........................   35     Vice President, Control Management
Norberto Daniel Musante.................   39     Vice President, Operations
Giulio Masserano........................   43     Vice President, New Business
Alejandro Suarez del Cerro..............   42     Vice President, Technology
Rafael Carchak Canes....................   47     President and Director of IMPSAT Argentina
Claudio Albanese........................   49     Director of IMPSAT Argentina
Archimede Del Vecchio...................   55     Director of IMPSAT Argentina
Pedro O. Mayol..........................   57     Director of IMPSAT Argentina
Jorge Marine............................   34     Manager, Administrator of IMPSAT Argentina
Maria Zavalski..........................   31     Manager, Marketing of IMPSAT Argentina
Horacio Sajoux..........................   44     President of IMPSAT Colombia

                  NAME                     AGE                        POSITION
----------------------------------------   ---    -------------------------------------------------
Susana Gregori..........................   39     Chairman of the Board of Directors and President
                                                  of IMPSAT Venezuela
Diego N. Rausei.........................   46     President of IMPSAT Mexico
Mariano Torre Gomez.....................   45     President of IMPSAT Ecuador
Richard Horner..........................   45     President of IMPSAT USA
Federico Saurina........................   45     President of Teledatos S.A., a wholly-owned
                                                  subsidiary of IMPSAT Argentina


BIOGRAPHIES OF DIRECTORS AND EXECUTIVE OFFICERS

     Information with respect to the business experience and the affiliations of the directors and executive officers of the Company is set forth below.

     Enrique M. Pescarmona has been Chairman of the Board of Directors of IMPSAT Corporation since September 1994 and a member of the Board of Directors of IMPSAT Argentina since March 1994. Mr. Pescarmona is also Chairman of CORIM and Industrias Metalurgicas Pescarmona S.A.I.C. y F. ("IMPSA"). He is a director of Lagarde, S.A. (a wine company), Ingenieria y Computacion S.A. ("ICSA") (a manufacturer of electronic components), La Mercantil Andina S.A. (an insurance company), Puerto Seco S.A. (a manufacturer of automobile parts), Buenos Aires al Pacifico San Martin S.A. and Ferrocarriles Mesopotomico General Urquiza S.A. (Argentine railway companies); and is Vice President of Henri Lagarde S.A. (an agribusiness). Mr. Pescarmona is an electromechanical engineer with a master's degree in economics and business administration from the University of Navarra in Spain.

     Ricardo A. Verdaguer has been President, Chief Executive Officer and a member of the Board of Directors of IMPSAT Corporation since September 1994. Mr. Verdaguer also has served as President of IMPSAT Argentina since April 1988 until February 1990 and has served as Chairman of the Board of Directors of IMPSAT Argentina since 1990. Mr. Verdaguer served in a number of management positions with IMPSA from 1976 to 1988, including as Manager of the Contracts and Construction Department and Manager of the Commercial Department. Mr. Verdaguer holds a degree in electromechanical engineering from Ingenieria de la Universidad Juan Agustin Maza, Mendoza.

     Roberto Vivo has been Deputy Chief Executive Officer, Vice President, Marketing and a member of the Board of Directors of IMPSAT Corporation since September 1994. Mr. Vivo has also served as Marketing Director of IMPSAT Argentina from April 1988 to December 1994 and as a member of the Board of Directors of IMPSAT Argentina since 1988 to the present. Mr. Vivo also serves as Chairman of the Board of Directors of FAICSA, an Argentina company engaged in public construction projects. Mr. Vivo holds a degree in business administration from Universidad Argentina de la Empresa.

     Alexander Rivelis has been Vice President of International Development and a member of the Board of Directors of IMPSAT Corporation since December 1994. Mr. Rivelis also serves as a member of the Board of Directors of IMPSAT USA. Mr. Rivelis served as President of IMPSAT USA from 1995 to March 1996, President of IMPSAT Colombia from 1991 to 1993, and has held a variety of managerial positions with companies in the Pescarmona group from 1978 through 1990. Mr. Rivelis holds a degree in electrical and mechanical engineering from the University of Rosario, Argentina.

     Lucas Enrique Pescarmona, the son of Enrique M. Pescarmona, has been a member of the Board of Directors of IMPSAT Corporation since February 1996. From 1993 to 1995 he held positions in the Buenos Aires, Argentina office of Arthur Andersen & Co. In 1995 he transferred to Tecnologica em Componentes Automotivas Ltda., a Brazilian manufacturer of automotive parts that is part of the Pescarmona group, as senior investment analyst in Brasil. Mr. Pescarmona is also a member of the Board of Directors of Puerto Seco S.A., a company within the Pescarmona group. Mr. Pescarmona holds degrees in Economics and Political Science from the University of Pittsburgh and is currently completing a master of business administration degree at SDA Bocconi in Milan.

     Sofia Pescarmona, the daughter of Enrique M. Pescarmona, has been a member of the Board of Directors of IMPSAT Corporation since February 1996. Ms. Pescarmona has worked in the marketing area of IMPSAT Corporation since January 1995. Prior to this, since August 1994, Ms. Pescarmona worked as an accounts assistant in the sales department of IMPSAT Argentina. Ms. Pescarmona holds a degree in International Relations from Tufts University.

     Renato De Rimini has been a member of the Board of Directors of IMPSAT Corporation since December 1994. Mr. De Rimini previously held senior positions with Telecom Italia with responsibility for the Latin America region and has been in charge of business acquisition projects for STET International in Latin America and in particular in Bolivia, Chile, Brazil and Argentina. Mr. De Rimini currently holds the position of Director, Business Operations, with STET International. Mr. De Rimini is a member of the Board of Directors of Entel Bolivia, Intelcom San Marino and RTH Holland. Mr. De Rimini holds a degree in telecommunications engineering.

     Girolamo Di Genova has been a member of the Board of Directors of IMPSAT Corporation since February 1996. Mr. Di Genova joined SIP, now Telecom Italia, in 1967 and has since held several positions in the company, the latest of which are: Regional Director in Venice (1986-89); Head of the Strategic Planning (1989-91); Head of the Information Technologies (1991-92) and since January 1993 Head of the Business Division of Telecom Italia. He is a member of the boards of various companies of the IRI-STET Group, and he was a member of the Technical Superior Council of Parti e Telegrafi, an Italian PTO. Mr. Di Genova holds a degree in electronic engineering and has completed postgraduate studies in telecommunications at the Balileo Ferraris Institute, Turin, Italy.

     Hector Alonso has been Chief Operating Officer of IMPSAT Corporation beginning in September 1996 and was President of IMPSAT Colombia from September 1993 to August 1996. Prior to joining IMPSAT Colombia, Mr. Alonso had 14 years of experience in a variety of senior management positions with companies in the Pescarmona group. Mr. Alonso is a member of the Asociacion Nacional de Industria of Colombia. Mr. Alonso holds a degree in industrial engineering from Universidad Argentina de la Empresa.

     Guillermo Jofre has been Vice President, Finance of IMPSAT Corporation since May 1995. Prior to joining the Company, Mr. Jofre was Executive Vice President of Banque Indosuez in Argentina from 1993 to 1995, and has had approximately ten years of experience in management positions with companies in Argentina, Germany and Switzerland. Presently, Mr. Jofre also serves as a member of the Board of Directors of the investment fund Bemberg Inversiones S.A. Mr. Jofre holds a degree in public accounting from University of Cordoba and an MBA from Imede of Switzerland.

     Guillermo V. Pardo has been Vice President, Planning of IMPSAT Corporation since January 1995. Mr. Pardo was previously Managing Director of the Guido Di Tella companies and has had over 20 years of experience in finance positions in a number of companies in Argentina and Spain. Mr. Pardo is currently a member of the Board of Directors of IMPSAT Argentina, FAICSA and the Fundacion Torcuato Di Tella. Mr. Pardo holds a degree in business administration from Universidad de Buenos Aires.

     Jose R. Torres has been Vice President, Administration and Chief Accounting Officer of IMPSAT Corporation since January 1995 and a Director of IMPSAT Argentina since 1990. Mr. Torres served as external auditor of the Mendoza Stock Exchange from 1982 to 1983. Mr. Torres previously worked as assistant finance manager of IMPSA and as finance manager of IMPSAT Argentina until December 1994. Mr. Torres holds a degree in public accounting from Universidad Nacional de Cuyo.

     Luca Minzolini has been Vice President, Control Management of IMPSAT Corporation since December 1995. Prior to joining the Company, Mr. Minzolini had 10 years of experience in various management positions with the ENI Group, including as Control Manager of Enichem Elastomers America Inc. from 1992 to 1995. Mr. Minzolini holds a degree in Business Administration from the University of Rome, Italy and is a public accountant.

     Norberto Musante has been Vice President, Operations of IMPSAT Corporation since January 1995. Mr. Musante has held a number of management positions in the Operations area of IMPSAT Argentina from 1990 to 1995. From 1980 to 1990, Mr. Musante was Chief of the Logistic Department of Sisteval S.A., a company engaged in the maintenance of radar systems and naval communications. Mr. Musante holds a degree in electrical engineering from Universidad Tecnologica Nacional.

     Giulio Masserano has been Vice President, New Business of IMPSAT Corporation since January 1995. Previously, Mr. Masserano has served as Marketing Manager for IMPSAT Argentina from 1993 to 1994. Prior to joining the Company, Mr. Masserano served in a number of management positions with STET and its affiliates since 1985, including project leader for regulated and value added services, and marketing expert for international projects related to satellite activities. Mr. Masserano holds a degree in electronic engineering from Universidad la Sapienza, Rome, Italy.

     Alejandro Suarez del Cerro has been Vice President, Technology of IMPSAT Corporation since January 1995. Previously, Mr. Suarez del Cerro has held a number of management positions with IMPSAT Argentina, including the positions of Technical Project Leader from 1988 to 1990, Technical Manager from 1990 to 1991 and Development Manager from 1991 to 1994. Mr. Suarez del Cerro holds a degree in electronic engineering from Universidad de Buenos Aires.

     Rafael Carchak Canes has been President and a Director of IMPSAT Argentina since May 1995. Prior to joining the Company, Mr. Carchak served in a variety of management positions with Eveready over a 15 year period, including Operations Manager of Eveready Argentina from 1990 to 1992, and as President of Eveready Argentina from 1992, in which position Mr. Carchak had responsibility for Eveready's operations in Argentina, Paraguay and Chile. Mr. Carchak holds a degree in engineering from Universidad Nacional de Buenos Aires.

     Claudio Albanese has been a member of the Board of Directors of IMPSAT Argentina since March 1996. Prior to joining IMPSAT Argentina, he held executive positions with ITALCABLE-Servizi Cablegrafici Radiotelegrafici e Radioelettrici S.p.A. ("ITALCABLE"), Telecom Italia S.p.A., Telemedia International, Inc.
(TMI), Ericsson Telecommunicazioni, Italy, Sirti S.p.A. and Mitel Corp. More recently, he was appointed Managing Director of British Telecom, Italy and Syncordia Italy. Mr. Albanese holds a degree in electronics.

     Archimede Del Vecchio has been a member of the Board of Directors of IMPSAT Argentina since March 1995. Mr. Del Vecchio, an engineer, previously held executive positions with ITALCABLE and Telemedia International, Inc. (TMI). He is presently International Manager with Telecom Italia S.p.A.

     Pedro 0. Mayol has been a member of the Board of Directors of IMPSAT Argentina since 1990. He also serves as a member of the Board of Directors of several other Argentine corporations, including Lagarde S.A., ICSA, Puerto Seco S.A., La Mercantil Andina S.A., CORIM and IMPSA. Mr. Mayol, who is a brother-in-law of Enrique Pescarmona, is an architect.

     Jorge Marine joined the Company as Manager, Administration in June 1995. Previously, Mr. Marine was employed as a Manager, Administration and Finance by BNL Inversiones, a company within the Banca Nazionale del Lavoro group. Mr. Marine is a public accountant.

     Maria Zavalski joined IMPSAT Argentina as Marketing Manager in April 1994. Prior to joining IMPSAT Argentina she was employed by IBM Argentina as an accounts executive in the marketing division. Ms. Zavalski holds a degree in business administration.

     Horacio Sajoux has been President of IMPSAT Colombia since September 1996. Previously, Mr. Sajoux held several management positions with IMPSAT Colombia, including General Director of Teledatos S.A., the joint venture entity formed by IMPSAT Colombia and ETB; Vice President, Commercial and Technology; and Commercial Manager and Director of Technology. Prior to joining IMPSAT Colombia in 1992, Mr. Sajoux was employed in a number of management positions at IMPSAT Argentina beginning in 1989. Mr. Sajoux received a degree in Electromechanical Engineering from Universidad Nacional de Buenos Aires.

     Susana Gregori has been President of IMPSAT Venezuela since September 1996 and before that from 1993 to November 1995. Ms. Gregori has also been Chairman of the Board of Directors of IMPSAT

Venezuela since November 1995. Ms. Gregori holds a degree in industrial engineering from Universidad Nacional de Cuyo.

     Diego Nicasio Rausei has been President of IMPSAT Mexico since September 1994. Starting in 1980, Mr. Rausei has previously held various senior management positions with companies of the Pescarmona group. Mr. Rausei holds a degree in chemical engineering from Universidad del Litoral.

     Mariano Torre Gomez has been President of IMPSAT Ecuador since June 1994. Mr. Torre has served in a variety of positions involving engineering, production, planning, business development and new markets for companies in the Pescarmona group over a period of 17 years. Mr. Torre served four years at IMPSAT Argentina in the Commercial and New Licenses Departments. Mr. Torre holds a degree in engineering from Universidad Tecnologica Nacional.

     Richard Horner has been President of IMPSAT USA since July 1995. Prior to joining IMPSAT USA, Mr. Horner was South American Sales Manger for Scientific-Atlanta Network Systems Group from 1991 to 1995, where he was responsible for commercialization of satellite-based network products to both PTOs and emerging private sector carriers. Mr. Horner holds a degree in electrical engineering from University of Kansas and a degree in Latin American studies from the University of Texas.

     Federico Saurina has been President of Teledatos, S.A., a wholly-owned subsidiary of IMPSAT Argentina responsible for the Global Fax business since 1994. Mr. Saurina served as Manager of Regional Teleports of IMPSAT Argentina from 1991 to 1994, and as Purchasing Manager of Cielos del Sur-Austral Lineas Aereas from 1989 to 1991. Mr. Saurina holds a degree in electromechanical engineering from Universidad J.A. Maza, Mendoza.

EXECUTIVE COMPENSATION

     The following tables set forth the compensation paid or accrued to the chief executive officer and the four other most highly compensated executive officers receiving over $100,000 per year for services rendered of each of the Company and the Guarantor during fiscal year 1995. No bonuses were paid by the Company or the Guarantor to such executive officers during fiscal year 1995. The Company and the Guarantor do not maintain any long-term incentive plans and do not grant stock appreciation rights, stock options or restricted stock awards.

SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
                                                            -----------------------------------------
                        NAME AND                                                         OTHER ANNUAL
                   PRINCIPAL POSITION                       YEAR     SALARY     BONUS    COMPENSATION
---------------------------------------------------------   ----    --------    -----    ------------
THE COMPANY
Ricardo A. Verdaguer.....................................   1995    $199,792     $--          $--
President and
Chief Executive Officer
Enrique M. Pescarmona....................................   1995    $287,569     $--          $--
Chairman of the Board
Roberto Vivo.............................................   1995    $172,726     $--          $--
Director, Deputy Chief
Executive Officer and
Vice President, Marketing
Jose R. Torres...........................................   1995    $145,240     $--          $--
Vice President, Administration
Chief Accounting Officer
Alejandro Suarez del Cerro...............................   1995    $144,460     $--          $--
Vice President, Technology
THE GUARANTOR
Rafael Carchak Canes.....................................   1995    $128,700     $--          $--
President and
Chief Executive Officer
Daniel Horquescos(1).....................................   1995    $123,077     $--          $--

---------------
(1) In May 1995 Mr. Daniel Horquescos was replaced by Mr. Rafael Carchak Canes as President and Chief Executive Officer of the Guarantor.

                             PRINCIPAL STOCKHOLDERS


     The following table and the accompanying notes set forth certain information concerning the beneficial ownership of IMPSAT Corporation's and IMPSAT Argentina's common stock as of November 1, 1996 by (i) each person who owned of record, or was known to own beneficially, more than five percent of IMPSAT Corporation's Common Stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person listed in the table has informed the Company that such person has (i) sole voting and investment power with respect to such person's shares of Common Stock and (ii) record and beneficial ownership with respect to such person's shares of Common Stock.


                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                                                                        -----------------------
                NAME AND ADDRESS OF BENEFICIAL OWNER                      NUMBER        PERCENT
---------------------------------------------------------------------   ----------      -------
IMPSAT Corporation
---------------------------------------------------------------------
Beneficial Owners of more than 5%
Nevasa Holdings Ltd.(1)..............................................   58,312,980        75.0%
  17 Dame Street
  Dublin 2, Ireland
STET International Netherlands NV(2).................................   19,437,660        25.0%
  6-8 Hoeckenrode
  Amsterdam, The Netherlands
Directors and Executive Officers(1)..................................            0           0%
All Directors and Executive Officers as a Group (26 persons)(1)......            0           0%
IMPSAT Argentina
---------------------------------------------------------------------
Beneficial Owners of more than 5%
Invertel S.A.(3).....................................................        2,613        51.0%
  Viamonte 1526
  Buenos Aires, Argentina
Nevasa Holdings Ltd.(1)..............................................        1,519        29.7%
  17 Dame Street
  Dublin 2, Ireland
STET International Netherlands NV(2).................................          590        11.5%
  6-8 Hoeckenrode
  Amsterdam, The Netherlands
Directors and Executive Officers(1)..................................            0           0%
All Directors and Executive Officers as a Group (10 persons)(1)......            0           0%

------------------
(1) Nevasa Holdings Ltd. ("Nevasa") is controlled by CORIM, Militello Ltd. and Rotling International Corporation. CORIM, an Argentine corporation that holds an 82.54% equity interest in Nevasa, is controlled by Mr. Enrique Pescarmona, Chairman of the Board of Directors of IMPSAT Corporation, and other members of the Pescarmona family and is a holding company for businesses engaged in a variety of activities including property, casualty and other insurance, heavy-steel capital goods, manufacturing auto parts, cargo transportation and environmental services. Militello Ltd., a British Virgin Islands corporation, holds an 11.62% equity interest in Nevasa and is itself controlled by Mr. Roberto Vivo, Deputy Chief Executive Officer of IMPSAT Corporation. Rotling International Corporation, a British Virgin Islands corporation, holds a 5.84% equity interest in Nevasa and is itself controlled by Mr. Ricardo Verdaguer, President and Chief Executive Officer of IMPSAT Corporation.

(2) STET International Netherlands NV ("STET International") is a wholly-owned subsidiary of STET International SpA. STET International SpA is in turn held 51% by STET SpA ("STET"), 37% by

     Telecom Italia and 12% by Telecom Italia Mobile, each of which are controlled by IRI-Instituto per la Ricostruzione Industriale SpA.

(3)  The Company holds a 99.9% equity interest in Invertel S.A.

     The shareholders of IMPSAT Corporation and IMPSAT Argentina have entered into shareholders agreements relating to the joint management of IMPSAT Corporation and IMPSAT Argentina. The shareholders agreements provide STET with veto rights with respect to certain significant corporate actions and provides STET with the right of first refusal with respect to sales of IMPSAT Argentina's capital stock.

STET RELATIONSHIP

     In 1990 the STET group invested $10 million for 25% of IMPSAT Argentina; and in 1994 STET International paid a total of $65.9 million for 25% of IMPSAT Corporation (without IMPSAT Argentina). STET group employees are seconded to the Company and its subsidiaries from time to time. The Company believes its relationship with STET International provides it with additional expertise and opportunities in the telecommunications business.


     STET is the holding company for one of the world's largest telecommunications operators, Telecom Italia, S.p.A. ("Telecom Italia"), through which STET controls substantially all of the Italian telecommunications industry. Telecom Italia was formed as part of a restructuring of Italy's telecommunications industry into a single operator to compete more effectively in the international marketplace. Telecom Italia was formed through the merger in August 1994 of Italy's then-existing telecommunications companies, including SIP-Societa Italiana per l'Esercizio delle Telecomunicazioni p.a. ("SIP"), the carrier of national telecommunications services including data transmission, cellular telephone and value added services, ITALCABLE-Servizi Cablegrafici Radiotelegrafici e Radioelettrici S.p.A. ("ITALCABLE"), a company that managed international telecommunications services, and TELESPAZIO Societa per Azioni per le Comunicazioni Spaziali p.a., the satellite carrier for SIP, ITALCABLE and the national broadcasting service. The shares of STET and Telecom Italia are publicly traded in Italy. The Italian government recently announced plans to privatize its controlling interest in STET in 1997.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Company in the normal course of its business provides private telecommunications network services to companies in which CORIM, members of the Pescarmona family and entities affiliated with the Suramericana Group have an interest. Total telecommunications services provided to companies in which CORIM or other members of the Pescarmona family have an interest during 1995 and for the first nine months of 1996 totalled approximately $1.3 million. Total telecommunications services provided to companies affiliated with the Suramericana Group for the period from January 1, 1995 to September 30, 1996 totalled approximately $1.8 million. The following is a description of the most significant of such transactions. Although the Company believes that transactions with its affiliates are generally conducted on an arm's length basis, conflicts of interest are inherent in such transactions.



     IMPSAT Argentina telecommunications services to Industrias Metalurgicas Pescarmona S.A.I.C. y F. ("IMPSA"), a company controlled by CORIM that produces heavy steel capital goods, including hydromechanical equipment and cranes, and through subsidiaries, engages in other businesses including cargo transportation, auto parts manufacture and environmental services. Total telecommunications services provided to IMPSA for the period from January 1, 1995 to August 31, 1996 equalled $533,000.



     IMPSAT Argentina provides telecommunications services to Puerto Seco, S.A. ("Puerto Seco"), a company controlled by CORIM and IMPSA that produces wire harnesses for automobile electrical systems and coil springs for automobile suspension systems in Argentina and Brazil. Total telecommunications services provided to Puerto Seco for the period from January 1, 1995 to August 31, 1996 equalled $141,000.


     IMPSAT Argentina provides telecommunications services to Buenos Aires al Pacifico San Martin S.A. ("BAPSA"), a company controlled by CORIM and IMPSA that operates the San Martin Railway between

Buenos Aires and the Cuyo region in central-western Argentina and provides cargo transportation services along the San Martin Railway. Total telecommunications services provided to BAPSA for the period from January 1, 1995 to August 31, 1996 equalled $386,000.



     IMPSAT Argentina provides telecommunications services to La Mercantil Andina S.A., an insurance company owned by CORIM and members of the Pescarmona family. Total telecommunications services provided to La Mercantil Andina S.A. for the period from January 1, 1995 to August 31, 1996 equalled $210,000.



     IMPSAT Argentina provides telecommunications services to Lagarde S.A., a company owned by members of the Pescarmona family that owns and operates a winery in the Mendoza area of Argentina. Total telecommunications services provided to Lagarde S.A. for the period from January 1, 1995 to August 31, 1996 equalled $93,000.



     IMPSAT Colombia provides telecommunications services to IMPSA Andina, S.A. ("IMPSA Andina"), a subsidiary of IMPSA that operates a production facility for heavy steel capital goods near Bogota, Colombia. Total telecommunications services provided to IMPSA Andina during 1995 and the first nine months of 1996 equalled $77,000. In addition, IMPSAT Colombia subleases office space at a location in Bogota, Colombia from IMPSA Andina. Total lease payments from IMPSA Andina to IMPSAT Colombia for the period from January 1, 1995 to September 30, 1996 totalled $73,000.



     IMPSAT Colombia provides telecommunications services to several companies within the Suramericana Group, including Suramericana de Seguros, an insurance company, Corporacion Financiera Nacional y Suramericana S.A. ("Corfinsura"), a financial institution, Susalud, a health services company, Proteccion S.A., a pension fund, Suleasing, a finance company, and Sufinanciamento, a finance company. For the period from January 1, 1995 to September 30, 1996, the total amount of telecommunications services rendered to such companies equalled $1.0 million, $198,000, $253,000, $113,000, $103,000 and $235,000, respectively.


     In addition, in the normal course of business the Company enters into transactions with companies in which CORIM, members of the Pescarmona family or the Suramericana Group had an interest. The following is a description of the most significant of such transactions.


     La Mercantil Andina acts from time to time as an insurance broker and an insurer for IMPSAT Argentina. IMPSAT Argentina invoiced premiums to La Mercantil Andina S.A. totalling $973,000 for the period from January 1, 1995 to August 31, 1996.



     In connection with the purchase of telecommunications equipment from Hughes Network Services pursuant to a financing from Citibank, N.A. that is guaranteed by The Export-Import Bank of the United States, IMPSA International Inc., a wholly-owned subsidiary of IMPSA located in Pittsburgh, Pennsylvania, acted as supplier of such equipment to IMPSAT Argentina and received a commission of 3% of the total value of the equipment subject to the Eximbank financing. The total commissions paid by IMPSAT Argentina to IMPSA International Inc. in connection with such transactions for the period from January 1, 1995 to August 31, 1996 equalled $165,000.



     The Company receives technical assistance from Telecom Italia and ITALCABLE, companies within the STET group and affiliates of STET International, which assistance consists of the seconding of three employees from Telecom Italia and ITALCABLE to the Company. Total payments to Telecom Italia and ITALCABLE for such services for the period from January 1, 1995 to September 30,
1996 equalled $       .


     IMPSAT Argentina received a loan of $5 million from IMPSA for a period of 30 days in March 1996 in connection with the refinancing of certain commercial paper of IMPSAT Argentina. The loan, which bore interest at a rate of 15% per annum, was repaid with the proceeds of the issuance of a subsequent series of commercial paper of IMPSAT Argentina.

     In December 1995, Mr. Vivo advanced IMPSAT Argentina $792,000. The loan, which bore interest at a rate of 9.5% per annum, was repaid in May 1996.

     In December 1995, a company affiliated with Mr. Verdaguer advanced IMPSAT Argentina $720,000. The loan, which bore interest at a rate of 13.8% per annum, was repaid in May 1996. The interest rates on the loans to IMPSAT Argentina from IMPSA, Mr. Vivo and Mr. Verdaguer were comparable to or less than prevailing market rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995 -- Interest Expense, Net."



     Corfinsursa is a creditor of IMPSAT Colombia. As of September 30, 1996, IMPSAT Colombia was indebted to Corfinsura for indebtedness in the amount of $6.1 million. See "Description of Certain Indebtedness" for a summary of the terms and conditions of such indebtedness.



     Suramericana de Seguros acts from time to time as an insurance broker and an insurer for IMPSAT Colombia. IMPSAT Colombia paid premiums to Suramerica de Seguros totalling $1.0 million for the period from January 1, 1995 to September 30, 1996.



     Susalud provides medical services on behalf of IMPSAT Colombia for its employees. Total payments to Susalud for the period from January 1, 1995 to September 30, 1996 totalled $244,000.



     Certain other companies within the Suramericana group, including Suleasing S.A. and Suleasing Panama, provide financial leasing services to IMPSAT Colombia. The total payments by IMPSAT Colombia under leases from such companies were $893,000 for the period from January 1, 1995 to September 30, 1996.


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summary of the material provisions of certain agreements governing certain long-term indebtedness of IMPSAT Argentina, IMPSAT Colombia and IMPSAT Venezuela that will remain outstanding after the consummation of the Offering. Such summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such agreements, including the definition of certain terms therein. Terms used and not defined herein have the meanings given to them in the documents described herein. Copies of such agreements are available upon request from the Company.


     Itaco Agreements. In October 1993, Teledatos S.A., which became a wholly-owned subsidiary of IMPSAT Argentina in 1994, through a series of transactions, acquired Satelnet, S.A. ("Satelnet"), from Information, Technology, Acquisition Corporation S.A. ("ITACO"). In connection with such transaction, Teledatos S.A. entered into a stock purchase agreement with ITACO for $3.0 million and assumed indebtedness of $7.0 million owed by Satelnet to ITACO. Prior to such acquisition, Satelnet was a leading competitor of IMPSAT Argentina. IMPSAT Argentina has since incorporated the private telecommunications network systems of Satelnet into the operations of IMPSAT Argentina. Pursuant to the agreements entered into with ITACO, Teledatos and Satelnet agreed to pay the amounts owed to ITACO in eight equal semiannual principal installments commencing in March 1995, with a final maturity on September 30, 1998. The ITACO obligations, which had an outstanding balance of $5.8 million as of August 31, 1996, bear interest at a rate per annum equal to LIBOR plus 2.5% and are secured by a pledge of 99.9% of the capital stock of Satelnet.



     Credit Lyonnais Facility. IMPSAT Argentina is a party to a Loan and Repayment Agreement with Credit Lyonnais dated April 9, 1996 (the "Credit Lyonnais Facility") in the amount of $0.9 million as of August 31, 1996. IMPSAT Argentina used the proceeds of the Credit Lyonnais Facility to acquire a 0.06% interest in Intelsat. See "Business -- Infrastructure -- Satellites." The principal amount of the Credit Lyonnais loan, which bears interest at a rate per annum equal to LIBOR plus 1% payable quarterly, is payable in a single installment on April 9, 2001.


     The Credit Lyonnais Facility is secured by a first priority lien in IMPSAT Argentina's interest in Intelsat, including all amounts payable by Intelsat to IMPSAT Argentina in its capacity as a participant in Intelsat. The Credit Lyonnais Facility contains certain covenants, including covenants limiting the ability of IMPSAT Argentina to dispose of all or substantially all of its assets and to effect mergers or consolidations into entities other than those that are controlled by IMPSAT Argentina. In addition, IMPSAT Argentina has agreed to maintain its membership in Intelsat until the Credit Lyonnais Facility is repaid in full.


     Inter-American Investment Corporation Term Loan Agreement. IMPSAT Colombia is party to a Term Loan Agreement dated as of March 2, 1994 (the "IIC Term Loan Agreement") with the Inter-American Investment Corporation ("IIC'). Pursuant to the IIC Term Loan Agreement, the IIC lent to IMPSAT Colombia a total of $12.0 million, of which $9.4 is outstanding as of September 30, 1996. The IIC Term Loan is divided into two tranches, an A Loan and a B Loan. The outstanding balance of the A Loan, which is currently $6.7 million, is repayable in ten equal semiannual installments, with a final maturity on March 15, 2001, and bears interest at a rate per annum equal to LIBOR plus 3.0%. The outstanding balance of the B Loan, which is currently $2.9 million, is repayable in six equal semiannual installments, with a final maturity on March 15, 1999, and bears interest at a rate per annum equal to LIBOR plus 2.5%. The IIC Term Loan Agreement is guaranteed by CORIM and by Colinvertel S.A., a subsidiary of IMPSAT that holds a 90.9% interest in IMPSAT Colombia.


     The IIC Term Loan Agreement contains certain covenants, including covenants placing limitations on the ability of IMPSAT Colombia to create liens, incur additional indebtedness, make capital expenditures and declare dividends in the event of a default by IMPSAT Colombia under the IIC Term Loan Agreement. In addition, IMPSAT Corporation and the Suramericana Group shareholders of IMPSAT Colombia have agreed with IIC that they will maintain a majority interest in Colinvertel during the term of the IIC Term Loan Agreement, and Colinvertel has agreed to maintain a majority interest in IMPSAT Colombia during the term of the IIC Term Loan Agreement.


     The IIC notified IMPSAT Colombia in June 1996 of its position that IMPSAT Colombia is not in compliance with applicable covenants relating to the maximum permitted level of short-term debt and the maximum permitted debt to equity ratio. IMPSAT Colombia's noncompliance with the maximum permitted level of short-term debt was resolved by the refinancing of IMPSAT Colombia's short-term debt with the proceeds of the Offering. Regarding compliance with IMPSAT Colombia's debt to equity ratio, IMPSAT Colombia and IMPSAT Corporation have reached an agreement in principle with IIC, pursuant to which agreement $7 million of the proceeds of the Offering being lent to IMPSAT Colombia will be subordinated in the event of any payment default by IMPSAT Colombia under the IIC Term Loan Agreement or in the event that EBITDA for IMPSAT Colombia for any six-month period is less than $5 million. EBITDA for IMPSAT Colombia for the six-month period ended June 30, 1996 was $7.5 million and EBITDA for the nine-month period ended September 30, 1996 was $11.6 million. The Company expects to execute definitive documentation with IIC regarding IIC's waiver and amendments prior to the end of 1996.



     IMPSAT Venezuela Credit Facility. IMPSAT Venezuela is a party to a Credit Agreement dated September 30, 1995 (the "CAF Credit Facility") with the Corporacion Andino de Fomento ("CAF"), a multilateral development agency headquartered in Caracas, Venezuela. Pursuant to the CAF Credit Facility, CAF extended to IMPSAT Venezuela a revolving line of credit of $1.0 million for working capital purposes and a medium-term loan facility of $5.0 million for capital expenditures. As of September 30, 1996, IMPSAT Venezuela had drawn down the entire line of credit and loan facility and the outstanding balance of the CAF Credit Facility as of such date was $5.9 million. The line of credit is repayable in six equal semiannual installments commencing in October 1996, with a current final maturity in April 1999 and bears interest at a rate per annum equal to LIBOR plus 3.5%. The term loan is repayable in six equal semiannual installments, commencing in March 1998 with a final maturity in March 2001 and bears interest at a rate per annum equal to LIBOR plus 4.75%. The CAF Credit Facility is guaranteed by IMPSAT Corporation and the Suramericana Group in proportion to their shareholdings in IMPSAT Venezuela. The CAF Facility contains certain covenants, including covenants placing limitations on IMPSAT Venezuela's ability to enter into transactions out of the ordinary course of business or to enter into profit-sharing arrangements with third parties.


     IMPSAT Colombia Local Bank Facilities. IMPSAT Colombia is party to a series of loan agreements with a group of local Colombian financial institutions, including Corfinsura, a member of the Suramericana Group, Corporacion Financiera del Valle S.A. ("Corfivalle"), Corporacion Financiera de Caldas S.A. ("Corficaldas"), Corporacion Financiera Colombiana S.A. ("Corficolombiana") and Corporacion Financiera de Occidente S.A. ("Corfioccidente", and with Corfinsura, Corfivalle, Corficaldas and Corficolombiana, the "Colombian Lenders").



     Pursuant to a series of related agreements entered into between IMPSAT Colombia and the Colombian Lenders between October 1993 and March 1995, IMPSAT received loans, partially in U.S. dollars and partially in Colombian pesos, in order to develop its private telecommunications network system infrastructure. As of September 30, 1996, the total amount outstanding under such facilities equalled the U.S. dollar equivalent of $12.8 million, of which approximately 19% is denominated and payable in U.S. dollars and the remainder is denominated and payable in Colombian pesos. Of such amount, approximately $6.1 million will be payable to Corfinsura, $2.9 million will be payable to Corfivalle, $1.9 million will be payable to Corficaldas, $941,000 will be payable to Corfioccidente and $954,000 will be payable to Corficolombiana.


     The terms of the outstanding obligations to the Colombian Lenders call for such indebtedness to be repaid in equal semiannual installments with final maturity dates in the fourth quarter of 2000. The majority of the obligations have an initial principal repayment date falling in the second quarter of 1997, although certain of the obligations to Corfinsura have initial principal payment dates falling in the second quarter of 1996. The obligations bear interest, payable semiannually, with interest rates on the U.S. dollar portions thereof ranging from 8% per annum to 10% per annum and with interest rates on the Colombian peso portions thereof ranging from 30% per annum to 41% per annum in nominal terms in Colombian pesos.

     IMPSAT Colombia's obligations to the Colombian Lenders are secured by pledges of various items of telecommunications equipment comprising IMPSAT Colombia's private telecommunications network infrastructure.

                               THE EXCHANGE OFFER

     The Old Notes were sold by the Company on July 30, 1996 to a limited number of institutional investors (the "Purchasers"). In connection with the sale of the Old Notes, the Company and the Purchasers entered into a registration rights agreement dated as of July 30, 1996 (the "Registration Rights Agreement"), which requires the Company (i) to cause the Old Notes to be registered under the Securities Act or (ii) to file with the Commission a registration statement under the Securities Act with respect to the New Notes of the Company identical in all material respects to the Old Notes, and to use its best efforts to cause such registration statement to become effective under the Securities Act. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed assignment from the registered holder.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on             , 1996; provided, however, that if the Company,
in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $125,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about             , 1996, to all Holders
of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at one of the address[es] set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer ("a Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal Rights"), as the case may be, must be guaranteed (see "-- Guaranteed Delivery Procedures") unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guaranties must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the Old Notes with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


     By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person
(i) may not rely on the applicable interpretation of the staff of the SEC and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Old Note accepted for exchange, the Holder of such Old Note will receive as set forth below under "Description of the Notes -- Book-Entry, Delivery and Form" a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from July 30, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. If the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to January 30, 1997, the annual interest rate borne by the Notes will be increased by 0.5%. If the Exchange Offer is not consummated and the Shelf Registration Statement is not declared effective by July 30, 1997, the annual interest rate borne by the Notes will be increased by an additional 0.5%. Upon consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the interest rate on the Notes will revert to the rate set forth on the cover page of this Prospectus. See "Description of the Notes -- Registration Rights." Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 P.M., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution in which case such guarantee will not be required. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

          (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

          (ii) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff of the Commission.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the SEC or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      The Bank of New York, Exchange Agent

                                    By Mail:
                               101 Barclay Street
                            New York, New York 10286

                   Attention: Corporate Trust Operations, 7E

                         By Hand or Overnight Courier:
                               101 Barclay Street
                            New York, New York 10286

                       Attn: Securities Processing Window
                        Ground Level Reorganization, 7E

                                 By Facsimile:
                                  212-571-3080

                             Confirm by Telephone:
                                  212-815-2742

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     Holders who tender their Old Notes for exchanges will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of the applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES


     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Exchange Offer; Registration Rights". Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course or such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions.

                            DESCRIPTION OF THE NOTES

     The Old Notes were issued under an Indenture, dated as of July 30, 1996 (the "Indenture"), among the Company, as issuer, IMPSAT Argentina, as guarantor (the "Guarantor"), and The Bank of New York, as Trustee (the "Trustee"). The New Notes also will be issued under the Indenture. The Old Notes and the New Notes will be treated as a single class of securities under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. A copy of the Indenture is available from the Company upon request. Whenever defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. As used in this "Description of the Notes," the term "Company" means IMPSAT Corporation, a Delaware corporation, and excludes its Subsidiaries. The term "Notes" means the New Notes and the Old Notes treated as a single class.

GENERAL

     The Notes will be unsecured senior obligations of the Company, limited to $125 million aggregate principal amount, and will mature on July 15, 2003. Each Note will bear interest at the rate per annum shown on the front cover of this Memorandum from the Closing Date, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the July 1 or January 1 immediately preceding the Interest Payment Date) on July 15 and January 15 of each year, commencing January 15, 1997.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at 101 Barclay Street, Floor 21 West, New York, New York 10286); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Security Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     For purposes of determining compliance with the Indenture, the U.S. dollar equivalent of any amounts denominated in a foreign currency shall be calculated using the noon dollar buying rate in New York City for wire transfers of such currency as published by the Federal Reserve Bank of New York on the date such foreign currency amount is received, incurred or paid. For other financial reporting purposes, currency translations will be performed in accordance with U.S. GAAP.

OPTIONAL REDEMPTION WITH PUBLIC OR PRIVATE EQUITY PROCEEDS

     At any time on or prior to July 15, 1999, the Company may, at its option from time to time, redeem Notes having an aggregate principal amount of up to $25 million at a redemption price equal to 112.125% of the principal amount thereof on the redemption date, together with accrued and unpaid interest thereon, with the Net Cash Proceeds of one or more public or private issuances and sales of Common Stock of the Company; provided that (i) Notes having an aggregate principal amount of at least $100 million remain outstanding after each such redemption and (ii) each such redemption occurs within 180 days after consummation of any such issuance or sale.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis or by lot; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof

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

to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

GUARANTEE

     The Company's obligations under the Notes are fully and unconditionally guaranteed on a senior basis by the Guarantor; provided that the Note Guarantee shall not be enforceable against the Guarantor in an amount in excess of the net worth of the Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such Note Guarantee. Such net worth shall include any claim of the Guarantor against the Company for reimbursement and any claim against any grantor of a Subsidiary Guarantee for contribution.

RANKING


     The Indebtedness evidenced by the Notes and the Note Guarantee will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company or the Guarantor and senior in right of payment to all existing and future subordinated indebtedness of the Company or the Guarantor, respectively. At September 30, 1996, on an as adjusted basis after giving effect to the Offering and the defeasance and repayment of $61.5 million of other short-term debt to be repaid with the proceeds of the Notes, the Company (on an unconsolidated basis) and the Guarantor (on a consolidated basis) would have had approximately $4.5 million of indebtedness other than the Notes (which represents a guarantee of indebtedness of IMPSAT Venezuela) and $31.1 million of indebtedness, respectively, all of which would have been senior indebtedness. The Company is a holding company. As an equity holder of its subsidiaries, the right of the Company to receive assets from a subsidiary upon the bankruptcy, liquidation or reorganization of such subsidiary (and therefore the right of the holders of the Notes to participate in those assets) will be effectively subordinated to all existing and future liabilities (including trade payables) of the Company's subsidiaries other than the Guarantor except to the extent that the Company is recognized as a creditor of the subsidiary. Although the proceeds of the Old Notes have been or will be distributed to the Company's subsidiaries in the form of intercompany loans (thereby creating a creditor-debtor relationship between the Company and its subsidiaries), there are no restrictions upon the Company's ability to capitalize such amounts at a later date. On such date on such as adjusted basis, the Company's Subsidiaries (other than the Guarantor) would have had approximately $47.3 million of liabilities (excluding inter-company payables to the Company or the Guarantor), including approximately $32.4 million of indebtedness. At such date and on such an as adjusted basis, the Company's operating subsidiaries (including the Guarantor) had a total of approximately $22.3 million of secured indebtedness. The Notes would also be subordinated to certain statutorily created preferences in the countries in which the Company's subsidiaries operate with respect to certain liabilities of the Company's subsidiaries, such as accrued tax liabilities and accrued salary, severance, social security and pension liabilities. See "Risk Factors -- Substantial Indebtedness" and "-- Holding Company Structure: Effective Subordination of Notes to Obligations of Subsidiaries."


REGISTRATION RIGHTS

     The Company has agreed pursuant to the Registration Rights Agreement to use its best efforts to cause to be filed a registration statement covering the offering by the Company of the New Notes, to have the Exchange Offer consummated not later than 60 days after the effective date of such registration statement and to have such registration statement remain effective until the closing of the Exchange Offer.

     The Company and the Guarantor also agreed that in the event that the Exchange Offer is not consummated by January 30, 1997, the Company will use its best efforts (i) to cause to be filed as soon as possible, a shelf registration statement (the "Shelf Registration Statement") providing for the sale by the holders of all of the Old Notes; (ii) to have such Shelf Registration Statement declared effective by the Commission; and (iii) to keep the Shelf Registration continuously effective until July 30, 1999 or such shorter period that will terminate when all of the Old Notes have been sold pursuant to the Shelf Registration Statement. The Registration Rights Agreement provides that in the event that the Exchange Offer is not consummated and a Shelf Registration Statement is not declared effective on or prior to January 30, 1997, the annual interest rate borne by the Notes will be increased by 0.5%. If the Exchange Offer is not consummated and the Shelf Registration Statement is not declared effective by July 30, 1997, the annual interest rate borne by the Notes will be increased by an additional 0.5%. Upon consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the interest rate on the Notes will revert to the rate set forth on the cover page of this Prospectus.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries (or, for purposes of determining whether the Guarantor may pay a dividend on or purchase its Capital Stock under the "Limitation on Restricted Payments" covenant, of the Guarantor and its Restricted Subsidiaries) for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary (other than the Guarantor) (A) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; provided that, in calculating the amount of EBITDA for the purpose of determining whether a Restricted Subsidiary may Incur Indebtedness under clause (i)(B) of the second paragraph of the "Limitation on Indebtedness" covenant, such net income shall not be excluded as a result of provisions (for the benefit of owners (other than the Company, the Guarantor or any of their Subsidiaries) of a any Common Stock of such Restricted Subsidiary) that are contained in a stockholders' agreement, joint venture agreement or similar agreement among owners of such Common Stock; and (B) equal to the portion, if any, thereof that would be required to be withheld for taxes with respect to the payment of dividends or distributions on the Capital Stock of such Restricted Subsidiary during the relevant period if such net income were to be declared and distributed to the shareholders of such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and most recently sent to holders pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (A) sales or other dispositions of equipment that has become obsolete or no longer useful in the business of the Company or its Restricted Subsidiaries or inventory, receivables and other current assets; (B) dispositions of assets (including Common Stock) of the Company or any of its Restricted Subsidiaries, in substantially simultaneous exchanges for consideration consisting of any combination of cash, Temporary Cash Investments and assets (including Capital Stock of another Person) that are used or useful in the telecommunications business of the Company or its Restricted Subsidiaries, if such consideration has an aggregate fair market value substantially equal to the fair market value of the assets so disposed of; provided, however, that any cash or Temporary Cash Investments received by the Company or any of its Restricted Subsidiaries pursuant to any transaction described in clause (B) above shall be applied in accordance with clause (A) or
(B) of the first paragraph of the "Limitation on Asset Sales" covenant; and (C) issuances and sales of Common Stock of Restricted Subsidiaries in accordance with clause (v) of the second paragraph of the "Limitation on the Issuance of and Sale of Capital Stock of Restricted Subsidiaries" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Buenos Aires Teledatos Entity" means any entity that (i) owns substantially all of the assets that, as of the Closing Date, constitute (A) the Guarantor's Teledatos fiber optic ring (and equipment primarily related to such fiber optic ring, including, without limitation, microwave radios that constitute a part of such ring) in Buenos Aires and (B) the microwave radio link between such ring and Mendoza, Argentina, (ii) is designated as the Buenos Aires Teledatos Entity in an Officers' Certificate delivered to the Trustee; (iii) is not a Subsidiary of the Company or the Guarantor and (iv) as of the date that such entity ceased to be a Subsidiary of the Company and the Guarantor, did not own any material assets other than those referred to in (A) or (B) above that it received from the Company or any other Restricted Subsidiary.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

     "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act) of Voting Stock representing more than the voting power of the Voting Stock of the Company than is held by the Existing Stockholders and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing more than 30% of the voting power of the total Voting Stock of the Company on a fully diluted basis and such ownership is greater than the voting power of the Voting Stock held by the Existing Stockholders; (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; (iii) any Existing Stockholder other than STET (A) transfers any of its ownership interest in Capital Stock of the Guarantor to any Person that is not an Existing Stockholder or a Permitted Investor and (B) fails, within 10 days of such transfer, to make a cash equity investment in the Company in an amount equal to 90% of the fair market value of the ownership interests so transferred by it, net of any taxes actually payable by it or its affiliates as a result of such transfer; provided that any transfer of any such ownership interest by any Existing Stockholder to STET shall be deemed to be a "Change of Control" if (1) a principal purpose of such transfer was to avoid the provisions of this clause (iii) and (2) STET (A) subsequently transfers such ownership interest and (B) fails, within 10 days of such transfer, to make the cash equity investment referred to in clause (iii) (B) above; or (iv) the Company shall cease to beneficially own Voting Stock representing a majority of the voting power of the Voting Stock of the Guarantor.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, to the extent such amount was deducted in computing Adjusted Consolidated Net Income, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary (other than the Guarantor) is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted

Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest paid or accrued (by any Person) on Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (excluding Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries most recently sent to holders pursuant to the "Commission Reports and Reports to Holders" covenant, less the amount of stockholders' equity attributable to Unrestricted Subsidiaries and any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Customer Owned Transmission Facilities" means VSAT or other transmission facilities transferred to customers of any Restricted Subsidiary in connection with the provision of services by a Restricted Subsidiary to such customer.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions in favor of Holders that are contained in "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants, as the case may be, and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes Upon a Change of Control" covenants.

     "Existing Stockholders" means (i) Mr. Enrique Pescarmona, Mrs. Silvia Monica Pescarmona de Baldini, Mrs. Liliana Pescarmona de Mayol, Mr. Roberto Vivo and Mr. Ricardo Verdaguer, (ii) a parent, brother or sister of any of the individuals named in clause (i), (iii) the spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses
(i) through (iii), (v) the estate
or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v), (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi),
(viii) Nevasa Holdings Ltd., (ix) Invertel S.A., (x) Corporacion IMPSA, S.A. and
(xi) STET.

     "fair market value" means the price that would be paid in an arms's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors (whose determination shall be conclusive) and evidenced by a Board Resolution.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of determination, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Notes, (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17 and (iii) any non-recurring charges associated with the adoption, after the Closing Date, of Financial Accounting Standard Nos. 106 and 109.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means IMPSAT, S.A., an Argentine corporation.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including, with respect to the Company and its Restricted Subsidiaries, an "incurrence" of Indebtedness by reason of a Person becoming a Restricted Subsidiary; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of

Indebtedness of any Person at any date shall be (without duplication) the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation (unless the underlying contingency has not occurred and the occurrence of the underlying contingency is entirely within the control of the Company or its Restricted Subsidiaries), provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of the Company for the then most recent four full fiscal quarters for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant described below or, until four such reports have been filed, the then most recent four fiscal quarters that concluded more than 40 days prior to the Transaction Date (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale as if such Asset Sale had occurred on the first day of such Reference Period and (z) if during such Reference Period the Company or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of the Company shall be calculated on a pro forma basis as if such Asset Acquisition had taken place on the first day of such Reference Period.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment) held by the Company and its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including, without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities, other than liabilities to the Company or any Subsidiary) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities, other than liabilities to the Company or any Subsidiary) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding "Investments" and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer. Notwithstanding the foregoing, the term "Investment" shall not include advances to customers (other than Unrestricted Subsidiaries of the Company) and accounts payable to suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable or accounts payable, as the case may be, and Trade Payables.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest), but excluding any right of first refusal.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash

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

equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Guarantee" means the Guarantee by the Guarantor of the Company's obligations under the Notes and the Indenture, pursuant to the Indenture.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall
(i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Company or its Restricted Subsidiaries and that do not in the aggregate exceed $1 million at any time outstanding; (v) stock, obligations or securities received in satisfaction of judgments, work-outs or similar arrangements; (vi) Investments in the Buenos Aires Teledatos Entity; provided that, if the Buenos Aires Teledatos Entity is not a Restricted Subsidiary (A) such Investments are reasonably related to the business of owning a fiber optic network in Buenos Aires or a microwave radio link between Buenos Aires and Mendoza, Argentina and
(B) the Guarantor has the contractual right, upon an Event of Default with respect to the Notes, to cause a Permitted Investor to purchase all of the Company's and its Restricted Subsidiaries' Investments in the Buenos Aires Teledatos Entity for cash, within 180 days after the giving of notice by the Company, at a price at least equal to the lesser of (1) the fair market value (as determined pursuant to such contract) of such Investments on any date within the 90 days prior to making such cash payment and (2) the amount of such Investments at the time they were made by the Company and its Restricted Subsidiaries; (vii) Investments, in an aggregate amount at any one time outstanding not to exceed $15 million during the first three years following the Closing Date and $20 million thereafter in Common Stock of the International Telecommunications Satellite Organization ("Intelsat"); provided that the Company reasonably believes, at the time each such Investment is made, that the benefits of such Investment will result in cash flow sufficient to pay the interest and principal on such Investment; and (viii) participations in Indebtedness of any Restricted Subsidiary permitted to be Incurred by clause
(ix) of the second paragraph of the "Limitation on Indebtedness" covenant.

     "Permitted Investor" means (i) any entity that, (A) for its last four consecutive fiscal quarters has generated revenues of at least $2 billion or earnings before interest, income taxes, depreciation and amortization of at least $300 million, or (B) on the date of determination has an equity market capitalization of at least $3 billion, (ii) Teleport Communications Group Inc., MFS Communications Company, Inc., Nortel Inversora S.A. or Cointel S.A., or the successor of any thereof, or (iii) any Subsidiary of any of the foregoing.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, contracts (other than for Indebtedness), performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and any bank's unexercised right of setoff with respect to deposits made in the ordinary course of business of the Company or any Restricted Subsidiary; (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant, (1) to finance the cost (including the cost of design, development, construction, improvement, installation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect the Company or any of its Restricted Subsidiaries from fluctuations in the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of existing or future receivables; and (xix) the deposit of up to $32 million of assets to defease the 9.5% Negotiable Obligations due 1996 of the Guarantor.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Restricted Subsidiary" means any Subsidiary of the Company or the Guarantor other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company for the fiscal year most recently filed pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "STET" means STET SpA and any Subsidiary thereof.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which Voting Stock representing more than 50% of the total voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc. and (vi) certificates of deposit maturing not more than 180 days after the acquisition thereof by a Restricted Subsidiary and issued by any of the ten largest banks (based on assets as of the last December 31) organized under the laws of the country in which the Restricted Subsidiary that acquires such certificates of deposit is organized, provided that such bank is not under intervention, receivership or any similar arrangement at the time of the acquisition of such certificates of deposit.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services and required to be paid within one year.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company or the Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company or the Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation and either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and, if applicable, such deemed Incurrence of Indebtedness would also be permitted under the Indenture. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation
(x) the Company could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions. Notwithstanding anything herein contained to the contrary, the Guarantor may not be designated as an Unrestricted Subsidiary.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  Limitation on Indebtedness

     (a) Under the terms of the Indenture, the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 4:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness in an aggregate principal amount not to exceed the greater of (A) $100 million or (B) the Consolidated EBITDA for the four preceding quarters for which financial statements have been filed pursuant to the "Commission Reports and Reports to Holders" covenant, in each case less any amount of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below (other than any Notes permanently repaid); provided that no more than 25% of the Indebtedness Incurred under this clause (i) may be used for purposes other than capital expenditures; (ii) Indebtedness (A) owed to the Company evidenced by an unsubordinated promissory note or (B) owed to any of the Restricted Subsidiaries; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (ii) or
(v) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes, the Note Guarantee or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or the Note Guarantee shall only be permitted under this clause (iii) if (A) in case the Notes or the Note Guarantee are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or the Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guarantee, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or the Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantee, as the case may be, and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company or the Guarantor be refinanced by means of any Indebtedness of any Restricted Subsidiary other than the Guarantor pursuant to this clause
(iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company or the Guarantor not to exceed, at any one time outstanding, twice the Net Cash Proceeds received by the Company or the Guarantor, as the case may be, from the issuance and sale of its Common Stock after the Closing Date to a Person that is not a Subsidiary of the Company or the Guarantor, less the amount invested in the Company pursuant to clause (iii) of the definition of "Change of Control"; (vi) Indebtedness Incurred to finance the cost (including the cost of design, development, construction, improvement, installation or integration) of property, plant or equipment acquired by the Company or any of its Restricted Subsidiaries after the Closing Date and refinancings thereof; (vii) Indebtedness of the Company, to the extent the proceeds thereof are promptly (A) deposited to defease the Notes as described under "Defeasance" or (B) used to repurchase Notes tendered in an Offer to Purchase made as a result of a Change of Control;
(viii) Guarantees of the Notes; (ix) Indebtedness of any Restricted Subsidiary, to the extent that the Company or the Guarantor is the beneficial owner of such Indebtedness and such Indebtedness is evidenced by an unsubordinated promissory note or participation certificate issued to the Company or the Guarantor by the record holder of such Indebtedness; and (x) Indebtedness of the Company or the Guarantor, the proceeds of which are used to make an Investment in Intelsat, in an amount at any one time outstanding not to exceed $15 million during the first three years following the Closing Date and $20 million thereafter; provided that the Company reasonably believes, at the time such Indebtedness is Incurred, that the benefits of such Investment will result in cash flow sufficient to cover the payment of interest and principal on such Indebtedness.

     (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (a) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, (b) the maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Indebtedness" covenant shall be deemed not to be exceeded, with respect to any outstanding Indebtedness, solely due to the result of fluctuations in the exchange rates of currencies and (c) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries other than the Guarantor), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Company or the Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Company or any of its Wholly Owned Restricted Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or of the Guarantor that is subordinated to the Note Guarantee or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and

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

be continuing, (B) except with respect to Investments and dividends on the Common Stock of the Guarantor, the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company or the Guarantor after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company or the Guarantor, or from the issuance to a Person who is not a Subsidiary of the Company or the Guarantor of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any convertible indebtedness, Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), less the amount invested in the Company pursuant to clause (iii) of the definition of "Change of Control" plus (3) an amount equal to the net reduction in Investments (other than Permitted Investments) made pursuant to this first paragraph of this "Limitation on Restricted Payments" covenant in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Company and any Restricted Subsidiary in such Person.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; (iii) the declaration or payment of dividends on the Common Stock of the Company, following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering; (iv) the repurchase, redemption or other acquisition of Capital Stock of the Company (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Company (other than Disqualified Stock); (vi) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vii) Investments in Unrestricted Subsidiaries not to exceed, at any one time outstanding, the greater of (A) $5 million or (B) 10% of Consolidated EBITDA for the preceding four quarters for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant; and (viii) Investments in Unrestricted Subsidiaries that, in Brazil, directly or indirectly, engage in a business similar to the business of the Company and its Restricted Subsidiaries, in an amount not to exceed $10 million at any one time outstanding; provided that, except in the case of clauses (i) and (iv), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein. The value of any Restricted Payment made other than in cash shall be the fair market value thereof. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on

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

the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment).

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof and an exchange of Capital Stock or Indebtedness referred to in clause (iv) or (v) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (iii), (iv) or (v), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness. For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (i) through (viii) of the preceding paragraph, the Company, in its sole discretion, shall classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such clauses.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     So long as any of the Notes are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (other than the Guarantor) to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of any or all of the Capital Stock of, or property and assets of, such Restricted Subsidiary during the period between the execution of such agreement and the closing thereunder within three months of such execution;
(vi) with respect to Restricted Subsidiaries in which, on and subsequent to the Closing Date, the Company and other Restricted Subsidiaries only make Investments that are evidenced by unsubordinated promissory notes that bear a reasonable rate of interest and are payable prior to the Stated Maturity of the Notes; provided that such encumbrances and restrictions expressly allow the payment of interest and principal on such promissory notes; or (vii) encumbrances or

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

restrictions solely of the type referred to in clause (iii) or (iv) of the preceding paragraph that are contained in any stockholders' agreement, joint venture agreement or similar agreement among owners of Common Stock of a Restricted Subsidiary; provided that such restrictions consist solely of requirements that transactions between such Restricted Subsidiaries and affiliates thereof (including the Company and its Restricted Subsidiaries) be on fair and reasonable terms no less favorable to such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction with a Person that is not such an affiliate. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

     Under the terms of the Indenture, the Company will not sell, and will not permit any Restricted Subsidiary (other than the Guarantor), directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary, (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law, (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale, (iv) the sale of Common Stock of Restricted Subsidiaries that is not Disqualified Stock, if the proceeds of such issuance or sale are applied in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant or (v) the transfer of up to 3% of the Common Stock of each Restricted Subsidiary to employees of such Restricted Subsidiary in connection with such employment.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     Under the terms of the Indenture, the Company will not permit any Restricted Subsidiary (other than the Guarantor), directly or indirectly, to Guarantee any Indebtedness of the Company or the Guarantor ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes or the Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes or the Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Note Guarantee, as the case may be.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

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

  Limitation on Transactions with Shareholders and Affiliates

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized U.S. investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant (other than pursuant to clause (iv) of the definition of "Permitted Investment"). Notwithstanding the foregoing, any transaction or series of transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or
(B) above.

  Limitation on Liens

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on assets having a fair market value equal to no more than 10% of the fair market value of the Adjusted Consolidated Net Tangible Assets that are not subject to Liens on the Closing Date; or (vi) Permitted Liens.

  Limitation on Sale-Leaseback Transactions

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties

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

which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the transaction is between the Company and any Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries; or (iii) the Company or such Restricted Subsidiary, within six months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or
(B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

  Limitation on Asset Sales

     Under the terms of the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii), except with respect to Customer Owned Transmission Facilities, at least 85% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A), (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the date of purchase.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase. Prior to the mailing of the notice to Holders commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all indebtedness of the Company that would prohibit the repurchase of the Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under

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


instruments governing any such indebtedness of the Company to permit the repurchase of the Notes. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Notes pursuant to this "Repurchase of Notes upon a Change of Control" covenant. The Company will comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with an Offer to Purchase the Notes as a result of a Change of Control.


     If the Company is unable to repay all of its indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then the Company will have breached such covenant. This breach will constitute an Event of Default under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Company to repurchase Notes at the conclusion of the Offer to Purchase will constitute an Event of Default without any waiting period or notice requirements.

     There can be no assurances that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless the consents referred to above are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     Whether or not the Company is required to file reports with the Commission, if any Notes are outstanding, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended, if it were subject thereto, unless the Company shall be unable to effect such filing or the Commission shall refuse to accept such filing. The Company shall supply the Trustee and each Holder of Notes or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information, whether or not the Company shall be unable to effect such filing or the Commission refuses to accept such filing.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (d) there occurs with respect to any issue or issues of Indebtedness of the Company, the Guarantor or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (e) any final judgment or order for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company, the Guarantor or any Significant Subsidiary and shall not be paid or discharged, and either (A) an enforcement proceeding shall have commenced by any creditor upon such judgment or order or (B) there shall be any

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

period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company, the Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company, the Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company, the Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;
(g) the Company, the Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of the Company, the Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (h) the Note Guarantee shall cease to be, or shall be asserted in writing by the Company or the Guarantor not to be, in full force and effect or enforceable in accordance with its terms.

     If an Event of Default (other than an Event of Default specified in clause
(f) or (g) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto, and no other Defaults under the Indenture have occurred and are continuing after giving pro forma effect to such remedy, cure or waiver. If an Event of Default specified in clause (f) or (g) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's, and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each of the Company and the Guarantor shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person, the Company or the Guarantor, as the case may be) shall be issued or distributed to the stockholders of the Company or the Guarantor, as the case may be) or permit any Person to merge with or into the Company or the Guarantor unless: (i) the Company or the Guarantor, as the case may be, shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company or the Guarantor, as the case may be, is merged or that acquired or leased such property and assets of the Company or the Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof (or, in the case of a consolidation, merger or sale, conveyance, transfer, lease or other disposition of all or substantially all of the property or assets of the Guarantor, the Republic of Argentina) and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company or the Guarantor, as the case may be, with respect to the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the Guarantor, as the case may be, or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company or the Guarantor, as the case may be, immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and (v) the Company or the Guarantor, as the case may be, delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and
(iv)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and
(iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

  Defeasance and Discharge

     The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

  Defeasance of Certain Covenants and Certain Events of Default

     The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such covenants and clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," and clauses (d) and (e) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

  Defeasance and Certain Other Events of Default

     In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (vii) release the Guarantor from the Note Guarantee or (viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

GOVERNING LAW AND SUBMISSION TO JURISDICTION

     The Notes, the Note Guarantee and the Indenture will be governed by the laws of the State of New York. The Company and the Guarantor will submit to the jurisdiction of the U.S. federal and New York state courts located in the City of New York for purposes of all legal actions and proceedings instituted in connection with the Notes, the Note Guarantee and the Indenture. The Company and the Guarantor have appointed CT Corporation System, 1633 Broadway, New York, New York 10019 as their authorized agent upon which process may be served in any such action.

CURRENCY INDEMNITY

     U.S. dollars are the sole currency of account and payment for all sums payable by the Company or the Guarantor under or in connection with the Notes or the Note Guarantee, including damages. Any amount received or recovered in a currency other than dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or the Guarantor or otherwise) by any Holder of a
Note in respect of any sum expressed to be due to it from the Company or the Guarantor shall only constitute a discharge to the Company or the Guarantor to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under any Note or the Note Guarantee, the Company and the Guarantor shall indemnify the recipient against any loss sustained by it as a result. In any event, the Company and the Guarantor shall indemnify the recipient against the cost of making any such purchase. For the purposes of this paragraph, it will be sufficient for the Holder of a Note to certify in a satisfactory manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). These indemnities constitute a separate and independent obligation from the Company's and the Guarantor's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder of a Note and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note.

ADDITIONAL AMOUNTS

     Any payments made by the Guarantor under or with respect to the Notes pursuant to the Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of the Republic of Argentina or of any subdivision, province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Taxes"), unless the Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Note Guarantee, the Guarantor will pay such additional amounts ("Additional Amounts") as may be necessary, so that the net amount received by each Holder of Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a Holder (an "Excluded Holder") (i) who is liable for taxes or duties in respect of such Note by reason of its having some connection with Argentina other than the mere holding of such Note or the receipt of principal or interest in respect thereof; (ii) in respect of any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge; or (iii) in respect of any tax, assessment or other governmental charge which would not have been imposed but for any failure to comply with certification, information or other report requirements concerning the nationality, residence or identity of the Holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of Argentina or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge. The Guarantor will, upon written request of any Holder (other than an Excluded Holder), reimburse such Holder for the amount of (i) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes and (ii) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause
(i), but excluding any such Taxes on such Holder's net income so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed.

     At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Guarantor will deliver to the relevant Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever either in the Indenture or in this Memorandum there is mentioned, in any context, the payment of principal (or premium, if any), Redemption Price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

BOOK ENTRY; DELIVERY AND FORM

     Except as set forth below, the New Notes to be issued upon the consummation of the Exchange Offer will be issued in the form of a single global note (the "Global Note"). The Global Note will be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Note represented by such Global Note for all purposes under such Note. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures.

     Payments made with respect to a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment made with respect to a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds.

     The Company expects that DTC will take any action permitted to be taken by a holder of Note (including the presentation of Note for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate liquidation preference of the Note as to which such participant or participants has or have given such direction.

     The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of notes and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The New Notes represented by the Global Note are exchangeable for certificated New Notes in definitive form of like tenor as such New Notes, in denominations of $1,000 and integral multiples thereof if (i) DTC notifies the Company that it is unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request to the foregoing effect from DTC.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion of the principal material United States federal income tax consequences which may result to Holders from the purchase, ownership, and disposition of the Notes is based on the advice of Arnold & Porter, counsel to the Company. This discussion is based on existing provisions of the U.S. Internal Revenue Code (the "Code"), applicable permanent, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and administrative rulings and pronouncements of the Internal Revenue Service (the "Service") and is based on facts concerning the Company and its subsidiaries as of the date hereof. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought, on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. This discussion applies only to a person who is (i) a citizen or resident of the United States for U.S. federal income tax purposes,
(ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source (a "U.S. Holder").

     This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders of Notes in light of their personal investment or tax circumstances, or to certain types of investors (including insurance companies, certain financial institutions, broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States, and U.S. Holders who directly or indirectly own 10% or more of the voting power of the Company) who are subject to special treatment under the United States federal income tax laws, or persons that hold Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, HOLDING, AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS.


     Exchange of Old Notes for New Notes. An exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will not constitute a taxable event for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by U.S. Holders will be treated as a continuation of the Old Notes in the hands of such holders. As a result, U.S. Holders who exchange their Old Notes for New Notes should not recognize any income, gain or loss for federal income tax purposes with respect to such exchange.


     Interest and Additional Amounts. Interest on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. In addition, in the event that Additional Amounts are paid under the Guarantee in respect of Argentine taxes imposed on payments on the Notes (as described in "Description of the Notes -- Additional Amounts") such Additional Amounts will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. The amount of interest (including original issue discount) taxable to a U.S. Holder will include all Argentine taxes withheld by the Guarantor in respect thereof. Thus, a U.S. Holder will be required to report income in an amount greater than the cash it receives in respect of payments on its Notes. However, a U.S. Holder may, subject to certain limitations, be eligible to claim as a credit or deduction for purposes of computing its U.S. federal income tax liability the Argentine taxes withheld, notwithstanding that the payment of such taxes will be made by the Guarantor. The rules relating to foreign tax credits are extremely complex, and U.S. Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit to their particular situations.

     Further, under U.S. federal income tax rules, interest payments on a debt instrument generally are treated as derived from U.S. sources or foreign sources based on the country of incorporation of the issuer of the debt instrument. However, interest paid by a U.S. corporation that qualifies as an "80/20 company" for U.S. federal income tax purposes is treated as foreign source interest income. A U.S. corporation will qualify as an 80/20 company if at least 80% of such corporation's gross income from all sources for a three-year testing period ending with the close of the taxable year preceding payment is "active foreign business income." The 80% active business requirement may be met by a U.S. corporation alone or by a group including domestic and foreign subsidiaries in which the U.S. corporation owns, directly or indirectly, at least 50% of both the voting power and value of stock of the subsidiary corporation.

     The Company expects to be an 80/20 company for U.S. federal income tax purposes, although this determination will be made periodically based on the Company's operations and source of income at the time of each determination. If interest payments received by U.S. Holders are treated as foreign source income for a taxable year, U.S. Holders who are otherwise claiming a foreign tax credit should consult with their own tax advisors to determine the effect of including such income in their foreign tax credit calculations.

     Original Issue Discount. The Company intends to take the position that stated interest on the Notes does not represent original issue discount. If the Notes, however, were treated as having original issue discount, a U.S. Holder (including a cash basis holder) generally would be required to include the interest on the Notes in income for U.S. federal income tax purposes under the accrual method on a constant yield basis (or perhaps at the beginning of each interest period) resulting in the inclusion of interest in income somewhat in advance of the receipt of cash attributable to that income.

     In general, the amount of original issue discount, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily defined de minimis exception. The "issue price" of a debt instrument issued for cash is equal to the offering price to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of an underwriter, placement agent or wholesaler) at which price a substantial amount of such debt instruments was sold. According to the Treasury Regulations, the issue price of the Notes does not change even if part of the issue is subsequently sold at a different price. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

     In general, the amount of original issue discount that a holder of a debt instrument with original issue discount must include in gross income for United States federal income tax purposes will be the sum of the "daily portions" of original issue discount with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such holder holds the debt instrument. The daily portion is determined under a constant yield method by allocating to each day of an accrual period (generally, a six month period or a shorter or longer period) a pro rata portion of an amount equal to the "adjusted issue price" of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument. The yield to maturity of a debt instrument is the discount rate that, when applied to all payments due under the debt instrument produces a present value equal to the issue price of the debt instrument. The "adjusted issue price" is the issue price of the debt instrument increased by the accrued original issue discount for all prior accrual periods (and decreased by the amount of cash payments made in all prior accrual periods, other than qualified stated interest payments).

     As described under "Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes," in the event that an exchange offer is not consummated and a shelf registration is not declared effective prior to the date that is six months after the Closing Date, then additional interest of 0.5% per annum ("Additional Interest") shall become payable with respect to the Notes. It is not expected that such a failure by the Company would materially affect the U.S. federal income tax consequences of the ownership of Notes by U.S. Holders, except that U.S. Holders using the cash method of tax accounting may be required to include such additional interest in gross income on an economic accrual basis. Treasury Regulations provide that in the case of a debt instrument such as a Note that provides for an alternative payment schedule applicable upon the occurrence of one or more contingencies, the yield and maturity of such debt instrument for purposes of calculating the amount of original issue discount, if any, are determined by assuming that the payments will be made according to the stated payment schedule of the debt instrument unless, based on all the facts and circumstances as of the closing date, it is more likely than not that payments will not be made in accordance with the stated payment schedule of the debt instrument. The Company has determined that it is more likely than not that Additional Interest will not be required to be paid. As a result, the Company will assume that no Additional Interest will be paid. This determination by the Company is generally binding on all Holders of Notes, unless a Holder explicitly discloses on a statement attached to such Holder's timely filed United States federal income tax return for the taxable year that includes the acquisition date of the Note that its determination of yield and maturity is different from that of the Company. The yield to maturity of the Notes is 12 1/8%, based on the issue price and computed on the basis of semiannual compounding. The above yield does not take into account any Additional Interest. There can be no assurance that forthcoming Treasury regulations will not require that such amounts be included in computing the yield to maturity. If Additional Interest does become payable, then solely for purposes of the accrual of original issue discount, if any, the yield and maturity of the Notes will be redetermined by treating the Notes as reissued on the date the exchange offer requirement is not met for an amount equal to its adjusted issue price on that date.

     Tax Basis. A U.S. Holder's initial tax basis in a Note will be equal to the purchase price paid by such U.S. Holder for such Note. The tax basis of the Notes in the hands of each U.S. Holder will be increased by the amount of original issue discount, if any, on such Note that is included in the U.S. Holder's gross income and will be decreased by the amount of any cash payments received with respect to the debt instrument, whether such payments are denominated as principal or interest.

     Election. A Holder of Notes, subject to certain limitations, may elect to include all interest and discount on the Notes in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, original issue discount, de minimis market discount and market discount, as adjusted by any amortizable bond premium or acquisition premium. Any such election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such Holder on or after the first day of the first taxable year to which the election applies. See "Market Discount."

     Acquisition Premium. If a U.S. Holder of a Note acquired such Note for an amount in excess of its "adjusted issue price" but less than or equal to the sum of all amounts payable on the Note after the date of such purchase, such Note will have an acquisition premium to the extent of such excess. Notwithstanding the original issue discount rules described in "Original Issue Discount" above, the Holder of a Note with an acquisition premium would be entitled to reduce the daily portion of original issue discount includible in income by a fraction, the numerator of which is the excess of the adjusted tax basis of the Note immediately after its acquisition over the adjusted issue price of the Note and the denominator of which is the excess of the sum of all payments (other than payments of qualified stated interest) after the purchase date over such Note's adjusted issue price.

     Market Discount. The Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition (or gift) of such bonds to the extent of the accrued market discount during the holder's period of ownership. A "market discount bond" is a debt obligation purchased at a discount, subject to a statutory de minimis exception. For this purpose, a purchase at a market discount includes (i) a purchase after the original issue at a price below the stated redemption price at maturity, (ii) a purchase at original issue at a price below its "issue price" and the stated redemption price at maturity, or (iii) in the case of a debt instrument (such as a Note) issued with original issue discount, a purchase at a price below (a) its "issue price" plus (b) the amount of original issue discount includible in income by all prior holders of the debt instrument, minus (c) all cash payments (other than payments constituting qualified stated interest) received by such prior holders. The accrued market discount generally equals a ratable portion of the bond's market discount, based on the number of days the taxpayer has held the bond at the time of such disposition, as a percentage of the number of days from the date the taxpayer acquired the bond to its date of maturity.

     A holder of "market discount bonds" generally is not required to include accrued market discount in income until (i) such holder receives a partial principal payment; (ii) such holder sells or otherwise disposes of such market discount bonds; or (iii) such market discount bonds are retired or redeemed by the issuer. If a market discount bond is exchanged or otherwise disposed of in a transaction which under the Code does not require the recognition of gain or loss, the transferor of such debt instrument nevertheless will be required with respect to certain nonrecognition transactions to recognize gain, if any, to the extent of any accrued market discount.

     Amortizable Bond Premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess will constitute amortizable bond premium that the holder may elect to amortize under the constant yield method over the period from his acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate amortization allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes, subject to the promulgation of Treasury Regulations altering such treatment.

     Disposition. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a Note, will be a taxable event for U.S. federal income tax purposes. In such event, in general, a U.S. Holder of Notes will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received (except to the extent attributable to accrued interest on the Notes) and (ii) the Holder's tax basis in the Notes (as increased by any original issue discount and market discount previously included in income by the U.S. Holder and decreased by any amortizable bond premium, if any, deducted over the term of the Notes). Subject to the market discount rules discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the Notes have been held for more than one year. The deductibility of capital losses is subject to limitations. At the time of sale, exchange, disposition, retirement or redemption, a U.S. Holder of the Notes must also include in income any previously accrued but unrecognized original issue discount.

     Applicable High Yield Discount Obligations. Due to their maturity date, yield to maturity, and de minimis amount of original issue discount, it is anticipated that the Notes will not constitute high yield discount obligations ("AHYDOs").

     Generally, under Section 163(e)(5) and 163(i) of the Code, a C corporation that is an issuer of debt obligations subject to the AHYDO rules may not deduct any portion of original issue discount on the obligations until such portion is actually paid. A debt obligation is generally subject to the AHYDO rules if original issue discount is not deductible until paid with respect to any debt instrument issued by a corporation which (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds five percentage points over the applicable federal rate for the calendar month in which the obligation is issued and (iii) has "significant original issue discount." Moreover, if the debt instrument's yield to maturity exceeds the applicable federal rate plus six percentage points, a ratable portion of the issuing corporation's deduction for original issue discount (the "Disqualified OID") will be denied. For purposes of the dividends received deduction under Section 243 of the Code, the Disqualified OID will be treated as a dividend to the extent it would have been so treated if it had been distributed by the issuing corporation with respect to its stock. Amounts treated as dividends will be nondeductible by the issuer, and may qualify for the dividend received deduction for corporate U.S. Holders, but will be treated as original issue discount and not as dividends for withholding tax purposes.

U.S. INCOME TAX REPORTING

     The Company will report to Holders of the Notes (other than Holders which are corporations or are other entities included within exempt categories) and the Service on a Form 1099, which will be furnished to the Holders and the Service, the amount of any "reportable payments" (including any interest paid and any original issue discount accrued on the Notes) and any amount withheld with respect to the Notes during the calendar year.

     Backup Withholding. A Holder of Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on, original issue discount accrued on, and gross proceeds from the sale of, the Notes unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder of Notes who does not provide the Company or the applicable reporting entity with his or her correct taxpayer identification number may be subject to penalties under the Code. The backup withholding tax is not an additional tax and may be credited against a holder's U.S. federal income tax liability.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR U.S. HOLDER OF NOTES IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE PURCHASE, OWNERSHIP, AND DISPOSITION OF NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION


     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.



     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     The Company has agreed, pursuant to the Registration Rights Agreement, to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for all the holders of the Notes as a single class) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon by Arnold & Porter, Washington, D.C., U.S. counsel to the Company.

                                    EXPERTS

     The combined financial statements of the Company as of December 31, 1994 and 1995, and for each of the three years ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of IMPSAT Argentina as of November 30, 1994 and 1995, and for each of the three years ended November 30, 1995 included in this Prospectus have been audited by Deloitte & Touche, Argentina, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    GLOSSARY

     Analog: Describes a method of storing, processing and transmitting information that employs variable and continuous (rather than pulsed or digital) electrical signals that provide a "representation" or analog of the sound or image to be transmitted.

     Backbone: The core infrastructure of a network. A high-speed transmission facility or arrangement of such facilities designed to interconnect one central location to lower speed distribution channels or clusters of dispersed users or devices.

     Bandwidth: The range of frequencies that can be passed through a medium without distortion. Bandwidth is expressed in hertz (Hz) by subtracting the lowest frequency in the band from the highest frequency in the band. The greater the bandwidth, the greater the information carrying capacity of the medium. This would in turn allow, for example, greater and faster information transfer between remote sites and the network's host computer.

     Bit: A contraction for "binary digit." The smallest piece of data a computer can process represented as a binary digit 0 or 1. Bits are generally arranged in groups of eight or sixteen to form a single unit of information ("byte") such as a letter, number or other character.

     Bps (Bits per second): A universal measurement of the signaling speed of a data transmission equivalent to the maximum number of bits that are transmitted per second.

     CAP (Competitive Access Provider): A company that provides its customers with an alternative to the local exchange carriers by using its own networks to connect end users to long distance carriers or to interconnect long distance carriers (special access services), and where authorized, to connect end users to other end users using dedicated communications paths (private line services).

     C-Band: That portion of the electromagnetic spectrum that is the frequency band range 4-7 GHz and is used heavily for satellite and microwave transmissions.

     Channel:  A single path for transmitting electric signals.

     Digital: Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent binary digits 0 and 1. Digital transmission technologies employ a sequence of these pulses to represent information, as opposed to continuously variable analog signals. The precise digital numbers virtually eliminate any distortion (such as graininess or snow, in the case of video transmission, or static or other background distortion, in the case of audio transmission).

     Fiber Optics: Technology based on thin filaments of glass or other transparent materials used as the medium for relaying coded light pulses that represent data, image and sound at extremely transmission high speeds.

     Frame Relay: A high-speed, packet-switching protocol for data transmissions within digital networks at transmission speeds between 56Kbps and
1.544 Mbps. Frame Relay provides about a 300% increase in data throughout, relative to packet-switched networks using the traditional and more commonly used X.25 protocol.

     Frequency: Usually expressed in hertz (Hz), represents the number of oscillations per second made by an electronic signal travelling as a radio wave. The distance between two consecutive oscillations is the wavelength and, therefore, the shorter the wavelength of a radio signal the higher its frequency.

     GHz (Gigahertz):  Approximately one billion hertz.

     Hertz (Hz): A unit of measurement of frequency. One Hz is one cycle per second.

     Internet: A global interconnection of thousands of separate computer networks through high-speed data lines and wireless systems. First established and controlled by the U.S. Military in the early 1960s, computer access to the Internet is now available to millions of academic, commercial and individual users worldwide.

     Kbps:  Approximately one thousand bits per second.

     Ku Band: That portion of the electromagnetic spectrum that is the frequency band range 10 to 18 GHz. It is being used increasingly for satellite transmissions.

     MAN (Metropolitan Area Network): A telecommunications network connecting various user sites within a city.

     Mbps:  Approximately one million bits per second.

     Microwave: A short electromagnetic wave used in the super-high frequency radio spectrum with frequencies from about 2 to 20 GHz.

     Multiplexer: A device that allows two or more users to share a common physical transmission medium. A multiplexer is usually installed at both ends of the communications medium, permitting multiplexing of the multiple user inputs and demultiplexing into multiple output ports.

     Packet-Switching: A transmission technique wherein digitized information is segmented and routed in discrete "packets" each with its own protocol controls for routing, sequencing and error checking.

     Port: A point of access into a computer, a network or other electronic device.

     Private Line: A dedicated communications path directly between end-user locations (excluding long distance carriers' points-of-presence).

     Protocol: Standard rules that govern the format, timing, sequencing and error control of batches of information exchanged between equipment within a network.

     Protocol Emulation: To be compatible, equipment within a network must communicate using the same protocol. Protocol emulation technology acts as a "translator" between equipment that would communicate using otherwise incompatible protocols.

     PTO (Public Telephony Operator): The monopoly providers of public telephony services.

     SCPC (Single Carrier Per Channel): The fixed assignment of transponder capacity through dedication of overall frequency bandwidth to a single transmitting earth station.

     Transponder: That part of the satellite that accepts the incoming signal, filters it, converts the incoming frequency to the outgoing frequency, amplifies it, and relays the signal to the satellite antenna for transmission to the intended destination.

     VSAT (Very Small Aperture Terminal): A satellite ground antenna, typically between 1 and 3 meters in size, that is typically used in large corporate wide-area communications networks for point to multi-point or multi-point to point satellite communications.

     X.25: An established and widely used protocol for block transfer between a host computer and a packet switching network. X.25 was invented for analog lines, whereas newer, faster protocols such as Frame Relay were designed to run on less error prone digital fiber connections. The higher error checking features of X.25 accounts for its slower speed compared to Frame Relay.

                         INDEX TO FINANCIAL STATEMENTS


COMBINED FINANCIAL STATEMENTS OF IMPSAT CORPORATION AND COMBINED SUBSIDIARIES
  Independent Auditors' Report.......................................................   F- 2
  Combined Balance Sheets as of December 31, 1994 and 1995 and as of September 30,
     1996............................................................................   F- 3
  Combined Statements of Operations for the Years Ended December 31, 1993, 1994 and
     1995 and the Nine Months Ended September 30, 1995 and 1996......................   F- 4
  Combined Statements of Stockholders' Equity for the Years Ended December 31, 1993,
     1994 and 1995 and the Nine Months Ended September 30, 1996......................   F- 5
  Combined Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
     1995 and the Nine Months Ended September 30, 1995 and 1996......................   F- 6
  Notes to Combined Financial Statements.............................................   F- 7
CONSOLIDATED FINANCIAL STATEMENTS OF IMPSAT S.A. AND SUBSIDIARIES
  Independent Auditors' Report.......................................................   F-14
  Consolidated Balance Sheets as of November 30, 1994 and 1995 and as of August 31,
     1996............................................................................   F-15
  Consolidated Statements of Income for the Years Ended November 30, 1993, 1994 and
     1995 and the Nine Months Ended August 31, 1995 and 1996.........................   F-16
  Consolidated Statements of Stockholders' Equity for the Years Ended November 30,
     1993, 1994 and 1995 and the Nine Months Ended August 31, 1996...................   F-17
  Consolidated Statements of Cash Flows for the Years Ended November 30, 1993, 1994
     and 1995 and the Nine Months ended August 31, 1995 and 1996.....................   F-18
  Notes to Consolidated Financial Statements.........................................   F-19

                          INDEPENDENT AUDITORS' REPORT

IMPSAT CORPORATION AND COMBINED SUBSIDIARIES:

     We have audited the accompanying combined balance sheets of IMPSAT Corporation and its Combined Subsidiaries, all of which are under common ownership and common management (collectively, the "Companies") as of December 31, 1994 and 1995, and the related combined statements of operations, changes in stockholders' equity, and of cash flows for each of the three years ended December 31, 1995. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Companies as of December 31, 1994 and 1995, and the combined results of their operations and their combined cash flows for each of the three years ended December 31, 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Miami, Florida

February 23, 1996

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                   DECEMBER 31,
                                                               --------------------    SEPTEMBER 30,
                                                                 1994        1995          1996
                                                               --------    --------    -------------
                                                                                       (UNAUDITED)
                                               ASSETS
CURRENT ASSETS:
     Cash and cash equivalents..............................   $ 32,135    $  6,216      $  93,863
     Trade accounts receivable, net.........................     15,647      21,587         25,070
     Other receivables......................................      5,991       6,441          9,186
     Prepaid expenses.......................................      4,175       2,662          1,875
                                                               --------    --------    -------------
          Total current assets..............................     57,948      36,906        129,994
                                                               --------    --------    -------------
PROPERTY, PLANT AND EQUIPMENT, Net..........................    152,909     199,701        218,094
                                                               --------    --------    -------------
NON-CURRENT ASSETS:
     License and permit costs, net..........................      3,056       2,785          2,524
     Deferred income taxes..................................      6,888       7,824          5,543
     Other non-current assets...............................      1,883       1,879          6,980
                                                               --------    --------    -------------
          Total non-current assets..........................     11,827      12,488         15,047
                                                               --------    --------    -------------
TOTAL.......................................................   $222,684    $249,095      $ 363,135
                                                               ========    ========     ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable -- trade..............................   $ 10,933    $ 19,641      $  15,059
     Short-term debt........................................     44,802      60,335         52,001
     Current portion of long-term debt......................      3,245      37,175         37,410
     Accrued liabilities....................................      3,653       5,538          8,806
     Other liabilities......................................      6,351       6,124          6,386
                                                               --------    --------    -------------
          Total current liabilities.........................     68,984     128,813        119,662
                                                               --------    --------    -------------
LONG-TERM DEBT, Net.........................................     59,437      30,200        159,240
                                                               --------    --------    -------------
OTHER LONG-TERM LIABILITIES.................................      6,590       6,243          4,263
                                                               --------    --------    -------------
COMMITMENTS AND CONTINGENCIES (Note 9)
MINORITY INTEREST...........................................     24,893      28,476         29,985
                                                               --------    --------    -------------
STOCKHOLDERS' EQUITY:
     Common Stock (IMPSAT Corporation), $1 par value;
       51,300,000 shares authorized, issued and outstanding
       at December 31, 1994 and 1995 and 77,750,640 shares
       authorized, issued and outstanding at September 30,
       1996.................................................     51,300      51,300         77,750
     Combined subsidiaries -- capitalization................     13,360      13,360             --
     Accumulated deficit....................................     (1,880)     (9,297)       (27,765)
                                                               --------    --------    -------------
          Total stockholders' equity........................     62,780      55,363         49,985
                                                               --------    --------    -------------
TOTAL.......................................................   $222,684    $249,095      $ 363,135
                                                               ========    ========     ==========


                  See notes to combined financial statements.

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                   NINE MONTHS
                                               YEARS ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                                            ------------------------------    ----------------------
                                             1993       1994        1995        1995          1996
                                            -------    -------    --------    --------      --------
                                                                                   (UNAUDITED)
REVENUES FROM SERVICES..................... $37,695    $77,679    $105,641    $ 75,324      $ 93,393
                                            -------    -------    --------    --------      --------
COST AND EXPENSES:
     Direct cost of services...............  22,256     32,999      43,051      28,501        35,470
     Selling expenses......................   3,284      9,714      16,962      11,467        11,703
     General and administrative expenses...   3,491     10,467      18,092      13,365        13,124
     Reorganization costs -- severance.....                                                      713
     Depreciation and amortization.........   6,324     12,874      20,653      14,749        19,193
                                            -------    -------    --------    --------      --------
OPERATING INCOME...........................   2,340     11,625       6,883       7,242        13,190
INTEREST EXPENSE -- Net....................  (6,220)    (8,231)    (15,677)    (10,725)      (16,849)
NET GAIN (LOSS) ON FOREIGN EXCHANGE........   1,518      1,352       1,838          (9)        1,166
OTHER INCOME (EXPENSES) -- Net.............    (684)       599         511        (543)        1,119
                                            -------    -------    --------    --------      --------
INCOME (LOSS) BEFORE TAXES.................  (3,046)     5,345      (6,445)     (4,035)       (1,374)
BENEFIT (EXPENSE) FOR INCOME
  TAXES -- FOREIGN.........................   1,428      3,155         740         122        (2,495)
                                            -------    -------    --------    --------      --------
INCOME (LOSS) BEFORE MINORITY INTEREST.....  (1,618)     8,500      (5,705)     (3,913)       (3,869)
MINORITY INTEREST..........................  (1,218)    (5,464)     (1,712)       (976)       (1,509)
                                            -------    -------    --------    --------      --------
NET INCOME (LOSS).......................... $(2,836)   $ 3,036    $ (7,417)   $ (4,889)     $ (5,378)
                                            =======    =======    ========    ========      ========


                  See notes to combined financial statements.

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                CAPITALIZATION
                                            -----------------------
                                                         COMBINED      ACCUMULATED                 MINORITY
                                            COMPANY    SUBSIDIARIES      DEFICIT         TOTAL     INTEREST
                                            -------    ------------    -----------      -------    --------
BALANCE AT DECEMBER 31, 1992.............                $ 25,253       $  (3,672)      $21,581    $ 15,697
     Additional
       capitalization -- Colombia........                   1,163                         1,163         403
     Initial
       capitalization -- Venezuela.......                   6,886                         6,886       2,296
     Net income (loss) for the year......                                  (2,836)       (2,836)      1,218
                                                       ------------    -----------      -------    --------
BALANCE AT DECEMBER 31, 1993.............                  33,302          (6,508)       26,794      19,614
     Dividends declared -- Argentina.....                                    (765)         (765)       (735)
     Additional
       capitalization -- Venezuela.......                   1,650                         1,650         550
     Net income (loss) for the year......                                   3,036         3,036       5,464
     Initial capitalization -- others....                     107                           107
     Initial capitalization -- corp.:
          Colombia exchange..............   $12,070       (13,056)            986
          Venezuela exchange.............     7,165        (8,536)          1,371
          Other exchanges................       107          (107)
          Additional capital
            contributions................    31,958                                      31,958
                                            -------    ------------    -----------      -------    --------
BALANCE AT DECEMBER 31, 1994.............    51,300        13,360          (1,880)(*)    62,780      24,893
     Additional
       capitalization -- Venezuela.......                                                             1,871
     Net income (loss) for the year......                                  (7,417)       (7,417)      1,712
                                            -------    ------------    -----------      -------    --------
BALANCE AT DECEMBER 31, 1995.............    51,300        13,360          (9,297)(*)    55,363      28,476
     Stock issuance for IMPSAT Argentina
       exchange..........................    26,450       (13,360)        (13,090)
                                            -------    ------------    -----------
     Net income (loss) for the nine
       months ended......................                                  (5,378)       (5,378)      1,509
                                            -------    ------------    -----------      -------    --------
BALANCE AT SEPTEMBER 30, 1996
  (Unaudited)............................   $77,750      $     --       $ (27,765)(*)   $49,985    $ 29,985
                                            =======     =========       =========       =======     =======


---------------

(*) Includes an appropriation of retained earnings, amounting to $150, $449 and $1,254 in 1994, 1995, and 1996, respectively, to comply with legal reserve requirements in Argentina.


                  See notes to combined financial statements.

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              NINE MONTHS
                                                          YEARS ENDED DECEMBER 31,        ENDED SEPTEMBER 30,
                                                      --------------------------------    --------------------
                                                        1993        1994        1995        1995        1996
                                                      --------    --------    --------    --------    --------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)..............................   $ (2,836)   $  3,036    $ (7,417)   $ (4,889)   $ (5,378)
    Adjustments to reconcile net income (loss) to
      net cash provided by operating activities:
         Amortization and depreciation.............      6,324      12,874      20,653      14,749      19,193
         Deferred income tax (benefit) expense.....     (2,720)     (3,483)       (936)       (364)      2,281
         Minority interest.........................      1,218       5,464       1,712         976       1,509
         Changes in assets and liabilities:
             Increase in trade accounts receivable,
               net.................................    (11,371)     (1,178)     (5,940)     (2,129)     (3,483)
             Decrease (increase) in prepaid
               expenses............................        549      (2,724)      1,513       1,707         787
             Decrease (increase) in other
               receivables and other non-current
               assets..............................      2,978      (4,317)       (446)     (1,041)     (3,075)
             Increase (decrease) in accounts
               payable -- trade....................      1,227       3,280       8,444       9,756     (10,821)
             Increase (decrease) in accrued and
               other liabilities...................      4,525       4,142       1,658      (1,206)      3,530
             Increase (decrease) in other long-term
               liabilities.........................      4,927         163        (347)        466      (1,980)
                                                      --------    --------    --------    --------    --------
                  Net cash provided by operating
                    activities.....................      4,821      17,257      18,894      18,025       2,563
                                                      --------    --------    --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment.....    (35,235)    (87,023)    (66,796)    (56,443)    (31,062)
    License and permit costs.......................        (26)       (580)       (114)         --         (24)
                                                      --------    --------    --------    --------    --------
         Net cash used by investing activities.....    (35,261)    (87,603)    (66,910)    (56,443)    (31,086)
                                                      --------    --------    --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net (payments of) borrowings from short-term
      debt.........................................     (8,342)     34,306      15,533       7,449      (8,334)
    Proceeds from long-term debt...................     31,588      28,224       8,546       8,204     129,740
    Repayments of long-term debt...................                 (1,444)     (3,853)     (1,811)     (5,236)
    Capital contributions..........................     10,748      34,265       1,871         716          --
                                                      --------    --------    --------    --------    --------
         Net cash provided by financing
           activities..............................     33,994      95,351      22,097      14,558     116,170
                                                      --------    --------    --------    --------    --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................      3,554      25,005     (25,919)    (23,860)     87,647
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...      3,576       7,130      32,135      32,135       6,216
                                                      --------    --------    --------    --------    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........   $  7,130    $ 32,135    $  6,216    $  8,275    $ 93,863
                                                      =========   =========   =========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest paid..................................   $  6,352    $  7,358    $ 16,498    $ 12,374    $ 14,451
                                                      =========   =========   =========   =========   =========
    Foreign income taxes paid......................                           $    244                $    193
                                                                              =========               =========
SUPPLEMENTAL SCHEDULE OF NON CASH INVESTING AND
  FINANCING ACTIVITIES:
    Dividends declared not yet paid................               $  1,500
                                                                  =========
    Equipment in transit...........................   $    937    $    518    $    264    $    632    $  6,239
                                                      =========   =========   =========   =========   =========
    Deferred financing costs.......................                                                   $  4,877
                                                                                                      =========

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  BACKGROUND

     IMPSAT Corporation, a Delaware holding company (the "Company"), is a privately-held corporation which provides and operates private networks of integrated data and voice telecommunications systems in a number of countries in Latin America. The Company's principal line of business comprises the provision of data transmission services for large national and multinational companies, financial institutions, governmental agencies and other business customers in Latin America. The Company provides its services through its owned advanced telecommunications networks comprised of teleports, earth stations, fiber optic and microwave links and leased satellite and fiber optic capacity.

     The Company was formed in August 1994 for the purpose of combining operating entities in Argentina, Colombia and Venezuela, which were previously controlled by common ownership. The original operating entity was established in Argentina in 1990 under the name of IMPSAT S.A. ("IMPSAT Argentina"). Thereafter, operating entities began operations in Colombia in 1992 ("IMPSAT Colombia") and in Venezuela in 1993 ("IMPSAT Venezuela").

     As part of the formation of the Company, a shareholder of the Company contributed its ownership in the operating entities in Colombia and Venezuela in exchange for common stock. At the same time, cash was contributed by four shareholders in exchange for common stock. In July 1996, shareholders of IMPSAT Argentina exchanged a 51% ownership interest in IMPSAT Argentina for common stock of the Company. Since the establishment of the Company, new operating subsidiaries have been created in Mexico, Ecuador, Peru and the United States. Accordingly, the Company's operating subsidiaries at December 31, 1995 are as follows:

                                                         OWNERSHIP
 COUNTRY              OPERATING SUBSIDIARIES             PERCENTAGE    TOTAL ASSETS    REVENUES
----------   -----------------------------------------   ----------    ------------    --------
Argentina    Impsat S.A. .............................       51.0        $165,945      $ 80,346
Colombia     Colinvertel S.A./Impsat S.A. ............       74.2          59,929        22,417
Venezuela    Telecomunicaciones Impsat S.A. ..........       75.0          11,192         2,204
Mexico       Impsat S.A. de C.V. .....................       99.9           4,357            12
Ecuador      Impsatel del Ecuador S.A. ...............      100.0           4,383           588
Peru         Impsat S.A. .............................       99.6               3
USA          Impsat USA, Inc. ........................      100.0             150
                                                                       ------------    --------
             Subtotal for operating subsidiaries......                    245,959       105,567
             Parent company and others................                      3,136            74
                                                                       ------------    --------
             Combined total                                              $249,095      $105,641
                                                                        =========      ========

     In addition, the Company owns other subsidiaries which serve as intermediaries or provide support functions to the Company and its operating subsidiaries. They are Resis Ingenieria, S.A. (Argentina) and ISCH Ltd. (Liechtenstein).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     BASIS OF PRESENTATION -- The financial statements for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 are presented on a combined basis by virtue of common ownership, as described in Note 1. The financial statements for the nine months ended September 30, 1996 are presented on a consolidated basis as a result of the exchange for 51% of IMPSAT Argentina described in Note 1. IMPSAT Argentina has been combined on the basis of its fiscal year-end, November 30. All significant intercompany transactions and balances have been eliminated.

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     INTERIM FINANCIAL INFORMATION -- The unaudited combined financial statements as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been prepared on the same basis as the audited combined financial statements included herein. In the opinion of management, such unaudited combined financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such period. The operating results for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the operating results to be expected for the full fiscal year or for any future period.


     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents are highly liquid investments, including short-term investments and time deposits with maturities of three months or less at the time of purchase. Cash equivalents and short-term investments are stated at cost, which approximates market value. Included in cash and cash equivalents at September 30, 1996 are approximately $30,000 in funds which the Company placed during the third quarter of 1996 in a trust which purchased U.S. Government securities. The funds in the trust will be used solely to satisfy IMPSAT Argentina's 9.5% negotiable obligations due November 1996.



     REVENUE RECOGNITION -- The Company provides services to its customers pursuant to contracts which range from six months to five years but generally are for three years. The customer generally pays an engineering fee, an installation charge and a monthly fee based on the number of microsystems installations. The fees stipulated in the contracts are denominated in U.S. dollars equivalents. Services are billed on a monthly, predetermined basis, which coincides with when the services are rendered. No single customer accounted for greater than 10% of total revenue from services for each of the three years ended December 31, 1995 and the nine months ended June 30, 1995 and 1996.


     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

    Buildings and improvements.............................................    20-25 years
    Operating communications equipment.....................................     5-10 years
    Furniture, fixtures and other equipment................................     2-10 years

     LICENSE AND PERMIT COSTS -- License and permit costs, such as legal cost, regulatory fees and application costs incurred to obtain and make functional the operating licenses in each respective country were capitalized and are being amortized on the straight-line basis over periods not to exceed ten years. The Company reviews the carrying value of its license and permit costs on an ongoing basis. If such review indicates that these values

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) may not be recoverable, the Company's carrying value will be reduced to its estimated fair value. The amounts capitalized, by operating subsidiary, are as follows at:


                                                                 DECEMBER 31,
                                                               ----------------    SEPTEMBER 30,
                                                                1994      1995         1996
                                                               ------    ------    -------------
                                                                                   (UNAUDITED)
    IMPSAT Colombia.........................................   $3,020    $3,020       $ 3,020
    IMPSAT Ecuador..........................................      287       287           287
    IMPSAT Mexico...........................................      293       293           293
    IMPSAT USA..............................................                114           138
                                                               ------    ------    -------------
         Total costs capitalized............................    3,600     3,714         3,738
    Less: accumulated amortization..........................     (544)     (929)       (1,214)
                                                               ------    ------    -------------
    Unamortized balance.....................................   $3,056    $2,785       $ 2,524
                                                               ======    ======    ==========



     INCOME TAXES -- Deferred income taxes result from temporary differences in the recognition of expenses for tax and financial reporting purposes and are accounted for in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which requires the liability method of computing deferred income taxes. Under the liability method, deferred taxes are adjusted for tax rate changes as they occur.



     DEFERRED FINANCING COSTS -- Debt issuance costs and transaction fees, which are associated with the issuance of the senior guaranteed notes (see note 7), are being amortized (and charged to interest expense) over the term of the related notes on a method which approximates the level yield method. The unamortized balance of such costs totaled approximately $4,771 at September 30, 1996 and are included in other non-current assets in the accompanying combined balance sheet. Amortization expense (charged to interest expense) for such costs for the nine months ended September 30, 1996 was approximately $106.


     FOREIGN CURRENCY TRANSLATION -- The Company's subsidiaries use the U.S. dollar as the functional currency. Accordingly, the financial statements of the subsidiaries were remeasured. The effects of foreign currency transactions and of remeasuring the financial position and results of operations into the functional currency are included as net gain on foreign exchange.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments include receivables, payables, short and long-term debt. The fair value of such financial instruments have been determined based on market interest rates as of December 31, 1995. The fair values were not materially different than their carrying (or contract) values.

     NEW ACCOUNTING PRONOUNCEMENT -- In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Such long-lived assets should be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, entities should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of SFAS No. 121 is not expected to have a material impact on the Company's combined financial statements.

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

3.  TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable, by operating subsidiary, are summarized as follows at:


                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                                                              1994       1995          1996
                                                             -------    -------    -------------
                                                                                   (UNAUDITED)
    IMPSAT Argentina......................................   $13,944    $17,182       $20,373
    IMPSAT Colombia.......................................     2,138      5,046         6,021
    IMPSAT Venezuela......................................       277        304           985
    IMPSAT Ecuador........................................                  178           401
    IMPSAT Mexico.........................................                    7            38
    IMPSAT USA............................................                                 64
                                                             -------    -------    -------------
         Total............................................    16,359     22,717        27,882
    Less: allowance for doubtful accounts.................      (712)    (1,130)       (2,812)
                                                             -------    -------    -------------
    Trade accounts receivable, net........................   $15,647    $21,587       $25,070
                                                             =======    =======    ==========



     The Company's subsidiaries provide trade credit to their customers in the normal course of business. The collection of a substantial portion of the trade receivables are susceptible to changes in the Latin American economies and political climates. Prior to extending credit, the customers' financial history is analyzed.


     The activity for the allowance for doubtful account is as follows:


                                                                 DECEMBER 31,
                                                                --------------    SEPTEMBER 30,
                                                                1994     1995         1996
                                                                ----    ------    -------------
                                                                                  (UNAUDITED)
    Beginning balance........................................   $296    $  712       $ 1,130
    Provision................................................    416       418         1,713
    Write-offs, net of recoveries............................                            (31)
                                                                ----    ------    -------------
    Ending balance...........................................   $712    $1,130       $ 2,812
                                                                ====    ======    ==========


4.  OTHER RECEIVABLES

     Other receivables consist primarily of refunds or credits pending from local governments for taxes other than income and other miscellaneous amounts due to the Company and its operating subsidiaries as follows at:


                                                                 DECEMBER 31,
                                                               ----------------    SEPTEMBER 30,
                                                                1994      1995         1996
                                                               ------    ------    -------------
                                                                                   (UNAUDITED)
    IMPSAT Argentina........................................   $4,012    $2,342       $ 2,969
    IMPSAT Colombia.........................................    1,175     2,308         2,976
    IMPSAT Venezuela........................................      487       546           793
    IMPSAT Ecuador..........................................                345           539
    Others..................................................      317       900         1,909
                                                               ------    ------    -------------
         Total..............................................   $5,991    $6,441       $ 9,186
                                                               ======    ======    ==========

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of:


                                                               DECEMBER 31,
                                                           --------------------    SEPTEMBER 30,
                                                             1994        1995          1996
                                                           --------    --------    -------------
                                                                                   (UNAUDITED)
    Land................................................   $    228    $  1,375      $   1,375
    Building and improvements...........................     14,893      20,501         21,853
    Operating communications equipment..................    152,583     209,317        234,912
    Furniture, fixtures and other equipment.............      5,928       9,168         10,917
                                                           --------    --------    -------------
         Total..........................................    173,632     240,361        269,057
    Less: accumulated depreciation......................    (27,188)    (47,155)       (65,837)
                                                           --------    --------    -------------
         Total..........................................    146,444     193,206        203,220
    Deposit on purchase of equipment and in transit.....      6,465       6,495         14,874
                                                           --------    --------    -------------
    Property, plant and equipment, net..................   $152,909    $199,701      $ 218,094
                                                           ========    ========     ==========


     The recap of accumulated depreciation is as follows:


                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                                                              1994       1995          1996
                                                             -------    -------    -------------
                                                                                   (UNAUDITED)
    Beginning balance.....................................   $12,381    $27,188       $47,155
    Depreciation expense..................................    12,602     20,268        18,908
    Other addition........................................     2,205
    Disposals.............................................                 (301)         (226)
                                                             -------    -------    -------------
    Ending balance........................................   $27,188    $47,155       $65,837
                                                             =======    =======    ==========


6.  SHORT-TERM DEBT

     The Company's short-term debt is detailed as follows:


                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                                                              1994       1995          1996
                                                             -------    -------    -------------
                                                                                   (UNAUDITED)
    Commercial paper (12%)................................   $15,000    $ 5,000       $25,000
    Short-term credit facilities, denominated in U.S.
      dollars;
      interest rates ranging from 8% to 18%:
         IMPSAT Argentina.................................    19,030     31,808         3,620
         IMPSAT Colombia..................................     1,207      4,616         3,022
         IMPSAT Venezuela.................................     3,964        256           597
         IMPSAT Ecuador...................................                2,080
    Short-term credit facilities, denominated in local
      currencies;
      local interest rates:
         IMPSAT Colombia (23% to 34%).....................     5,476     14,545        17,626
         IMPSAT Venezuela (36% to 40%)....................       125      2,030         2,136
                                                             -------    -------    -------------
    Total short-term debt.................................   $44,802    $60,335       $52,001
                                                             =======    =======    ==========


     The Company has historically refinanced these short-term credit facilities on an annual basis.

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES

7.  LONG-TERM DEBT

     The Company's long-term debt is detailed as follows at:


                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                                                              1994       1995          1996
                                                             -------    -------    -------------
                                                                                   (UNAUDITED)
    12 1/8% Senior Guaranteed Notes due 2003..............                           $ 125,000
    Term notes payable:
         IMPSAT Colombia; with maturities through 2001;
           collateralized by equipment with carrying value
           of
           approximately $23,000; denominated in:
              U.S. dollars (interest rates
                8.94% -- 13.13%)..........................   $18,942    $23,472         24,437
              Local currency (interest rates
                35% -- 38.7%).............................       886      1,008
         IMPSAT Argentina (8.4% -- 8.9%), maturing semi
           annually through 1998, collateralized by stock
           of a
           subsidiary and other assets....................     9,833      6,120          5,247
         IMPSAT Venezuela (10.5%), maturing
           during 2001....................................                               6,039
    9.5% Negotiable Obligations, due 1996.................    30,000     30,000         30,000
    Eximbank notes payable (7.125% -- 7.875%), maturing
      semi
      annually through 1999...............................     3,021      6,775          5,927
                                                             -------    -------    -------------
    Total long-term debt..................................    62,682     67,375        196,650
    Less: current portion.................................    (3,245)   (37,175)       (37,410)
                                                             -------    -------    -------------
    Long-term debt, net...................................   $59,437    $30,200      $ 159,240
                                                             =======    =======     ==========


     The scheduled maturities of long-term debt at December 31, 1995 are as follows:

                                                                                DECEMBER
                                                                                   31,
                                  FISCAL YEAR                                     1995
    ------------------------------------------------------------------------   -----------
    1996....................................................................     $37,175
    1997....................................................................       8,373
    1998....................................................................       8,821
    1999....................................................................       6,503
    2000 and thereafter.....................................................       6,503
                                                                               -----------
         Total..............................................................     $67,375
                                                                               =========

     Some of the term notes payable for IMPSAT Colombia and IMPSAT Venezuela contain certain covenants requiring certain financial ratios, limiting the incurrence of additional indebtedness and capital expenditures, and restricting the ability to pay dividends. IMPSAT Argentina's 9.5% Negotiable Obligations, due 1996 also contain similar covenants.

8.  INCOME TAXES


     For the years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1995 and 1996, the benefits (expense) for income taxes, all of which are for foreign taxes, consist of a current provision of $1,292, $328, $196, $242 and $214, respectively, and a deferred benefit of $2,720, $3,483, $936, $364 and a deferred provision of $2,281, respectively. The foreign statutory tax rates range from 30% to 35% depending on the particular country. There is no provision or benefit for U.S. income taxes, as the Company has net operating loss carryforwards. Deferred taxes result from temporary differences in the capitalization

                  IMPSAT CORPORATION AND COMBINED SUBSIDIARIES
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONCLUDED)

8.  INCOME TAXES -- (CONTINUED)
policies of preoperating costs and net operating loss carryforwards. The composition of net deferred tax assets is as follows at:


                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                                                              1994       1995          1996
                                                             -------    -------    -------------
                                                                                   (UNAUDITED)
    Preoperating costs:
         IMPSAT Colombia..................................   $ 2,495    $ 2,188       $ 1,958
         IMPSAT Venezuela.................................     1,926      1,731         1,561
         IMPSAT Mexico....................................      (100)       (85)          (75)
         IMPSAT Ecuador...................................                  143           135
    Net operating loss carryforwards:
         IMPSAT Argentina.................................     3,220      3,220         1,235
         IMPSAT Colombia..................................     1,173      2,039         1,973
         IMPSAT Venezuela.................................     1,193      1,946         2,391
         IMPSAT Mexico....................................       559        879         1,566
                                                             -------    -------    -------------
    Total deferred tax assets.............................    10,466     12,061        10,744
    Less: valuation allowance.............................    (3,578)    (4,237)       (5,201)
                                                             -------    -------    -------------
    Net deferred tax assets...............................   $ 6,888    $ 7,824       $ 5,543
                                                             =======    =======    ==========


     As there is no assurance that the Company will generate sufficient earnings to utilize its available tax assets, a valuation allowance has been established to offset deferred tax assets.

9.  COMMITMENTS AND CONTINGENCIES

     The Company leases satellite capacity with annual rental commitments of approximately $14,200. In addition, the Company has commitments to purchase communications equipment amounting to approximately $18,000 and was obligated under letters of credit amounting to approximately $352 at December 31, 1995.


     The Company is a third party guarantor of up to 75% of a $6,000 credit facility provided to IMPSAT Venezuela by a regional development fund. At September 30, 1996, the balance outstanding on the credit facility amounted to approximately $6,000.



     In the normal course of business, the Company faces challenges to its various licenses and rights to operate on an exclusive basis. The Company vigorously defends such challenges, however, there can be no assurance that Company will ultimately prevail.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of IMPSAT S.A.:

     We have audited the accompanying consolidated balance sheets of IMPSAT S.A. and its subsidiaries ("IMPSAT Argentina") as of November 30, 1994 and 1995, and the related consolidated statements of income, of stockholders' equity and of cash flow for each of the three years ended November 30, 1995. These consolidated financial statements are the responsibility of IMPSAT Argentina's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of IMPSAT Argentina at November 30, 1994 and 1995, and the results of its operations and its cash flows for each of the three years ended November 30, 1995, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE
Buenos Aires, Argentina

February 23, 1996

                          IMPSAT S.A. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                    NOVEMBER 30,
                                                                --------------------    AUGUST 31,
                                                                  1994        1995         1996
                                                                --------    --------    -----------
                                                                                        (UNAUDITED)
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents...............................   $    514    $  1,160     $  44,224
     Trade accounts receivable, net..........................     13,232      16,072        17,580
     Receivable from affiliated companies....................        801                     1,286
     Other receivables.......................................      4,012       2,342         2,969
     Prepaid expenses........................................      3,610       1,202           925
                                                                --------    --------    -----------
          Total current assets...............................     22,169      20,776        66,984
                                                                --------    --------    -----------
PROPERTY, PLANT AND EQUIPMENT, NET...........................    118,024     140,205       143,057
                                                                --------    --------    -----------
NON-CURRENT ASSETS:
Deferred income taxes........................................      3,220       3,220         1,236
Other non-current assets.....................................      1,091       1,744         1,758
                                                                --------    --------    -----------
          Total non-current assets...........................      4,311       4,964         2,994
                                                                --------    --------    -----------
TOTAL........................................................   $144,504    $165,945     $ 213,035
                                                                ========    ========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable -- trade...............................   $  9,721    $ 16,033     $   9,661
     Short-term debt.........................................     34,030      36,808        28,620
     Advances from affiliated companies......................                  7,313         3,455
     Current portion of long-term debt.......................      3,245      34,190        33,439
     Accrued liabilities.....................................      2,426       4,372         3,467
     Other liabilities.......................................      4,909       3,841         2,704
                                                                --------    --------    -----------
          Total current liabilities..........................     54,331     102,557        81,346
                                                                --------    --------    -----------
LONG-TERM DEBT, NET..........................................     39,609       8,705         7,735
                                                                --------    --------    -----------
ADVANCE FROM PARENT COMPANY, LONG-TERM.......................                               68,235
                                                                --------    --------    -----------
OTHER LONG-TERM LIABILITIES..................................      6,591       6,244         4,263
                                                                --------    --------    -----------
COMMITMENTS AND CONTINGENCIES (Note 9)
MINORITY INTEREST............................................          9           3           (11)
                                                                --------    --------    -----------
STOCKHOLDERS' EQUITY:
     Common stock; 5,123 shares authorized, issued,
       and outstanding.......................................          3           3             3
     Paid-in capital.........................................     26,191      26,191        26,191
     Retained earnings.......................................     17,770      22,242        25,273
                                                                --------    --------    -----------
          Total stockholders' equity.........................     43,964      48,436        51,467
                                                                --------    --------    -----------
TOTAL........................................................   $144,504    $165,945     $ 213,035
                                                                ========    ========     =========


                See notes to consolidated financial statements.

                          IMPSAT S.A. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)


                                                                                   NINE MONTHS ENDED
                                                YEARS ENDED NOVEMBER 30,               AUGUST 31,
                                              -----------------------------    --------------------------
                                               1993       1994       1995         1995           1996
                                              -------    -------    -------    -----------    -----------
                                                                                       (UNAUDITED)
REVENUES FROM SERVICES.....................   $34,672    $63,999    $80,346      $58,352        $62,939
                                              -------    -------    -------    -----------    -----------
COST AND EXPENSES:
     Direct cost of services...............    13,186     25,420     30,721       20,473         22,878
     Selling expenses......................     1,279      7,027     11,036        8,621          6,845
     General and administrative expenses...     1,911      6,947      8,195        6,175          4,998
     Reorganization costs -- severance.....                                                         713
     Depreciation and amortization.........     5,570     10,719     16,067       11,699         13,894
                                              -------    -------    -------    -----------    -----------
OPERATING INCOME...........................    12,726     13,886     14,327       11,384         13,611
INTEREST EXPENSE -- Net....................    (5,453)    (4,556)   (10,384)      (7,607)        (9,173)
OTHER INCOME (EXPENSES) -- Net.............      (468)       (83)       523          (61)           563
                                              -------    -------    -------    -----------    -----------
INCOME BEFORE TAXES........................     6,805      9,247      4,466        3,716          5,001
BENEFIT (EXPENSE) FOR INCOME TAXES.........                3,220                                 (1,984)
                                              -------    -------    -------    -----------    -----------
INCOME BEFORE MINORITY INTEREST............     6,805     12,467      4,466        3,716          3,017
MINORITY INTEREST..........................                   (3)         6            6             14
                                              -------    -------    -------    -----------    -----------
NET INCOME.................................   $ 6,805    $12,464    $ 4,472      $ 3,722        $ 3,031
                                              =======    =======    =======    =========      =========


                See notes to consolidated financial statements.

                          IMPSAT S.A. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                     COMMON STOCKHOLDERS'
                                                 -----------------------------
                                                                      RETAINED
                                                 COMMON    PAID-IN    EARNINGS               MINORITY
                                                 STOCK     CAPITAL    (DEFICIT)    TOTAL     INTEREST
                                                 ------    -------    --------    -------    --------
BALANCE AT NOVEMBER 30, 1992..................     $3      $26,191    $      1    $26,195
     Net income...............................                           6,805      6,805
                                                   --
                                                           -------    --------    -------
BALANCE AT NOVEMBER 30, 1993..................      3       26,191       6,806     33,000
     Dividends declared.......................                          (1,500)    (1,500)
     Capital contributions....................                                                 $  6
     Net income...............................                          12,464     12,464         3
                                                   --
                                                           -------    --------    -------    --------
BALANCE AT NOVEMBER 30, 1994..................      3       26,191      17,770(*)  43,964         9
     Net income...............................                           4,472      4,472        (6)
                                                   --
                                                           -------    --------    -------    --------
BALANCE AT NOVEMBER 30, 1995..................      3       26,191      22,242(*)  48,436         3
     Net income for the nine months ended.....                           3,031      3,031       (14)
                                                   --
                                                           -------    --------    -------    --------
BALANCE AT AUGUST 31, 1996 (Unaudited)........     $3      $26,191    $ 25,273(*) $51,467      $(11)
                                                 ======    =======     =======    =======    ======


---------------
(*) includes an appropriation of retained earnings, amounting to $295, $881 and $1,254 in 1994, 1995 and 1996, respectively, to comply with legal reserve requirements in Argentina.

                See notes to consolidated financial statements.

                          IMPSAT S.A. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                          NINE MONTHS ENDED
                                                       YEARS ENDED NOVEMBER 30,              AUGUST 31,
                                                    ------------------------------   ---------------------------
                                                      1993       1994       1995         1995           1996
                                                    --------   --------   --------   ------------   ------------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income....................................  $  6,805   $ 12,464   $  4,472     $  3,722       $  3,031
    Adjustment to reconcile net income to net cash
      provided by operating activities:
         Amortization and depreciation............     5,570     10,719     16,067       11,699         13,894
         Deferred income tax (benefit) expense....               (3,220)                                 1,984
         Minority interest........................                    3         (6)           6            (14)
         Changes in assets and liabilities:
           (Increase) decrease in trade accounts
             receivable, net......................   (10,635)       427     (2,840)        (810)        (1,508)
           (Increase) decrease in prepaid
             expenses.............................      (733)    (2,361)     2,408        3,610            277
           Decrease (increase) in other receivable
             assets and other non-current
             assets...............................     3,392     (2,056)     1,017       (2,139)          (641)
           (Decrease) increase in accounts
             payable -- trade.....................    (1,501)     4,788      6,048        8,201         (6,635)
           Increase (decrease) in accrued and
             other liabilities....................     4,710      1,372        878       (2,375)        (2,042)
           Increase (decrease) in other long-term
             liabilities..........................       617        162       (347)         466         (1,981)
                                                    --------   --------   --------   ------------   ------------
             Net cash provided by operating
               activities.........................     8,225     22,298     27,697       22,380          6,365
                                                    --------   --------   --------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property, plant and equipment....   (22,762)   (69,832)   (37,984)     (31,814)       (16,483)
                                                    --------   --------   --------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net (payments of) borrowings from short-term
      debt........................................   (11,807)    30,913      2,778        8,990         (8,188)
    (Decrease) increase in advances from/to
      affiliates..................................      (553)      (248)     8,114          801         (5,144)
    Increase in advances from parent company......                                                      68,235
    Repayments of long-term debt..................                 (750)      (750)        (563)        (2,602)
    Proceeds from long-term debt..................    32,224     11,378        791          593            881
    Capital contributions.........................                    6
                                                    --------   --------   --------   ------------   ------------
    Net cash provided by financing activities.....    19,864     41,299     10,933        9,821         53,182
                                                    --------   --------   --------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................     5,327     (6,235)       646          387         43,064
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD..........................................     1,422      6,749        514          514          1,160
                                                    --------   --------   --------   ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........  $  6,749   $    514   $  1,160     $    901       $ 44,224
                                                    =========  =========  =========  ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Interest paid.................................  $  5,374   $  3,958   $  9,208     $  6,906       $  7,951
                                                    =========  =========  =========  ===========    ===========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
    Dividends declared and not yet paid...........             $  1,500
                                                               =========
    Equipment in transit..........................  $    937   $    518   $    264     $    632       $    263
                                                    =========  =========  =========  ===========    ===========


                See notes to consolidated financial statements.

                          IMPSAT S.A. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BACKGROUND


     IMPSAT S.A. ("IMPSAT Argentina") provides and operates private networks of integrated data and voice telecommunications systems in Argentina. IMPSAT Argentina's principal line of business comprises the provision of data transmission services for large national and multinational companies, financial institutions, governmental agencies and other business customers in Argentina. It provides its services through its owned advanced telecommunications networks comprised of teleports, earth stations, fiber optic and microwave links and leased satellite capacity. IMPSAT Argentina has two operating subsidiaries -- Teledatos S.A. and Satelnet S.A. During July 1996, IMPSAT Argentina became a 51% owned subsidiary of IMPSAT Corporation, a Delaware holding company (the "Parent Company").


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The accompanying consolidated financial statements include IMPSAT Argentina and its consolidated subsidiaries. All significant intercompany accounts and transactions and balances have been eliminated.


     INTERIM FINANCIAL INFORMATION -- The unaudited consolidated statements as of August 31, 1996 and for the nine months ended August 31, 1995 and 1996 have been prepared on the same basis as the audited consolidated financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such period. The operating results for the nine months ended August 31, 1995 and 1996 are not necessarily indicative of the operating results to be expected for the full fiscal year or for any future period.


     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents are highly liquid investments, including short-term investments and time deposits with maturities of three months or less at the time of purchase. Cash equivalents and short-term investments are stated at cost, which approximates market value. Included in cash and cash equivalents at August 31, 1996 are approximately $30,000 in funds which the Parent Company advanced to IMPSAT Argentina during the third quarter of 1996 (see note 7) and were placed in a trust which purchased U.S. Government securities. The funds in the trust will be used solely to satisfy IMPSAT Argentina's 9.5% negotiable obligations due November 1996.



     REVENUE RECOGNITION -- IMPSAT Argentina provides services to its customers pursuant to contracts which range from six months to five years but generally are for three years. The customer generally pays an engineering fee, an installation charge and a monthly fee based on the number of microsystems installations. The fees stipulated in the contracts are denominated in U.S. dollars. Services are billed on a monthly, predetermined basis, which coincides with when the services are rendered. No single customer accounted for greater than 10% of total revenue from services for each of the three years ended November 30, 1993, 1994 and 1995 and for the nine months August 31, 1995. For the nine months ended August 31, 1996, IMPSAT Argentina had one customer that represented approximately 10.6% of revenue from services.

                          IMPSAT S.A. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

        Building and improvement........................................   20-25 years
        Operating communications equipment..............................    5-10 years
        Furniture, fixtures and other equipment.........................    2-10 years


     INCOME TAXES -- Deferred income taxes result from temporary differences in the recognition of expenses for tax and financial reporting purposes and are accounted for in accordance with Financial Accounting Standards Board ("FASB") Statements of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which required the liability method of computing deferred income taxes. Under the liability method, deferred taxes are adjusted for tax rate changes as they occur.


     FOREIGN CURRENCIES TRANSLATION -- The translation of these consolidated financial statements into U.S. dollars has been made following the guidelines of SFAS No. 52, Foreign Currency Translation. Major operations of IMPSAT Argentina and its subsidiaries are stated in U.S. dollars. Accordingly, the U.S. dollar has been designated as the functional currency. Local currency denominated transactions are remeasured into the functional currency. Accordingly, fixed assets and stockholders account have been translated into U.S. dollars taking into account the exchange rate prevailing at each transaction date. Monetary assets and liabilities are translated using the year-end exchange. Profit and loss accounts were translated using average exchange rates for the periods in which they were accrued, except for the consumption of non-monetary assets for which their respective dollar translated costs were considered.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- IMPSAT Argentina's financial instruments include receivables, payables, short and long-term debt. The fair value of such financial instruments have been determined based on market interest rates as of November 30, 1995. The fair values were not materially different than their carrying (or contract) values.

     NEW ACCOUNTING PRONOUNCEMENT -- In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. Such long-lived assets should be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, entities should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. SFAS No. 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The adoption of SFAS No. 121 is not expected to have a material impact on IMPSAT Argentina's consolidated financial statements.

                          IMPSAT S.A. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  TRADE ACCOUNTS RECEIVABLE

     Trade accounts receivable, by operating subsidiary, are summarized as follows at:


                                                                 NOVEMBER 30,
                                                              ------------------    AUGUST 31,
                                                               1994       1995         1996
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
    Impsat S.A.............................................   $12,465    $15,755      $18,555
    Satelnet S.A...........................................     1,462      1,172        1,079
    Teledatos S.A..........................................        17        255          739
                                                              -------    -------    -----------
    Total..................................................    13,944     17,182       20,373
    Less: allowance for doubtful accounts..................      (712)    (1,110)      (2,793)
                                                              -------    -------    -----------
    Trade accounts receivable, net.........................   $13,232    $16,072      $17,580
                                                              =======    =======    =========



     IMPSAT Argentina provides trade credit to its customers in the normal course of business. Prior to extending credit, the customers' financial history is analyzed.


     The activity for the allowance for doubtful account is as follows:


                                                                  NOVEMBER 30,
                                                                 --------------    AUGUST 31,
                                                                 1994     1995        1996
                                                                 ----    ------    -----------
                                                                                   (UNAUDITED)
    Beginning balance.........................................   $296    $  712      $ 1,110
    Provision.................................................    416       398        1,713
    Write-offs, net of recoveries.............................                           (30)
                                                                 ----    ------    -----------
    Ending balance............................................   $712    $1,110      $ 2,793
                                                                 ====    ======    =========


4.  OTHER RECEIVABLES

     Other receivables consist primarily of refunds or credits pending from local government for taxes other than income and other miscellaneous amounts due to IMPSAT Argentina and its operating subsidiaries as follows at:


                                                                  NOVEMBER 30,
                                                                ----------------    AUGUST 31,
                                                                 1994      1995        1996
                                                                ------    ------    -----------
                                                                                    (UNAUDITED)
    Impsat S.A...............................................   $3,622    $1,929      $ 2,381
    Teledatos S.A............................................                251          424
    Satelnet S.A.............................................      390       162          164
                                                                ------    ------    -----------
                                                                $4,012    $2,342      $ 2,969
                                                                ======    ======    =========

                          IMPSAT S.A. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of:


                                                                NOVEMBER 30,
                                                            --------------------    AUGUST 31,
                                                              1994        1995         1996
                                                            --------    --------    -----------
                                                                                    (UNAUDITED)
    Building installations and improvements..............   $ 11,425    $ 15,583     $  15,995
    Operating communications equipment...................    121,209     153,106       168,225
    Furniture, fixtures and other equipment..............      4,691       6,714         7,627
                                                            --------    --------    -----------
    Total................................................    137,325     175,403       191,847
    Less: accumulated depreciation.......................    (24,712)    (40,477)      (54,371)
                                                            --------    --------    -----------
                                                             112,613     134,926       137,476
    Deposit on purchase of equipment and in transit......      5,411       5,279         5,581
                                                            --------    --------    -----------
    Property, plant and equipment, net...................   $118,024    $140,205     $ 143,057
                                                            ========    ========     =========


     The recap of accumulated depreciation is as follows at:


                                                                 NOVEMBER 30,
                                                              ------------------    AUGUST 31,
                                                               1994       1995         1996
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
    Beginning balance......................................   $11,790    $24,712      $40,477
    Depreciation expense...................................    10,719     16,067       13,894
    Other addition.........................................     2,203
    Disposals..............................................                 (302)
                                                              -------    -------    -----------
    Ending balance.........................................   $24,712    $40,477      $54,371
                                                              =======    =======    =========


6.  SHORT-TERM DEBT

     IMPSAT Argentina's short-term debt is detailed as follows at:


                                                                 NOVEMBER 30,
                                                              ------------------    AUGUST 31,
                                                               1994       1995         1996
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
    Commercial paper (12%).................................   $15,000    $ 5,000      $25,000
    Short-term credit facilities, denominated in U.S.
      dollars, interest rates ranging from 8% to 15%.......    19,030     31,808        3,620
                                                              -------    -------    -----------
    Total short-term debt..................................   $34,030    $36,808      $28,620
                                                              =======    =======    =========


     IMPSAT Argentina has historically refinanced its short-term credit facilities on an annual basis.

                          IMPSAT S.A. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONCLUDED)

7.  LONG-TERM DEBT

     IMPSAT Argentina's long-term debt is detailed as follows at:


                                                                NOVEMBER 30,
                                                             -------------------    AUGUST 31,
                                                              1994        1995         1996
                                                             -------    --------    -----------
                                                                                    (UNAUDITED)
    Term notes payable (8.4%-8.9%) maturing semiannually
      through 1998, collateralized by stock of a
      subsidiary..........................................   $ 9,833    $  6,120     $   5,247
    9.5% Negotiable Obligations, due 1996.................    30,000      30,000        30,000
    Eximbank notes payable (7.125%-7.875%) maturing
      semiannually through 1999...........................     3,021       6,775         5,927
                                                             -------    --------    -----------
    Total long-term debt..................................    42,854      42,895        41,174
    Less: current portion.................................    (3,245)    (34,190)      (33,439)
                                                             -------    --------    -----------
    Long-term debt, net...................................   $39,609    $  8,705     $   7,735
                                                             =======    ========     =========



     During the third quarter of 1996, IMPSAT Argentina received advances totalling approximately $68,000 from its Parent Company. These advances bear interest at 12 1/8% and are due 2003.


     The scheduled maturities of debt and credit facilities at November 30, 1995 are as follows at:

                                                                           NOVEMBER 30,
                                                                               1995
                                                                           ------------
        Fiscal year:
        1996............................................................     $ 34,190
        1997............................................................        3,572
        1998............................................................        3,439
        1999............................................................        1,694
                                                                           ------------
        Total...........................................................     $ 42,895
                                                                           ==========

     The 9.5% Negotiable Obligations, due 1996 contain certain covenants requiring IMPSAT Argentina to maintain certain financial ratios and restrict its ability to pay dividends.

8.  INCOME TAXES


     The benefit (expense) for income taxes in 1994 represents the carryforward benefits for operating losses available to the subsidiaries of IMPSAT Argentina. These benefits are expected to be realized during 1996 and through the nine months ended August 31, 1996, IMPSAT Argentina has recognized a deferred expense of $1,984. The statutory tax rate in Argentina is 30%. IMPSAT Argentina's current provision for income taxes for years 1993, 1994 and 1995 amounted to $2,041, $2,774 and $1,340, respectively. Such amounts are offset by deferred tax benefits resulting from the realization of carryforward operating losses.


9.  COMMITMENTS AND CONTINGENCIES

     IMPSAT Argentina leases satellite capacity with annual rental commitments of approximately $9,000 through the year 2000. In addition, IMPSAT Argentina has commitments to purchase communications equipment amounting to approximately $9,500 at November 30, 1995.


     IMPSAT Argentina is guarantor on the $125,000,000, 12 1/8% Senior Guaranteed Notes Due 2003 issued on July 30, 1996 by the Parent Company.


     In the normal course of business, IMPSAT Argentina faces challenges to its various licenses and rights to operate on an exclusive basis, which it vigorously defends. There can be no assurance it will ultimately prevail on these challenges.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       -----
Available Information.................     4
Prospectus Summary....................     6
Risk Factors..........................    20
Capitalization........................    32
Selected Financial and Other Data.....    33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    38
Business..............................    49
Management............................    74
Principal Stockholders................    80
Certain Relationships and Related
  Transactions........................    81
Description of Certain Indebtedness...    83
The Exchange Offer....................    85
Description of the Notes..............    92
Certain United States Federal Income
  Tax Considerations..................   119
Plan of Distribution..................   123
Legal Matters.........................   123
Experts...............................   124
Glossary..............................   125
Index to Financial Statements.........   F-1


                             ---------------------

     UNTIL                , 1997 (90 DAYS AFTER THE DATE OF THIS EXCHANGE
OFFER), ALL DEALERS OFFERING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                  $125,000,000

                               IMPSAT CORPORATION

                           12 1/8% SENIOR GUARANTEED
                                 NOTES DUE 2003

                       PAYMENT OF PRINCIPAL AND INTEREST
                                 GUARANTEED BY

                                  IMPSAT S.A.

                              --------------------

                                   PROSPECTUS
                              --------------------

                                                  , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including directors and officers, who are (or are threatened to be made) parties to any threatened, pending or completed legal action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of their being directors or officers of the corporation. The indemnity may include expenses, attorneys' fees, judgments, fines and amounts paid in settlement, provided such sums were actually and reasonably incurred in connection with such action, suit or proceeding and provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, in the case of criminal proceedings, provided he had no reasonable cause to believe that his conduct was unlawful. The corporation may indemnify directors and officers in a derivative action (in which suit is brought by a stockholder on behalf of the corporation) under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged liable to the corporation. If the director or officer is successful on the merits or otherwise in defense of any actions referred to above, the corporation must indemnify him against the expenses and attorneys' fees he actually and reasonably incurred.

     Article III, section 10 of the Company's By-laws provides that the Company shall indemnify its officers and directors to the fullest extent permitted by
Section 145.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


   3.1.  Restated Certificate of Incorporation of the Company.
   3.2.  Bylaws of the Company, as amended.
   3.3.  Estatutos of the Guarantor, as amended.
   4.1.  Indenture for the Notes, dated as of July 30, 1996, among the Company, the Guarantor, and The Bank of New York, as Trustee (including form of Note).
   4.2.  Placement Agreement dated as of July 31, 1996 among the Company, the Guarantor and the Initial Purchasers.
   4.3.  Registration Rights Agreement, dated July 31, 1996, among the Company, the Guarantor and the Initial Purchasers.
   4.4.  Form of Note (included in Exhibit 4.1).
   4.5.  Form of Letter of Transmittal.
   5.    Form of Opinion of Arnold & Porter as to the legality of the securities being registered (including consent).
   9.    Shareholders Agreement, dated December 16, 1994, among STET International Netherlands
         N.V., NEVASA Holdings Ltd., LAIF -- Latin American Investment and Finance Trust reg.,
         and JASDAN Ltd.
  10.1.  Form of Exchange Agent Agreement between the Company and The Bank of New York as
         Exchange Agent.
  10.2.+ Domestic Data Service Agreement, dated April 7, 1992, between Alpha Lyracom Space
         Communications Inc. and Resis S.A., as amended by Agreement dated April 23, 1993; as amended by Agreement dated October 28, 1993; as amended by Agreement dated April 28,
         1994; as amended by Agreement dated November 1, 1994; as amended by Agreement dated
         January 9, 1995; as amended by Agreement dated June 1, 1995; as amended by Agreement dated August 1, 1995; as amended by Agreement dated September 26, 1995.
  10.3.+ Domestic Data Service Agreement, dated May 30, 1991, between Alpha Lyracom Space
         Communications, Inc. and IMPSAT, S.A.; as amended by Agreement dated April 7, 1992.

  10.4.  Agreement for Lease of Satellite Capacity, dated November 5, 1993, among Aerospatiale
         S.N.1., Alcatel Espace S.A., Alenia Spazio S.P.A., Deutsche Aerospace AG, Empresa
         Brasileira de Telecomunicacoes S.A. -- Union Transitoria de Empresas and IMPSAT S.A.;
         as amended by Agreement dated February 8, 1994; as amended by Agreement dated April
         1, 1994; as amended by Agreement dated April 7, 1994; as amended by Agreement dated
         July 14, 1994; as amended by Agreement dated September 30, 1994; as amended by
         Agreement dated December 12, 1994; as amended by Agreement dated January 24, 1995.
  10.5.  Agreement for Lease of Satellite Capacity, dated March 27, 1995, between la Comision
         Nacional de Telecomunicaciones and IMPSAT S.A.; as amended by Agreement dated May 3,
         1993; as amended by Agreement dated May 23, 1994; as amended by Agreement dated May
         8, 1995.
  10.6.  Agreement for Lease of Satellite Capacity, dated May 8, 1995, between Organizacion
         Internacional de Telecomunicaciones por Satelite and IMPSAT S.A.
  10.7.  Agreement for Lease of Satellite Capacity, dated December 26, 1995, between Empresa
         Nacional de Telecomunicaciones and IMPSAT Colombia.
  10.8.  Agreement for Lease of Satellite Capacity, dated August 11, 1994, between
         Organizacion Internacional de Telecomunicaciones por Satelite (INTELSAT) and
         Telecomunicaciones IMPSAT, S.A.; as amended.
  10.9.  Agreement dated December 6, 1994, between IMPSAT, S.A. and Hughes Network Systems,
         Inc.
  12.    Computation of ratio of earnings to fixed charges.
  21.    List of subsidiaries of the Company (incorporated by reference to the "Summary"
         section of the Prospectus hereto).
  23.1.  Consent of Deloitte & Touche LLP, Miami, Florida.
  23.2.  Consent of Deloitte & Touche, Buenos Aires, Argentina.
  23.3.  Consent of Arnold & Porter (contained in its opinion to be filed as Exhibit 5 hereto).
  23.4.  Consent of Nicholson & Cano.
  24.    Power of Attorney (included on the signature page hereto).
  25.    Statement of eligibility under the Trust Indenture Act of 1939, as amended, on Form
         T-1 of The Bank of New York, as Trustee under the Indenture.


---------------


+ Confidential treatment requested as to certain portions, which portions were omitted and filed separately with the Commission.


     (b) Financial Statement Schedules

     Schedule II -- All schedules for which provision is made in the applicable accounting regulations of the Commission are omitted because they are not applicable, or the information is included in the financial statements included herein.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


     The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;



             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.



          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT AND THE GUARANTOR AS CO-REGISTRANT HAVE DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BUENOS AIRES IN THE REPUBLIC OF ARGENTINA, NOVEMBER 20, 1996.


                                          IMPSAT CORPORATION


                                          By:    /s/ RICARDO A. VERDAGUER


                                            ------------------------------------

                                                    RICARDO A. VERDAGUER
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER OF
                                                     IMPSAT CORPORATION



                                          Date: November 20, 1996


                                          IMPSAT S.A.


                                          By:   /s/ RAFAEL CARCHAK CANES*


                                            ------------------------------------

                                                    RAFAEL CARCHAK CANES
                                                         PRESIDENT



                                          Date: November 20, 1996



                                          *By:      /s/ GUILLERMO JOFRE


                                             -----------------------------------

                                                       GUILLERMO JOFRE
                                                      ATTORNEY-IN-FACT



                                          Date: November 20, 1996

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each, a "Signatory") constitutes and appoints Guillermo Jofre and Jose R. Torres (each, an "Agent," and collectively, "Agents") or either of them, his true and lawful attorney-in-fact and agent for and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission. Each Signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing, as full to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said Agents, or any of them, may lawfully do or cause to be done by virtue hereof.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933 THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



               SIGNATURE                                TITLE                       DATE
----------------------------------------    -----------------------------    ------------------
       /s/ ENRIQUE M. PESCARMONA*             Chairman of the Board of       November 20, 1996
----------------------------------------          Directors of IMPSAT
         ENRIQUE M. PESCARMONA                        Corporation


        /s/ RICARDO A. VERDAGUER             President, Chief Executive      November 20, 1996
----------------------------------------        Officer and Director of
          RICARDO A. VERDAGUER                    IMPSAT Corporation


          /s/ GUILLERMO JOFRE                Vice President, Finance of      November 20, 1996
----------------------------------------          IMPSAT Corporation
            GUILLERMO JOFRE


          /s/ JOSE R. TORRES*                      Vice President,           November 20, 1996
----------------------------------------       Administration and Chief
             JOSE R. TORRES                      Accounting Officer of
                                                  IMPSAT Corporation

           /s/ ROBERTO VIVO*                   Director, Deputy Chief        November 20, 1996
----------------------------------------      Executive Officer and Vice
              ROBERTO VIVO                      President, Marketing of
                                                  IMPSAT Corporation


         /s/ ALEXANDER RIVELIS*             Director and Vice President,     November 20, 1996
----------------------------------------    International Development of
           ALEXANDER RIVELIS                      IMPSAT Corporation


         /s/ LUCAS PESCARMONA*                   Director of IMPSAT          November 20, 1996
----------------------------------------              Corporation
            LUCAS PESCARMONA


         /s/ SOFIA PESCARMONA*                   Director of IMPSAT          November 20, 1996
----------------------------------------              Corporation
            SOFIA PESCARMONA


         /s/ RENATO DE RIMINI*                   Director of IMPSAT          November 20, 1996
----------------------------------------              Corporation
            RENATO DE RIMINI


        /s/ GIROLAMO DI GENOVA*                  Director of IMPSAT          November 20, 1996
----------------------------------------              Corporation
           GIROLAMO DI GENOVA


      *By:    /s/ GUILLERMO JOFRE                 Attorney-in-Fact           November 20, 1996
----------------------------------------
            GUILLERMO JOFRE

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each, a "Signatory") constitutes and appoints Guillermo Jofre, Jose R. Torres and Richard Horner (each, an "Agent," and collectively, "Agents") and each or any of them, his true and lawful attorney-in-fact and agent for and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission. Each Signatory further grants to the Agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, in the judgment of such Agent, to be done in connection with any such signing and filing, as full to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said Agents, or any of them, may lawfully do or cause to be done by virtue hereof.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933 THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



               SIGNATURE                                TITLE                       DATE
----------------------------------------    -----------------------------    ------------------
        /s/ RICARDO A. VERDAGUER              Chairman of the Board of       November 20, 1996
----------------------------------------          Directors of IMPSAT
          RICARDO A. VERDAGUER                         Argentina


       /s/ ENRIQUE M. PESCARMONA*           Director of IMPSAT Argentina     November 20, 1996
----------------------------------------
         ENRIQUE M. PESCARMONA


           /s/ ROBERTO VIVO*                Director of IMPSAT Argentina     November 20, 1996
----------------------------------------
              ROBERTO VIVO


          /s/ PEDRO O. MAYOL*               Director of IMPSAT Argentina     November 20, 1996
----------------------------------------
             PEDRO O. MAYOL


       /s/ RAFAEL CARCHAK CANES*            Director of IMPSAT Argentina     November 20, 1996
----------------------------------------
          RAFAEL CARCHAK CANES


          /s/ JOSE R. TORRES*               Director of IMPSAT Argentina     November 20, 1996
----------------------------------------    (principal financial officer)
             JOSE R. TORRES


       /s/ ARCHIMEDE DEL VECCHIO*           Director of IMPSAT Argentina     November 20, 1996
----------------------------------------
         ARCHIMEDE DEL VECCHIO


         /s/ CLAUDIO ALBANESE*              Director of IMPSAT Argentina     November 20, 1996
----------------------------------------
           CLAUDIO ALBANESE*


          /s/ JORGE I. MARINE*               Manager, Administration of      November 20, 1996
----------------------------------------           IMPSAT Argentina
            JORGE I. MARINE                     (principal accounting
                                                       officer)


          /s/ RICHARD HORNER*                     Attorney-in-Fact           November 20, 1996
----------------------------------------
             RICHARD HORNER


      *By:    /s/ GUILLERMO JOFRE                 Attorney-in-Fact           November 20, 1996
----------------------------------------
            GUILLERMO JOFRE

                                 EXHIBIT INDEX


EXHIBIT NO.                                 DESCRIPTION                                   PAGE NO.
-----------  --------------------------------------------------------------------------   --------
     3.1.    Restated Certificate of Incorporation of the Company......................
     3.2.    Bylaws of the Company, as amended.........................................
     3.3.    Estatutos of the Guarantor, as amended....................................
     4.1.    Indenture for the Notes, dated as of July 31, 1996, among the Company, the
             Guarantor and The Bank of New York as Trustee (including form of Note)....
     4.2.    Placement Agreement dated as of July 31, 1996 among the Company, the
             Guarantor and the Initial Purchasers......................................
     4.3.    Registration Rights Agreement, dated July 31, 1996, among the Company, the
             Guarantor and the Initial Purchasers......................................
     4.5.    Form of Note (included in Exhibit 4.1)....................................
     4.6.    Form of Letter of Transmittal.............................................
     5.      Form of Opinion of Arnold & Porter as to the legality of the securities being registered (including consent)......................................
     9.      Shareholders Agreement, dated December 16, 1994, among STET International
             Netherlands N.V., NEVASA Holdings Ltd., LAIF -- Latin American Investment
             and Finance Trust reg., and JASDAN Ltd. ..................................
    10.1.    Form of Exchange Agent Agreement between the Company and The Bank of New
             York as Exchange Agent....................................................
    10.2.+   Domestic Data Service Agreement, dated April 7, 1992, between Alpha
             Lyracom Space Communications Inc. and Resis S.A., as amended by Agreement dated April 23, 1993; as amended by Agreement dated October 28, 1993; as amended by Agreement dated April 28, 1994; as amended by Agreement dated
             November 1, 1994; as amended by Agreement dated January 9, 1995; as amended by Agreement dated June 1, 1995; as amended by Agreement dated
             August 1, 1995; as amended by Agreement dated September 26, 1995..........
    10.3.+   Domestic Data Service Agreement, dated May 30, 1991, between Alpha Lyracom
             Space Communications, Inc. and IMPSAT, S.A.; as amended by Agreement dated
             April 7, 1992.............................................................
    10.4.    Agreement for Lease of Satellite Capacity, dated November 5, 1993, among
             Aerospatiale S.N.1., Alcatel Espace S.A., Alenia Spazio S.P.A., Deutsche
             Aerospace AG, Empresa Brasileira de Telecomunicacoes S.A. -- Union
             Transitoria de Empresas and IMPSAT S.A.; as amended by Agreement dated
             February 8, 1994; as amended by Agreement dated April 1, 1994; as amended by Agreement dated April 7, 1994; as amended by Agreement dated July 14,
             1994; as amended by Agreement dated September 30, 1994; as amended by
             Agreement dated December 12, 1994; as amended by Agreement dated January
             24, 1995..................................................................
    10.5.    Agreement for Lease of Satellite Capacity, dated March 27, 1995, between la Comision Nacional de Telecomunicaciones and IMPSAT S.A.; as amended by
             Agreement dated May 3, 1993; as amended by Agreement dated May 23, 1994;
             as amended by Agreement dated May 8, 1995.................................
    10.6.    Agreement for Lease of Satellite Capacity, dated May 8, 1995, between
             Organizacion Internacional de Telecomunicaciones por Satelite and IMPSAT
             S.A. .....................................................................
    10.7.    Agreement for Lease of Satellite Capacity, dated December 26, 1995, between Empresa Nacional de Telecomunicaciones and IMPSAT Colombia. ......
    10.8.    Agreement for Lease of Satellite Capacity, dated August 11, 1994, between
             Organizacion Internacional de Telecomunicaciones por Satelite (INTELSAT)
             and Telecomunicaciones IMPSAT, S.A.; as amended...........................
    10.9.    Agreement dated December 6, 1994, between IMPSAT, S.A. and Hughes Network
             Systems, Inc..............................................................

EXHIBIT NO.                                 DESCRIPTION                                   PAGE NO.
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
    12.      Computation of ratio of earnings to fixed charges.........................
    21.      List of subsidiaries of the registrants (incorporated by reference to the
             "Summary" section of the Prospectus hereto)...............................
    23.1.    Consent of Deloitte & Touche LLP, Miami, Florida..........................
    23.2.    Consent of Deloitte & Touche, Buenos Aires, Argentina.....................
    23.3.    Consent of Arnold & Porter (contained in its opinion to be filed as
             Exhibit 5 hereto).........................................................
    23.4.    Consent of Nicholson & Cano...............................................
    24.      Power of Attorney (included on the signature page hereto).................
    25.      Statement of eligibility under the Trust Indenture Act of 1939, as amended, on Form T-1 of The Bank of New York, as Trustee under the
             Indenture.................................................................


---------------


+ Confidential treatment requested as to certain portions, which portions were omitted and filed separately with the Commission.